Exhibit 2.1

 EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

Among

L3 TECHNOLOGIES, INC.,

HARRIS CORPORATION

and

LEOPARD MERGER SUB INC.

Dated as of October 12, 2018

TABLE OF CONTENTS

Page

Article I

The Merger

1.1.	The Merger	2
1.2.	Closing	2
1.3.	Effective Time	2

 Article II

Merger Consideration; Effect of the Merger on Capital Stock

2.1.	Merger Consideration; Conversion of Shares of L3 Common Stock	2
2.2.	Conversion of Shares of L3 Common Stock	3
2.3.	Merger Sub	3
2.4.	Treatment of Equity Awards	3
2.5.	Tax Consequences of the Merger	7

Article III

Delivery of Merger Consideration; Procedures for Surrender

3.1.	Exchange Agent	7
3.2.	Procedures for Surrender	8
3.3.	Distributions with Respect to Unexchanged Shares of L3 Common Stock; Voting	9
3.4.	No Transfers	9
3.5.	Fractional Shares	9
3.6.	Termination of Exchange Fund	10
3.7.	Lost, Stolen or Destroyed Certificates	10
3.8.	Withholding Rights	10
3.9.	Adjustments to Prevent Dilution	10
3.10.	No Liability	11

Article IV

Governance and Additional Matters

4.1.	Combined Company Governance and Additional Matters	11
4.2.	Surviving Corporation Governance	13

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Article V

Mutual Representations and Warranties of L3 and Harris

5.1.	Organization, Good Standing and Qualification	14
5.2.	Subsidiaries	14
5.3.	Corporate Authority; Approval	15
5.4.	Governmental Filings; No Violations; Certain Contracts	15
5.5.	Reports; Internal Controls	16
5.6.	Financial Statements	17
5.7.	Absence of Certain Changes or Events	18
5.8.	Litigation and Liabilities	18
5.9.	Employee Benefits	18
5.10.	Labor Matters	20
5.11.	Compliance with Laws; Licenses	21
5.12.	Takeover Statutes	22
5.13.	Environmental Matters	23
5.14.	Tax Matters	23
5.15.	Intellectual Property	24
5.16.	Insurance	27
5.17.	Material Contracts	27
5.18.	Government Contracts	29
5.19.	Title to Assets	32
5.20.	Real Property	32
5.21.	Affiliate Transactions	32
5.22.	No Other Representations or Warranties; Non-Reliance	32

Article VI

Individual Representations and Warranties of L3 and Harris

6.1.	Harris Capital Structure	33
6.2.	Harris Recommendation and Fairness	34
6.3.	Harris Brokers and Finders	35
6.4.	L3 Capital Structure	35
6.5.	L3 Recommendation and Fairness	36
6.6.	L3 Brokers and Finders	36
6.7.	Spin-Off Tax Issues	36

Article VII

Representations and Warranties with respect to Merger Sub

7.1.	Organization, Good Standing and Qualification	36
7.2.	Capital Structure	36
7.3.	Corporate Authority	37
7.4.	Non-Contravention	37
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7.5.	No Other Representations or Warranties; Non-Reliance	37

Article VIII

Covenants

8.1.	Interim Operations	37
8.2.	Acquisition Proposals; Change of Recommendation	42
8.3.	Proxy/Prospectus Filing; Information Supplied	46
8.4.	Stockholders Meetings	47
8.5.	Approval of Sole Stockholder of Merger Sub	49
8.6.	Cooperation; Efforts to Consummate	49
8.7.	Status; Notifications	51
8.8.	Financing and Indebtedness	51
8.9.	Information; Access and Reports	51
8.10.	Stock Exchange Listing and Delisting	53
8.11.	Publicity	53
8.12.	Employee Benefits	53
8.13.	Taxation	54
8.14.	Expenses	55
8.15.	Indemnification; Directors’ and Officers’ Insurance	55
8.16.	Takeover Statutes	58
8.17.	Dividends	58
8.18.	Section 16 Matters	59
8.19.	Stockholder Litigation	59
8.20.	Bylaw Amendment	59

Article IX

Conditions

9.1.	Conditions to Each Party’s Obligation to Effect the Merger	59
9.2.	Conditions to Obligations of Harris and Merger Sub	60
9.3.	Conditions to Obligation of L3	61

Article X

Termination

10.1.	Termination by Mutual Written Consent	62
10.2.	Termination by Either L3 or Harris	63
10.3.	Termination by Harris	63
10.4.	Termination by L3	64
10.5.	Effect of Termination and Abandonment	64
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 Article XI

Miscellaneous and General

11.1.	Survival	67
11.2.	Amendment; Waiver	67
11.3.	Counterparts	67
11.4.	Governing Law and Venue; Submission to Jurisdiction; Selection of Forum; Waiver of Trial by Jury	68
11.5.	Specific Performance	68
11.6.	Notices	69
11.7.	Definitions	70
11.8.	Entire Agreement	82
11.9.	Third-Party Beneficiaries	82
11.10.	Fulfillment of Obligations	83
11.11.	Non-Recourse	83
11.12.	Severability	83
11.13.	Interpretation; Construction	83
11.14.	Successors and Assigns	84

Exhibit A	Form of Amendment to Restated Certificate of Incorporation of the Combined Company

Exhibit B:	Form of Amended and Restated Bylaws of the Combined Company

Exhibit C:	Requisite Regulatory Approvals

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AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (hereinafter called this “Agreement”), dated as of October 12, 2018, is entered into by and among L3 Technologies, Inc., a Delaware corporation (“L3”), Harris Corporation, a Delaware corporation (“Harris”), and Leopard Merger Sub Inc., a Delaware corporation and a wholly owned Subsidiary of Harris (“Merger Sub” and, together with L3 and Harris, the “Parties” and each, a “Party”).

RECITALS

WHEREAS, the Parties intend that, on the terms and subject to the conditions set forth in this Agreement, Merger Sub shall merge with and into L3 (the “Merger”), with L3 surviving the Merger, pursuant to and in accordance with the provisions of the General Corporation Law of the State of Delaware (the “DGCL”);

WHEREAS, the board of directors of L3 (the “L3 Board”) has unanimously (a) approved and declared advisable this Agreement and the transactions contemplated by this Agreement, including the Merger, on the terms and subject to the conditions set forth in this Agreement, (b) determined that this Agreement and the Transactions are fair to, and in the best interests of, L3 and the holders of shares of L3’s common stock, par value $0.01 per share (the “L3 Common Stock”), and (c) resolved to recommend that the holders of shares of L3 Common Stock adopt this Agreement;

WHEREAS, the board of directors of Harris (the “Harris Board”) has unanimously (a) approved and declared advisable this Agreement and the transactions contemplated by this Agreement, including the Charter Amendment (as defined below), the Amended Bylaws (as defined below) and the Merger (the “Transactions”) on the terms and subject to the conditions set forth in this Agreement, and (b) resolved to recommend that the holders of shares of Harris’ common stock, par value $1.00 per share (the “Harris Common Stock”), adopt the Charter Amendment and approve the issuance of the shares of Harris Common Stock in the Merger on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, it is intended that, for federal income Tax purposes, the Merger shall qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement is intended to be and is adopted as a plan of reorganization for purposes of Sections 354 and 361 of the Code; and

WHEREAS, L3, Harris and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement and set forth certain conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth in this Agreement, the Parties agree as follows:

 ARTICLE I

THE MERGER

1.1.          The Merger. On the terms and subject to the conditions set forth in this Agreement, (a) at the Effective Time (as defined below), Merger Sub shall be merged with and into L3 in accordance with the DGCL and the separate corporate existence of Merger Sub shall thereupon cease, (b) L3 shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”) and from and after the Effective Time (as defined below), shall be a wholly owned subsidiary of Harris (the “Combined Company”) and the separate corporate existence of L3 with all of its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger as provided in the DGCL and (c) the Merger shall have such other effects as provided in the DGCL.

1.2.          Closing. The closing of the Merger (the “Closing”) shall take place at the offices of Sullivan & Cromwell LLP, 125 Broad Street, New York, New York 10004, at 9:00 a.m. (New York Time) on the third (3rd) Business Day following the day on which the last to be satisfied or waived of the conditions set forth in Article IX (other than those conditions that by their nature are to be satisfied or waived at the Closing (so long as such conditions are reasonably capable of being satisfied), but subject to the satisfaction or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement or at such other date, time or place (or by means of remote communication) as L3 and Harris may mutually agree in writing (the date on which the Closing actually occurs, the “Closing Date”).

1.3.          Effective Time. As soon as practicable following, and on the date of, the Closing, L3 and Harris will cause a certificate of merger relating to the Merger (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Section 251 of the DGCL. The Merger shall become effective at the time when the Certificate of Merger has been duly filed with and accepted by the Secretary of State of the State of Delaware or at such later date and time as may be agreed by the Parties in writing and specified in the Certificate of Merger (such date and time, the “Effective Time”).

ARTICLE II

MERGER CONSIDERATION; EFFECT OF THE MERGER ON CAPITAL STOCK

2.1.          Merger Consideration; Conversion of Shares of L3 Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Parties or any holder of any capital stock of L3, each share of L3 Common Stock issued and outstanding immediately prior to the Effective Time other than Excluded Shares (such shares of L3 Common Stock, the “Eligible Shares”) shall be converted into, and become exchangeable for 1.30 (the “Exchange Ratio”) shares of Harris Common Stock (such number of shares of Harris Common Stock, the “Merger Consideration”). At the Effective Time, all Excluded Shares shall be cancelled and shall cease to exist, and no payment shall be made in respect of such shares.

2.2.          Conversion of Shares of L3 Common Stock. By virtue of the Merger and without any action on the part of the Parties or any holder of any capital stock of L3, all of the Eligible Shares shall represent the right to receive the Merger Consideration pursuant to this Article II, shall cease to be outstanding, shall be cancelled and shall cease to exist as of the Effective Time, and each certificate formerly representing any of the Eligible Shares (each, a “Certificate”) and each book-entry account formerly representing any non-certificated Eligible Shares (each, a “Book-Entry Share”) shall thereafter represent only the right to receive the Merger Consideration and the right, if any, to receive pursuant to Section 3.5 cash in lieu of fractional shares into which such Eligible Shares have been converted pursuant to this Section 2.2 and any dividends or other distributions pursuant to Section 3.3; provided, that nothing in this Agreement (including this Article II and Article III) shall (a) affect the right of the holders of shares of L3 Common Stock to receive any dividend or other distribution which was declared on L3 Common Stock, and the record date of which occurred, prior to the Effective Time in accordance with the provisions of this Agreement or (b) give holders of L3 Common Stock the right to receive any dividend or other distribution declared on Harris Common Stock and for which the record date occurred prior to the Effective Time in accordance with the provisions of this Agreement.

2.3.          Merger Sub. At the Effective Time, by virtue of the Merger and without any action on the part of the Parties, each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, par value $0.01 per share, of the Surviving Corporation, which shall constitute the only outstanding shares of common stock of the Surviving Corporation immediately following the Effective Time.

2.4.          Treatment of Equity Awards. Except as disclosed in Section 2.4 of such Party’s Disclosure Letter, this Section 2.4 shall govern the treatment of such Party’s equity awards in connection with the Transactions.

(a)           L3 Options. At the Effective Time, any service-based or performance-based vesting conditions applicable to each outstanding option to purchase shares of L3 Common Stock under the L3 Stock Plans (a “L3 Option”) shall be deemed satisfied and accelerated in full and each L3 Option shall, automatically and without any action on the part of the holder thereof, cease to represent an option to purchase shares of L3 Common Stock and shall be converted into an option to purchase a number of shares of Harris Common Stock (such option, a “Converted L3 Option”) equal to the product (rounded down to the nearest whole number) of (i) the number of shares of L3 Common Stock subject to such L3 Option immediately prior to the Effective Time and (ii) the Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to (A) the exercise price per share of L3 Common Stock of such L3 Option immediately prior to the Effective Time divided by (B) the Exchange Ratio; provided, however, that the exercise price and the number of shares of Harris Common Stock purchasable pursuant to Converted L3 Options shall be determined in a manner consistent with the requirements of Section 409A of the Code; provided, further, that in the case of any Converted L3 Option to which Section 422 of the Code applies, the exercise price and the number of shares of Harris Common Stock purchasable pursuant to such option shall be determined in accordance with the foregoing, subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code. Except as specifically provided above, following the Effective Time, each Converted L3 Option shall continue to be governed by the same terms and conditions (including, as applicable, exercisability and forfeiture terms) as were applicable to the corresponding former L3 Option immediately prior to the Effective Time, after giving effect to any “change in control” provisions under the applicable award agreement, L3 Stock Plan or other document governing the corresponding former L3 Option, which provisions shall be deemed triggered as a result of the Transactions.

(b)            L3 RSUs. At the Effective Time, any vesting conditions applicable to each outstanding restricted stock unit granted under the L3 Stock Plans (a “L3 RSU”) shall be deemed satisfied and accelerated in full and each L3 RSU shall, automatically and without any action on the part of the holder thereof, be cancelled and shall only entitle the holder of such L3 RSU to receive, within ten (10) Business Days following the Closing Date and subject to Section 3.8, a number of shares of Harris Common Stock equal to the product (rounded to the nearest whole number) of (i) the number of shares of L3 Common Stock subject to such L3 RSU immediately prior to the Effective Time multiplied by (ii) the Exchange Ratio.

(c)            L3 PSUs. Each outstanding performance unit granted under the L3 Stock Plans (a “L3 PSU”) shall entitle the holder to receive a number of shares of Harris Common Stock in accordance with Section 2.4(c)(i) and a Converted L3 PSU Award in accordance with Section 2.4(c)(ii), in each case, with respect to a number of shares of L3 Common Stock based on the greater of the target and actual level of performance through the Effective Time (the “Earned L3 PSUs”), as reasonably determined by the compensation committee of the L3 Board (the “L3 Compensation Committee”) at least three (3) Business Days prior to the Effective Time after consultation with Harris regarding such performance determination.

(i)          At the Effective Time, any vesting conditions applicable to a portion of the Earned L3 PSUs equal to the product of (A) the Earned L3 PSUs and (B) the L3 Pro Ration Factor (such portion of the Earned L3 PSUs, the “Settled L3 PSUs”) shall be deemed satisfied and accelerated in full and each Settled L3 PSU shall, automatically and without any action on the part of the holder thereof, be cancelled and shall only entitle the holder thereof to receive, within ten (10) Business Days following the Closing Date and subject to Section 3.8, a number of shares of Harris Common Stock equal to the product (rounded to the nearest whole number) of (x) the number of shares of L3 Common Stock subject to such Settled L3 PSU immediately prior to the Effective Time multiplied by (y) the Exchange Ratio; and

(ii)          At the Effective Time, each Earned L3 PSU that is not a Settled L3 PSU shall, automatically and without any action on the part of the holder thereof, be cancelled and converted into a time-vested restricted stock unit denominated in shares of Harris Common Stock (each, a “Converted L3 PSU Award”). The number of shares of Harris Common Stock subject to each Converted L3 PSU Award shall equal the product (rounded to the nearest whole number) of (A) the number of shares of L3 Common Stock subject to such Converted L3 PSU Award immediately prior to the Effective Time and (B) the Exchange Ratio. Each Converted L3 PSU Award will be subject to the same terms and conditions (including service-based vesting terms, rights to acceleration and forfeiture conditions) that were applicable to the original Earned L3 PSU immediately prior to the Effective Time, after giving effect to any “change in control” provisions under the applicable award agreement, L3 Stock Plan or other document governing such Earned L3 PSU, which provisions shall be deemed triggered as a result of the Transactions.

(d)           L3 Deferred Director Awards. At the Effective Time, each outstanding deferred stock unit held by a current or former member of the L3 Board under the L3 Stock Plans (a “L3 Deferred Director Award”) shall vest and, automatically and without any action on the part of the holder thereof, be cancelled and shall only entitle the holder of such L3 Deferred Director Award to receive, within ten (10) Business Days following the Closing Date and subject to Section 3.8, a number of shares of Harris Common Stock equal to the product (rounded to the nearest whole number) of (i) the number of shares of L3 Common Stock subject to such L3 Deferred Director Award immediately prior to the Effective Time multiplied by (ii) the Exchange Ratio.

(e)            L3 Other Awards. At the Effective Time, each right of any kind, contingent or accrued, to acquire or receive shares of L3 Common Stock or benefits measured by the value of shares of L3 Common Stock, and each award of any kind consisting of shares of L3 Common Stock that may be held, awarded, outstanding, payable or reserved for issuance under the L3 Stock Plans and any other L3 Benefit Plans, other than L3 Options, L3 RSUs, L3 PSUs and L3 Deferred Director Awards (a “L3 Other Award”), shall, automatically and without any action on the part of the holder thereof, be deemed to be converted into the right to acquire or receive benefits measured by the value of (as applicable) the number of shares of Harris Common Stock equal to the product (rounded to the nearest whole number) of (i) the number of shares of L3 Common Stock subject to such L3 Other Award immediately prior to the Effective Time and (ii) the Exchange Ratio, and to the extent such L3 Other Award provides for payments to the extent the value of the shares of L3 Common Stock exceed a specified reference price, at a reference price per share (rounded to the nearest whole cent) equal to (A) the reference price per share of L3 Common Stock of such L3 Other Award immediately prior to the Effective Time divided by (B) the Exchange Ratio. Except as specifically provided above, following the Effective Time, each such right or award shall continue to be governed by the same terms and conditions (including, as applicable, vesting and exercisability terms) as were applicable to such right or award under the relevant L3 Stock Plan or other L3 Benefit Plan immediately prior to the Effective Time, after giving effect to any “change in control” provisions under the applicable award agreement, L3 Stock Plan or other document governing such right or award, which provisions shall be deemed triggered as a result of the Transactions.

(f)            L3 Dividend Equivalent Rights. Any L3 dividend equivalent rights associated with any L3 RSU, L3 PSU, L3 Deferred Director Award or L3 Other Award shall either be paid in cash or treated in the same manner as the award to which such dividend equivalent rights relate in accordance with this Section 2.4, in each case, pursuant to the terms of the relevant L3 Stock Plan or other L3 Benefit Plan immediately prior to the Effective Time, after giving effect to any “change in control” provisions under the applicable award agreement, L3 Stock Plan or other document governing such right or award, which provisions shall be deemed triggered as a result of the Transactions.

(g)            L3 Employee Stock Purchase Plan. Prior to the Effective Time, L3 shall take all actions, including obtaining any necessary determinations or resolutions of the L3 Board or a committee thereof and, if appropriate, amending the terms of L3’s Employee Stock Purchase Plan (the “ESPP”) that may be necessary or required under the ESPP and applicable Laws, to (i) select a Business Day that is prior to the Effective Time (the “Final Investment Date”) as the last day of the offering period then underway under the ESPP (the “Final Offering”), (ii) ensure each individual participating in the Final Offering is given notice of the Transactions no later than ten (10) Business Days prior to the Final Investment Date and shall have an opportunity to terminate his or her outstanding purchase rights under the ESPP, (iii) ensure that the Final Offering shall end on the Final Investment Date, (iv) ensure that each ESPP participant’s accumulated contributions under the ESPP shall be used to purchase shares of L3 Common Stock in accordance with the ESPP as of the end of the Final Offering, (v) ensure that the applicable purchase price for shares of L3 Common Stock shall not be decreased below the levels set forth in the ESPP as of the date of this Agreement and (vi) ensure that the ESPP shall terminate in its entirety at the Effective Time and no further rights shall be granted or exercised under the ESPP thereafter.

(h)           Harris Equity Awards. At the Effective Time, (i) any vesting conditions applicable to each outstanding option to purchase shares of Harris Common Stock under the Harris Stock Plans (a “Harris Option”), whether vested or unvested, shall, automatically and without any action on the part of the holder thereof, be deemed satisfied and accelerated in full, (ii) any vesting conditions applicable to each outstanding restricted stock award under the Harris Stock Plans (a “Harris Restricted Share”) shall, automatically and without any action on the part of the holder thereof, be deemed satisfied and accelerated in full, (iii) any vesting conditions applicable to each outstanding restricted stock unit granted under the Harris Stock Plans (a “Harris RSU”) shall, automatically and without any action on the part of the holder thereof, be deemed satisfied and accelerated in full, (iv) each right measured by the value of shares of Harris Common Stock outstanding under a Harris Directors’ Plan (a “Harris DSU”) shall, automatically and without any action on the part of the holder thereof, be settled in accordance with the terms of such Harris Directors’ Plan and (v) any vesting conditions applicable to each outstanding performance share unit granted under the Harris Stock Plans (a “Harris PSU”) shall, automatically and without any action on the part of the holder thereof, be deemed satisfied and accelerated in full with respect to a number of shares of Harris Common Stock based on the greater of the target and actual level of performance through the Effective Time as reasonably determined by the compensation committee of the Harris Board at least three (3) Business Days prior to the Effective Time after consultation with L3 regarding such performance determination. Any Harris dividend equivalent rights associated with any Harris Restricted Share, Harris RSU, Harris DSU or Harris PSU shall either be paid in cash or treated in the same manner as the award to which such dividend equivalent rights relate in accordance with this Section 2.4, in each case, pursuant to the terms of the relevant Harris Stock Plan, Harris Directors’ Plan or other Harris Benefit Plan immediately prior to the Effective Time.

(i)           L3 Actions. At or prior to the Effective Time, L3 and the L3 Board (and the L3 Compensation Committee), as applicable, shall adopt any resolutions and take any actions that are necessary to (i) effectuate the treatment of L3 Options, L3 RSUs, L3 PSUs, L3 Deferred Director Awards and L3 Other Awards (collectively, the “L3 Equity Awards”) pursuant to Section 2.4(a) through Section 2.4(e), and (ii) provide for the deduction, withholding and remittance of any amounts required pursuant to Section 3.8. L3 shall take all actions necessary to ensure that from and after the Effective Time, neither Harris nor the Surviving Corporation will be required to deliver shares of L3 Common Stock or other capital stock of L3 to any Person pursuant to or in settlement of L3 Equity Awards.

(j)           Harris Actions. Harris shall take all actions that are necessary for the treatment of L3 Equity Awards pursuant to Section 2.4(a) through Section 2.4(e) and the treatment of Harris Options, Harris Restricted Shares, Harris RSUs, Harris DSUs and Harris PSUs (collectively, the “Harris Equity Awards”) pursuant to Section 2.4(h), including the reservation, issuance and listing of Harris Common Stock as necessary to effect the transactions contemplated by this Section 2.4. If registration of any plan interests in the L3 Stock Plans or other L3 Benefit Plans or the shares of Harris Common Stock issuable thereunder is required under the Securities Act of 1933, as amended (the “Securities Act”), Harris shall file with the Securities and Exchange Commission (the “SEC”) as soon as reasonably practicable on or after the Closing Date a registration statement on Form S‑8 with respect to such interests or Harris Common Stock, and shall use its reasonable best efforts to maintain the effectiveness of such registration statement for so long as the relevant L3 Stock Plans or other L3 Benefit Plans, as applicable, remain in effect and such registration of interests therein or the shares of Harris Common Stock issuable thereunder continues to be required. As soon as reasonably practicable after the registration of such interests or shares, as applicable, appropriate notices shall be given to the holders of L3 Equity Awards setting forth such holders’ rights pursuant to the respective L3 Stock Plans and agreements evidencing the grants of such L3 Equity Awards, and stating that such L3 Equity Awards and agreements have been assumed by Harris and shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 2.4 after giving effect to the Merger and the terms of the L3 Stock Plans).

(k)           Future Grants of Equity Awards. Notwithstanding anything in Section 2.4(a) through Section 2.4(h) to the contrary, but subject to Section 8.1(a), (i) to the extent the terms of any L3 Equity Award or Harris Equity Award granted on or after the date of this Agreement and not in violation of this Agreement expressly provide for treatment in connection with the occurrence of the Effective Time that is different from the treatment prescribed by this Section 2.4, or (ii) as mutually agreed by the Parties and a holder of any L3 Equity Award or Harris Equity Award, then in each case, the terms of such L3 Equity Award or Harris Equity Award, as applicable, shall control (and the applicable provisions of this Section 2.4 shall not apply).

2.5.          Tax Consequences of the Merger. It is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement is intended to be and is adopted as a “plan of reorganization” for the purposes of Sections 354 and 361 of the Code.

ARTICLE III

DELIVERY OF MERGER CONSIDERATION; PROCEDURES FOR SURRENDER

3.1.          Exchange Agent. At or prior to the Effective Time, Harris shall deposit or cause to be deposited with an exchange agent selected by L3 and Harris to serve as the exchange agent (the “Exchange Agent”), for the benefit of the holders of Eligible Shares, (a) an aggregate number of shares of Harris Common Stock to be issued in non-certificated book-entry form sufficient to deliver the number of shares of Harris Common Stock required to be delivered in respect of Eligible Shares pursuant to Section 2.1, and (b) an aggregate amount of cash in U.S.

Dollars sufficient to deliver the amounts required to be delivered in respect of Eligible Shares pursuant to Section 3.5. In addition, Harris shall deposit or cause to be deposited with the Exchange Agent, as necessary from time to time after the Effective Time, any dividends or other distributions, if any, to which the holders of Eligible Shares may be entitled pursuant to Section 3.2(a) with both a record and payment date after the Effective Time and prior to the surrender of such Eligible Shares. Such shares of Harris Common Stock, cash and the amount of any dividends or other distributions deposited with the Exchange Agent pursuant to this Section 3.1, being the “Exchange Fund”. The Exchange Fund shall not be used for any purpose other than a purpose expressly provided for in this Agreement. The cash portion of the Exchange Fund may be deposited by the Exchange Agent as reasonably directed by Harris; provided, that no such deposit or investment (or any loss resulting therefrom) shall affect the cash payable to former holders of L3 Common Stock pursuant to the provisions of this Article III. Any interest and other income resulting from such deposit may become part of the Exchange Fund, and any amounts in excess of the amounts payable pursuant to this Agreement shall be promptly returned to Harris.

3.2.          Procedures for Surrender.

(a)          With respect to Certificates, as promptly as reasonably practicable after the Effective Time, the Surviving Corporation shall cause the Exchange Agent to mail to each holder of record of each such Certificate (i) a notice advising such holders of the effectiveness of the Merger, (ii) a letter of transmittal in customary form specifying that delivery shall be effected, and risk of loss and title to a Certificate shall pass, only upon delivery of the Certificate (or affidavit of loss in lieu of a Certificate as provided in Section 3.7) to the Exchange Agent (the “Letter of Transmittal”) and (iii) instructions for surrendering a Certificate (or affidavit of loss in lieu of a Certificate as provided in Section 3.7) to the Exchange Agent. Upon surrender to the Exchange Agent of a Certificate (or affidavit of loss in lieu of a Certificate as provided in Section 3.7) together with a duly executed and completed Letter of Transmittal and such other documents as may reasonably be required pursuant to such instructions, the Surviving Corporation shall cause the Exchange Agent to mail to each holder of record of any such Certificate in exchange therefore, as promptly as reasonably practicable thereafter, (A) a statement reflecting the number of whole shares of Harris Common Stock, if any, that such holder is entitled to receive in non-certificated book-entry form pursuant to Article II in the name of such record holder and (B) a check in the amount (after giving effect to any required Tax withholdings as provided in Section 3.8) of (x) any cash in lieu of fractional shares plus (y) any unpaid cash dividends and any other dividends or other distributions that such holder has the right to receive pursuant to this Article III. Any Certificate that has been so surrendered shall be cancelled by the Exchange Agent.

(b)          With respect to Book-Entry Shares not held through DTC (each, a “Non-DTC Book-Entry Share”), as promptly as reasonably practicable after the Effective Time, the Surviving Corporation shall cause the Exchange Agent to mail to each holder of record of a Non-DTC Book-Entry Share (i) a notice advising such holders of the effectiveness of the Merger, (ii) a statement reflecting the number of whole shares of Harris Common Stock, if any, that such holder is entitled to receive in non-certificated book-entry form pursuant to Article II in the name of such record holder and (iii) a check in the amount (after giving effect to any required Tax withholdings as provided in Section 3.8) of (A) any cash in lieu of fractional shares plus (B) any unpaid cash dividends and any other dividends or other distributions that such holder has the right to receive pursuant to this Article III.

(c)          With respect to Book-Entry Shares held through DTC, L3 and Harris shall cooperate to establish procedures with the Exchange Agent and DTC to ensure that the Exchange Agent will transmit to DTC or its nominees as soon as reasonably practicable on or after the Closing Date, upon surrender of Eligible Shares held of record by DTC or its nominees in accordance with DTC’s customary surrender procedures, the Merger Consideration, cash in lieu of fractional shares of Harris Common Stock, if any, and any unpaid cash dividends and any other dividends or other distributions, in each case, that such holder has the right to receive pursuant to this Article III.

(d)          No interest will be paid or accrued on any amount payable for Eligible Shares pursuant to this Article III.

3.3.          Distributions with Respect to Unexchanged Shares of L3 Common Stock; Voting. All shares of Harris Common Stock to be issued pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time and whenever a dividend or other distribution is declared by Harris in respect of Harris Common Stock, the record date for which is at or after the Effective Time, that declaration shall include dividends or other distributions in respect of all shares issuable pursuant to this Agreement. No dividends or other distributions in respect of shares of Harris Common Stock shall be paid to any holder of any unsurrendered Certificate until the Certificate (or affidavit of loss in lieu of a Certificate as provided in Section 3.7) is surrendered for exchange in accordance with this Article III. Subject to applicable Law, there shall be issued or paid to the holder of record of the whole shares of Harris Common Stock issued in exchange for Eligible Shares in accordance with this Article III, without interest, (a) at the time of such surrender, the dividends or other distributions with a record date at or after the Effective Time theretofore payable with respect to such whole shares of Harris Common Stock and not paid, and (b) at the appropriate payment date, the dividends or other distributions payable with respect to such whole shares of Harris Common Stock with a record date at or after the Effective Time and prior to surrender but with a payment date subsequent to surrender.

3.4.          No Transfers. From and after the Effective Time, there shall be no transfers on the stock transfer books of L3 of the shares of L3 Common Stock that were outstanding immediately prior to the Effective Time. From and after the Effective Time, the holders of Certificates or Book-Entry Shares shall cease to have any rights with respect to such shares of L3 Common Stock except as otherwise provided herein or by applicable Law. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Agreement.

3.5.          Fractional Shares. Notwithstanding anything in this Agreement to the contrary, no fractional shares of Harris Common Stock will be issued upon the conversion of shares of L3 Common Stock pursuant to Section 2.1. All fractional shares of Harris Common Stock that a holder of Eligible Shares would be otherwise entitled to receive pursuant to Section 2.1, but for this Section 3.5, shall be aggregated and such holder shall be entitled to receive a cash payment, without interest, in lieu of any such fractional share, equal to the product (rounded down to the nearest cent) of (a) the amount of such fractional share interest in a share of Harris Common Stock to which such holder would, but for this Section 3.5, be entitled under Section 2.1, and (b) an amount equal to the average of the daily volume weighted average price per share of Harris Common Stock on the NYSE (as such daily volume weighted average price per share is reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by Harris and L3) calculated for the five (5) consecutive Trading Days ending on the second (2nd) full Trading Day immediately prior to (and not including) the Closing Date. No holder of Eligible Shares shall be entitled by virtue of the right to receive cash in lieu of fractional shares of Harris Common Stock described in this Section 3.5 to any dividends, voting rights or any other rights in respect of any fractional share of Harris Common Stock. The payment of cash in lieu of fractional shares of Harris Common Stock is not a separately bargained-for consideration but merely represents a mechanical rounding-off of the fractions in the exchange.

3.6.          Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any deposit of the Exchange Fund and any shares of Harris Common Stock) that remains unclaimed by the one hundred eightieth (180th) day after the Effective Time shall be delivered to Harris. Any holder of Eligible Shares who has not theretofore complied with this Article III shall thereafter look only to Harris for delivery of the Merger Consideration, cash in lieu of fractional shares of Harris Common Stock, if any, and any unpaid cash dividends and any other dividends or other distributions, in each case, that such holder has the right to receive pursuant to this Article III.

3.7.          Lost, Stolen or Destroyed Certificates. In the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and the posting by such Person of a bond in customary amount and upon such terms as may be required as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration, cash in lieu of fractional shares of Harris Common Stock, if any, and any unpaid cash dividends and any other dividends or other distributions, in each case, payable or issuable pursuant to this Article III, as if such lost, stolen or destroyed Certificate had been surrendered.

3.8.          Withholding Rights. Each of Harris and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of L3 Common Stock, L3 Equity Awards and Harris Equity Awards, such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any other applicable state, local or foreign Tax Law. To the extent that amounts are so withheld by Harris or the Surviving Corporation, as applicable, such withheld amounts (a) shall be timely remitted by Harris or the Surviving Corporation, as applicable, to the applicable Governmental Entity, and (b) shall be treated for all purposes of this Agreement as having been paid to the holder of shares of L3 Common Stock, L3 Equity Awards and Harris Equity Awards in respect of which such deduction and withholding was made by Harris or the Surviving Corporation.

3.9.          Adjustments to Prevent Dilution. Notwithstanding anything in this Agreement to the contrary, if, from the date of this Agreement to the earlier of the Effective Time and termination in accordance with Article X, the issued and outstanding shares of L3

Common Stock or securities convertible or exchangeable into or exercisable for shares of L3 Common Stock or the issued and outstanding shares of Harris Common Stock or securities convertible or exchangeable into or exercisable for shares of Harris Common Stock, shall have been changed into a different number of shares or securities or a different class by reason of any reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, issuer tender or exchange offer, or other similar transaction, or a stock dividend with a record date within such period shall have been declared, then the Merger Consideration shall be equitably adjusted to provide the holders of shares of L3 Common Stock and Harris Common Stock the same economic effect as contemplated by this Agreement prior to such event, and such items, so adjusted shall, from and after the date of such event, be the Merger Consideration. Nothing in this Section 3.9 shall be construed to permit the Parties to take any action except to the extent consistent with, and not otherwise prohibited by, the terms of this Agreement.

3.10.          No Liability. None of L3, Harris, Merger Sub, the Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any portion of the Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate or Book-Entry Share has not been surrendered prior to seven (7) years after the Effective Time, or immediately prior to such earlier date on which any shares of Harris Common Stock, any cash in lieu of fractional shares of Harris Common Stock and any unpaid cash dividends and any other dividends or other distributions, in each case, that a holder of any Eligible Shares has the right to receive pursuant to this Article III in respect of such Certificate or Book-Entry Share would otherwise escheat to or become property of any Governmental Entity, any such shares, cash, dividends or other distributions in respect of such Certificate or Book-Entry Share shall, to the extent permitted by applicable Law, become the property of Harris, free and clear of all claims or interests of any Person previously entitled thereto.

 ARTICLE IV

GOVERNANCE AND ADDITIONAL MATTERS

4.1.          Combined Company Governance and Additional Matters.

(a)           The Certificate of Incorporation of the Combined Company. Subject to receipt of the Requisite Harris Vote (as defined below), at the Effective Time, the certificate of incorporation of Harris, as in effect immediately prior to the Effective Time, shall be amended as set forth in Exhibit A (the “Charter Amendment”), and as so amended shall be the certificate of incorporation of the Combined Company, until thereafter amended as provided therein or by applicable Law.

(b)          The Bylaws of the Combined Company. Prior to the Closing, the Harris Board shall take all actions necessary to cause the bylaws of Harris, as in effect immediately prior to the Effective Time, to be amended and restated as of the Effective Time to be in the form of Exhibit B, and as so amended and restated such bylaws shall be the bylaws of the Combined

Company until thereafter amended as provided therein, the certificate of incorporation of the Combined Company or by applicable Law (the “Amended Bylaws”).

(c)          Board of Directors of the Combined Company. Prior to the Effective Time, Harris shall take all actions necessary (including by securing and causing to be delivered to Harris (with evidence thereof provided to L3) the resignations of then-serving directors of the Harris Board) to cause, in each case, effective as of the Effective Time: (i) the number of directors constituting the full board of directors of the Combined Company (the “Combined Company Board”) to be twelve (12); (ii) the Combined Company Board to be composed of: (A) five (5) directors, who prior to the Effective Time were directors of Harris (other than the Harris CEO), designated by Harris prior to the Effective Time (the “Harris Designees”); (B) five (5) directors, who prior to the Effective Time were directors of L3 (other than the L3 CEO), designated by L3 prior to the Effective Time (the “L3 Designees”); (C) the Chairman, President and Chief Executive Officer of Harris as of immediately prior to the Effective Time (the “Harris CEO” and, together with the Harris Designees, the “Former Harris Directors”); and (D) the Chairman, Chief Executive Officer and President of L3 as of immediately prior to the Effective Time (the “L3 CEO” and, together with the L3 Designees, the “Former L3 Directors”); and (iii) all of the Former L3 Directors to be appointed, elected and approved as directors of the Combined Company Board effective as of the Effective Time by a vote of at least a majority of the Harris Board in office as of immediately prior to the Effective Time. Each of the Harris Designees and L3 Designees shall meet the independence standards of the NYSE with respect to the Combined Company as of the Effective Time.

(d)          Executive Chairman; Vice Chairman; Lead Independent Director. Prior to the Effective Time, the Parties shall take all actions necessary to cause, in each case effective as of the Effective Time: (i) the Harris CEO to be appointed to serve as the Executive Chairman of the Combined Company Board; (ii) the L3 CEO to be appointed to serve as the Vice Chairman of the Combined Company Board; and (iii) a L3 Designee designated by L3 prior to the Effective Time to be appointed to serve as the Lead Independent Director of the Combined Company, in each case of clauses (i), (ii) and (iii), pursuant to, and in accordance with, the Amended Bylaws and Charter Amendment.

(e)          Committees of the Combined Company Board. Prior to the Effective Time, the Parties shall take all actions necessary to cause, in each case effective as of the Effective Time: (i) the Combined Company Board to have the following standing committees (each, a “Standing Committee”): (A) Audit Committee; (B) Compensation Committee; (C) Nominating and Governance Committee and (D) Finance Committee; and (ii) each Standing Committee to: (A) have a number of members as determined by the Combined Company Board (provided, that the number of members on each Standing Committee shall not be less than four (4)), (B) be composed of an equal number of Former Harris Directors and Former L3 Directors, and (C) have a chairperson appointed and approved by the Combined Company Board, in each case of clauses (i) and (ii), pursuant to, and in accordance with, the Amended Bylaws and Charter Amendment.

(f)          Certain Executive Officers of the Combined Company. Prior to the Effective Time, Harris shall take all actions necessary to cause, in each case effective as of the Effective Time: (i) the Harris CEO to be appointed to serve as the Chief Executive Officer of the

Combined Company; and (ii) the L3 CEO to be appointed to serve as the Chief Operating Officer and President of the Combined Company. As of the Effective Time, (A) the Chief Executive Officer of the Combined Company shall be responsible for oversight of enterprise-wide functions; and executive officers, including the Chief Operating Officer and President, Chief Financial Officer, Human Resources Officer, General Counsel, Chief Technology Officer, and Chief Information Officer, shall directly report to the Chief Executive Officer of the Combined Company; provided, however, that the performance evaluation of the President and Chief Operating Officer of the Combined Company shall be conducted by the independent members of the Combined Company Board; (B) the Chief Operating Officer and President of the Combined Company shall be responsible for oversight of operational functions; and operating functions, including the president(s) of each operating segment, business development, supply chain and manufacturing, shall directly report to the Chief Operating Officer and President of the Combined Company; and (C) the Chief Executive Officer and the Chief Operating Officer and President of the Combined Company shall (x) establish and co-chair an integration steering committee to be composed of executives and other employees to be mutually selected by the Chief Executive Officer and the Chief Operating Officer and President of the Combined Company and (y) have joint responsibility for overseeing the officer of the Combined Company that is responsible for leading the integration process of the businesses of Harris and L3 following the Effective Time.

(g)          Name and Trading Symbol. Harris shall cause (i) the name of the Combined Company to be changed to “L3 Harris Technologies, Inc.” as of the Effective Time and (ii) the NYSE ticker symbol of the Combined Company to be reserved, prior to or as of the Effective Time, as shall be mutually agreed upon by Harris and L3 prior to the Effective Time.

(h)          Headquarters. As of the Effective Time, the headquarters of the Combined Company shall be located in Melbourne, Florida.

4.2.          Surviving Corporation Governance.

(a)           The Certificate of Incorporation of the Surviving Corporation. At the Effective Time, the certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be amended as of the Effective Time to change the corporate name set forth therein to “L3 Technologies, Inc.”, and as so amended shall be the certificate of incorporation of the Surviving Corporation (the “Surviving Corporation Charter”) until thereafter amended as provided therein or by applicable Law.

(b)          The Bylaws of the Surviving Corporation. At the Effective Time, the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be amended as of the Effective Time to change the corporate name set forth therein to “L3 Technologies, Inc.”, and as so amended shall be the bylaws of the Surviving Corporation (the “Surviving Corporation Bylaws”) until thereafter amended as provided therein or by applicable Law.

(c)          Directors of the Surviving Corporation. From and after the Effective Time, the initial directors of the Surviving Corporation shall be such Persons as are mutually agreed by L3 and Harris prior to the Effective Time, in each case, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation Charter and the Surviving Corporation Bylaws.

(d)          Officers of the Surviving Corporation. From and after the Effective Time, the initial officers of the Surviving Corporation shall be such Persons as are mutually agreed by L3 and Harris prior to the Effective Time, in each case, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation Charter and the Surviving Corporation Bylaws.

ARTICLE V

MUTUAL REPRESENTATIONS AND WARRANTIES OF L3 AND HARRIS

Except as set forth in the Reports of L3 or Harris, as applicable, filed with or furnished to the SEC during the period from January 1, 2017 through the Business Day prior to the date of this Agreement (excluding any disclosures set forth or referenced in any risk factor section or in any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature) or in the corresponding sections or subsections of the disclosure letter delivered to L3 by Harris (the “Harris Disclosure Letter”) or delivered to Harris by L3 (the “L3 Disclosure Letter” and, each of the Harris Disclosure Letter and the L3 Disclosure Letter, a “Disclosure Letter”) concurrently with the execution and delivery of this Agreement (it being agreed that for purposes of the representations and warranties set forth in this Article V, disclosure of any item in any section or subsection of the Harris Disclosure Letter or L3 Disclosure Letter, as applicable, shall be deemed disclosure with respect to any other section or subsection of the Harris Disclosure Letter or L3 Disclosure Letter, as applicable, to which the relevance of such item is reasonably apparent on its face), Harris hereby represents and warrants to L3 and L3 hereby represents and warrants to Harris and Merger Sub that:

5.1.          Organization, Good Standing and Qualification. Such Party and each of its Subsidiaries is a legal entity duly organized, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on such Party. L3 has made available to Harris, and Harris has made available to L3, complete and correct copies of such Party’s Organizational Documents, each as amended prior to the execution of this Agreement.

5.2.          Subsidiaries. Section 5.2 of such Party’s Disclosure Letter sets forth such Party’s or its Subsidiaries’ capital stock, equity interest or other direct or indirect ownership interest in any other Person other than (a) securities in a publicly traded company held for investment by such Party or any of its Subsidiaries and consisting of less than one percent (1%) of the outstanding capital stock of such company and (b) capital stock, equity interests or other direct or indirect ownership interests or securities of direct or indirect wholly-owned Subsidiaries of such Party. Such Party does not own, directly or indirectly, any voting interest in any Person that requires an additional filing by any Party under the HSR Act.

5.3.          Corporate Authority; Approval. Such Party has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Transactions, and the execution and delivery of this Agreement and the consummation of the Transactions by such Party have been duly authorized by all necessary corporate action on the part of such Party, in each case subject only to, in the case of Harris (a) approval of the issuance of shares of Harris Common Stock pursuant to this Agreement (the “Share Issuance”) by the holders of a majority of votes cast on the Share Issuance at a stockholders’ meeting duly called and held for such purpose and (b) adoption of the Charter Amendment by the holders of a majority of the outstanding shares of Harris Common Stock entitled to vote on such matter at a stockholders’ meeting duly called and held for such purpose (the approval and adoption in clauses (a) and (b), together, the “Requisite Harris Vote”), and in the case of L3, adoption of this Agreement by the holders of a majority of the outstanding shares of L3 Common Stock entitled to vote on such matter at a stockholders’ meeting duly called and held for such purpose (the “Requisite L3 Vote”). This Agreement has been duly executed and delivered by such Party and constitutes a valid and binding agreement of such Party enforceable against such Party in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

5.4.          Governmental Filings; No Violations; Certain Contracts.

(a)          Other than the filings, notices, reports, consents, registrations, approvals, permits, expirations of waiting periods or authorizations (i) pursuant to the DGCL, HSR Act, the Exchange Act and the Securities Act, (ii) required to be made with the NYSE, (iii) pursuant to state securities, takeover and “blue sky” Laws and (iv) included in Exhibit C as Requisite Regulatory Approvals (collectively, the “Approvals”), no filings, notices, reports, consents, registrations, approvals, permits or authorizations are required to be made or obtained by such Party with, nor are any required to be obtained by such Party with or from, any Governmental Entity, in connection with the execution, delivery and performance of this Agreement by such Party and the consummation of the Transactions except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on such Party.

(b)          The execution, delivery and performance of this Agreement by such Party do not, and the consummation of the Transactions will not, constitute or result in (i) a breach or violation of, or a default under, the Organizational Documents of such Party or any of its Subsidiaries, (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) of or default under, the creation or acceleration of any obligations under or the creation of an Encumbrance on any of the assets of such Party or any of its Subsidiaries pursuant to, any Contract binding upon such Party or any of its Subsidiaries or, assuming (solely with respect to performance of this Agreement and consummation of the Transactions) compliance with the matters referred to in Section 5.4(a), under any Law to which such Party or any of its Subsidiaries is subject or (iii) any change in the rights or obligations of any party under any Contract binding upon such Party or any of its Subsidiaries, except, in the case of clause (ii) or (iii) above, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on such Party.

5.5.          Reports; Internal Controls.

(a)          Such Party has filed or furnished, as applicable, on a timely basis, all forms, statements, certifications, reports and documents required to be filed or furnished by it with the SEC pursuant to the Exchange Act or the Securities Act since January 1, 2016 (the “Applicable Date”) (the forms, statements, reports and documents filed or furnished to the SEC and those filed or furnished to the SEC subsequent to the date of this Agreement, including any amendments thereto, such Party’s “Reports”). Each of such Party’s Reports, at the time of its filing or being furnished (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively), complied, or if not yet filed or furnished, will comply in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act. As of their respective dates (or, if amended, as of the date of such amendment), such Party’s Reports did not, and any of such Party’s Reports filed with or furnished to the SEC subsequent to the date of this Agreement will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. No Subsidiary of such Party is subject to periodic reporting requirements of the Exchange Act other than as part of such Party’s consolidated group or required to file any form, report or other document with the SEC, the NYSE, any other stock exchange or comparable Governmental Entity other than routine and ordinary filings (such as filings regarding ownership holdings or transfers).

(b)          Such Party is, and has been at all times since the Applicable Date, in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NYSE. Except as permitted by the Exchange Act, including Sections 13(k)(2) and 13(k)(3) thereunder, or the rules and regulations promulgated by the SEC, since the enactment of the Sarbanes-Oxley Act, neither such Party nor any of its Affiliates has made, arranged or modified (in any material way) any extensions of credit in the form of a personal loan to any executive officer or director of such Party.

(c)          Since the Applicable Date, such Party has maintained disclosure controls and procedures required by Rule 13a-15(e) or 15d-15(e) under the Exchange Act. Such disclosure controls and procedures are effective to ensure that information required to be disclosed by such Party under the Exchange Act is recorded and reported within the time periods specified in the Exchange Act and all such information required to be disclosed under the Exchange Act is accumulated and communicated to the management of such Party, as appropriate, to allow timely decisions regarding required disclosure.

(d)          Such Party maintains internal control over financial reporting (as defined in Rule 13a-15(f) or 15d-15(f), as applicable, under the Exchange Act). Such internal control over financial reporting is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with United States generally accepted accounting principles (“GAAP”) and includes policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of such Party, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of such Party are being made only in accordance with authorizations of management and directors of such Party, and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of such Party’s assets that could have a material effect on its financial statements. The records, systems, controls, data and information of such Party and its Subsidiaries that are used in the systems of disclosure controls and procedures and of financial reporting controls and procedures described above are recorded, stored, maintained and operated under means that are under the exclusive ownership and direct control of such Party or a wholly owned Subsidiary of such Party or its accountants, except as would not reasonably be expected to adversely affect or disrupt, in any material respect, such Party’s systems of disclosure controls and procedures and of financial reporting controls and procedures or the reports generated thereby.

(e)          Such Party has disclosed, based on its most recent evaluation of its chief executive officer and its chief financial officer prior to the date of this Agreement, to such Party’s auditors and the audit committee of the board of directors of such Party (i) any significant deficiencies in the design or operation of its internal controls over financial reporting that are reasonably likely to adversely affect such Party’s ability to record, process, summarize and report financial information and has identified for such Party’s auditors and the audit committee of the board of directors of such Party any material weaknesses in internal control over financial reporting and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in such Party’s internal control over financial reporting. Since the Applicable Date, no material complaints from any source regarding accounting, internal accounting controls or auditing matters, and no concerns from such Party’s employees regarding questionable accounting or auditing matters, have been received by such Party. Since the Applicable Date, no attorney representing such Party or any of its Subsidiaries, whether or not employed by such Party or any of its Subsidiaries, has reported evidence of a material violation of securities Laws or breach of fiduciary duty or similar violation by such Party or any of its officers, directors, employees or agents to such Party’s chief legal officer, audit committee (or other committee designated for the purpose) pursuant to the rules adopted pursuant to Section 307 of the Sarbanes-Oxley Act or such Party’s policy contemplating such reporting, including in instances not required by those rules.

5.6.          Financial Statements. The financial statements of such Party included in the Reports of such Party at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively) complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), and fairly present in all material respects (subject in the case of unaudited statements to normal, recurring audit adjustments and subject to restatements filed with the SEC prior to the date of this Agreement) the consolidated financial position of such Party and its consolidated Subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended.

5.7.          Absence of Certain Changes or Events. Since January 1, 2018 through the date of this Agreement, (a) except in connection with the negotiation and execution of this Agreement, such Party and its Subsidiaries have conducted their businesses in all material respects in the Ordinary Course and (b) there has not been any fact, change, circumstance, event, occurrence, condition or development that has had or would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on such Party.

5.8.          Litigation and Liabilities.

(a)          As of the date of this Agreement, there are no Proceedings before any Governmental Entity pending or, to the Knowledge of such Party, threatened in writing against such Party or any of its Subsidiaries, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on such Party.

(b)          Except for obligations and liabilities (i) reflected or reserved against in such Party’s most recent consolidated balance sheets (and the notes thereto) included in such Party’s Reports filed prior to the date of this Agreement, (ii) incurred in the Ordinary Course since the date of such Party’s most recent consolidated balance sheets (and the notes thereto) included in such Party’s Reports filed prior to the date of this Agreement, or (iii) incurred in connection with this Agreement, there are no obligations or liabilities of such Party or any of its Subsidiaries that are required by GAAP to be set forth on a consolidated balance sheet of such Party, whether or not accrued, contingent or otherwise, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on such Party.

(c)          As of the date of this Agreement, neither such Party nor any of its Subsidiaries is a party to or subject to the provisions of any material judgment, order, writ, injunction, decree or award of any Governmental Entity, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on such Party.

5.9.          Employee Benefits.

(a)          Section 5.9(a) of such Party’s Disclosure Letter sets forth an accurate and complete list of each material Benefit Plan of such Party (except for Benefit Plans that are filed publicly with the SEC and Benefit Plans that are maintained primarily for the benefit of Employees outside of the United States ( “Non-U.S. Benefit Plans”)). Not later than thirty (30) calendar days after the date hereof, each Party will update Section 5.9(a) of such Party’s Disclosure Letter to set forth an accurate and complete list of each material Non-U.S. Benefit Plan of such Party.

(b)          With respect to each material Benefit Plan of such Party (except for Benefit Plans that are filed publicly with the SEC), such Party has made available to the other Party or will make available as promptly as possible after the date of this Agreement, to the extent applicable, accurate and complete copies of (i) the Benefit Plan document, including any amendments thereto, and all related trust documents, insurance contracts or other funding vehicles, (ii) a written description of such Benefit Plan if such plan is not set forth in a written document, (iii) the most recently prepared actuarial report and (iv) all material correspondence to or from any Governmental Entity received since the Applicable Date with respect to any Benefit Plan of such Party.

(c)          (i) Each Benefit Plan (including any related trusts), other than “multiemployer plans” within the meaning of Section 3(37) of ERISA and Non-U.S. Benefit Plans, has been established, operated and administered in compliance in all material respects with its terms and applicable Laws, including, without limitation, ERISA and the Code, (ii) all contributions or other amounts payable by such Party or any of its Subsidiaries with respect to each Benefit Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP in all material respects and (iii) there are no pending or, to the Knowledge of such Party, claims (other than routine claims for benefits) or Proceedings threatened in writing by a Governmental Entity by, on behalf of or against any Benefit Plan or any trust related thereto that could reasonably be expected to result in any material liability to such Party or any of its Subsidiaries.

(d)          With respect to each material ERISA Plan, such Party has made available to the other Party or will make available as promptly as possible after the date of this Agreement, to the extent applicable, accurate and complete copies of (i) the most recent summary plan description together with all summaries of material modifications thereto, (ii) the most recent Internal Revenue Service (“IRS”) determination or opinion letter and (iii) the two most recent annual reports (Form 5500 or 990 series and all schedules and financial statements attached thereto).

(e)          Each ERISA Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the IRS to be qualified and the plan’s related trust to be exempt from federal income Taxes under Sections 401(a) and 501(a) of the Code, respectively, and to the Knowledge of such Party, nothing has occurred that would adversely affect the qualification or Tax exemption of any such ERISA Plan. With respect to any ERISA Plan, neither such Party nor any of its Subsidiaries has engaged in a transaction in connection with which such Party or any of its Subsidiaries reasonably could be subject to either a material civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a material Tax imposed pursuant to Section 4975 or 4976 of the Code.

(f)           No Controlled Group Liability has been incurred by such Party or its ERISA Affiliates that has not been satisfied in full, and no condition exists that presents a material risk to such Party or its ERISA Affiliates of incurring any such material liability.

(g)          Except as required by applicable Law or pursuant to a collective bargaining agreement, no Benefit Plan provides retiree or post-employment medical, disability, life insurance or other welfare benefits to any Person, and none of such Party or any of its Subsidiaries has any obligation to provide such benefits (excluding such Benefit Plan that provides for employer payment or subsidy of COBRA premiums). To the extent that such Party or any of its Subsidiaries sponsors such Benefit Plans, such Party or its applicable Subsidiary has reserved the right to amend, terminate or modify at any time each such Benefit Plan that provides retiree or post-employment disability, life insurance or other welfare benefits to any Person.

(h)          Neither the execution and delivery of this Agreement, stockholder or other approval of this Agreement or the consummation of the Transactions could, either alone or in combination with another event, (i) entitle any Employee to severance pay or any material increase in severance pay or (ii) accelerate the time of payment or vesting, or materially increase the amount of compensation due to any such Employee.

(i)          Neither the execution and delivery of this Agreement, stockholder or other approval of this Agreement or the consummation of the transactions contemplated by this Agreement could, either alone or in combination with another event, result in the payment of any amount that could, individually or in combination with any other such payment, constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code.

(j)          Neither such Party nor any of its Subsidiaries has any obligation to provide, and no Benefit Plan or other agreement of such Party of any of its Subsidiaries provides any individual with the right to, a gross up, indemnification, reimbursement or other payment for any excise or additional Taxes, interest or penalties incurred pursuant to Section 409A or Section 4999 of the Code or due to the failure of any payment to be deductible under Section 280G of the Code.

(k)          Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on such Party, all Non-U.S. Benefit Plans comply in all respects with applicable local Law, and to the Knowledge of such Party, all such plans that are intended or required to be funded or book-reserved are funded or book-reserved, as appropriate, based upon reasonable actuarial assumptions and applicable Law. As of the date of this Agreement, there is no material litigation pending or, to the Knowledge of such Party, threatened relating to any Non-U.S. Benefit Plan.

5.10.       Labor Matters.

(a)          Section 5.10 of such Party’s Disclosure Letter sets forth, as of the date of this Agreement, an accurate and complete list of any material collective bargaining agreement or other written agreement with a labor union or similar organization that such Party or its Subsidiaries is party to or otherwise bound by, as applicable. To the Knowledge of such Party, as of the date of this Agreement, there are no activities or Proceedings by any individual or group of individuals, including representatives of any labor organizations or labor unions, to organize any Employees of such Party or any of its Subsidiaries, except as, individually or in the aggregate, would not reasonably be expected to result in material liability to such Party.

(b)          As of the date of this Agreement, (i) there is no, and has not been since the Applicable Date, any, strike, lockout, slowdown, work stoppage, unfair labor practice charge or complaint or other labor dispute, or arbitration or grievance pending or, to the Knowledge of such Party, threatened in writing that may interfere with the respective business activities of such Party and its Subsidiaries, (ii) such Party and its Subsidiaries are in compliance with all applicable Laws respecting labor, employment standards, workers’ compensation, terms and conditions of employment, employment and employment practices, wages and hours, classification of employees as exempt or non-exempt, immigration, sexual harassment, classification of independent contractors and occupational safety and health, and (iii) none of such Party or any of its Subsidiaries has any liability or obligation under the Worker Adjustment and Retraining Notification Act and the regulations promulgated thereunder or any similar state or local Law that remains unsatisfied, except, in each of clauses (i), (ii) and (iii), as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on such Party.

5.11.       Compliance with Laws; Licenses.

(a)          The businesses of such Party and its Subsidiaries have not been since the Applicable Date, and are not being, conducted in violation of any applicable Law, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on such Party.

(b)          Except with respect to regulatory matters covered by Section 8.6, no investigation or review by any Governmental Entity with respect to such Party or any of its Subsidiaries is pending or, to the Knowledge of such Party, threatened in writing, nor has any Governmental Entity indicated an intention to conduct the same, in each case, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on such Party.

(c)          Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on such Party, such Party and each of its Subsidiaries has obtained and is in compliance with all Licenses (including all Licenses issued or granted by the Federal Communications Commission (each, an “FCC License”)) necessary for it to own, lease or operate its properties, rights and other assets and to conduct its business and operations as presently conducted in all material respects and all such Licenses are in full force and effect in all material respects. No material default under, or material violation of, any FCC License or other material License has occurred since the Applicable Date that has not been fully cured pursuant to a corrective action. To such Party’s Knowledge, there is not currently threatened any revocation, adverse modification or cancellation of any FCC License or other material License.

(d)          Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on such Party, since the Applicable Date, such Party and each of its Subsidiaries has at all times conducted all export transactions in accordance with (i) all applicable U.S. export and re-export controls, including the United States Export Administration Act, Export Administration Regulations, the Arms Export Control Act and the International Traffic in Arms Regulations, (ii) statutes, executive orders and regulations administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”) and the United States Department of State, (iii) import control statutes and regulations administered by the Department of Homeland Security, U.S. Customs and Border Protection, (iv) the anti-boycott regulations administered by the United States Department of Commerce and the U.S. Department of Treasury, and (v) all applicable sanctions, export and import controls and anti-boycott Laws of all other countries in which the business of such Party or any of its Subsidiaries is conducted. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on such Party, neither such Party nor any of its Subsidiaries has been since the Applicable Date or currently is the subject of a charging letter or penalty notice issued, or to the Knowledge of such Party, an investigation conducted, by a Governmental Entity pertaining to the above statutes or regulations, nor are there any currently pending internal investigations by such Party pertaining to such matters. Neither such Party nor any of its Subsidiaries is currently designated as a sanctioned party under sanctions administered by OFAC, nor are they owned fifty percent (50%) or more by an individual or entity that is so designated. Neither such Party nor any of its Subsidiaries, or, to such Party’s Knowledge, any directors, officers, Employees, independent contractors, consultants, agents and other representatives thereof, located, organized or resident in, or doing business in, a country or region that is the target of comprehensive OFAC sanctions (as of the date of this Agreement, including Cuba, Iran, North Korea, Syria and the Crimea region of Ukraine).

(e)          Such Party, its Subsidiaries and their respective Representatives are, and since the Applicable Date have been, in compliance in all material respects with: (i) the provisions of the U.S. Foreign Corrupt Practices Act of 1977, as amended (15 U.S.C. §§ 78dd-1, et seq.) (“FCPA”), as if its foreign payments provisions were fully applicable to such Party, its Subsidiaries and such Representatives, and (ii) the provisions of all anti-bribery, anti-corruption and anti-money laundering Laws of each jurisdiction in which such Party and its Subsidiaries operate or have operated and in which any agent thereof is conducting or has conducted business involving such Party. No Proceeding by or before any Governmental Entity involving such Party, any of its Subsidiaries or any of their Representatives involving FCPA or any anti-bribery, anti-corruption or anti-money laundering Law is pending or, to the Knowledge of such Party, threatened, except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on such Party. Since the Applicable Date, no material civil or material criminal penalties have been imposed on such Party or any of its Subsidiaries with respect to violations of any applicable anti-bribery, anti-corruption or anti-money laundering Law, nor have any material disclosures been submitted to any Governmental Entity with respect to alleged violations of the FCPA or any anti-bribery, anti-corruption or anti-money laundering Law. Such Party has implemented and maintains in effect policies and procedures designed to achieve compliance with the FCPA and other applicable anti-corruption Laws.

(f)          Neither such Party nor any of its Subsidiaries is a “Specially Designated National” or other “Blocked Person” identified by the U.S. Government, nor a Person that is owned or controlled by or acts on behalf of a “Specially Designated National” or “Blocked Person”. To such Party’s Knowledge, none of such Party’s Affiliates or brokers or any director, officer, employee, or authorized agent of such Party or any of its Subsidiaries, acting or benefiting in any capacity in connection with this Agreement, and none of the funds or other assets to be transferred hereunder are the property of, or beneficially owned by, directly or indirectly, any “Specially Designated National” or “Blocked Person”. None of such Party or any of its Subsidiaries has engaged in or, to the Knowledge of such Party, facilitated any prohibited transactions with a “Specially Designated National” or other “Blocked Person” without proper prior authorization from the U.S. Government.

5.12.       Takeover Statutes. No “fair price”, “moratorium”, “control share acquisition” or other similar anti-takeover statute or regulation (each, a “Takeover Statute”) or any anti-takeover provision in such Party’s Organizational Documents is applicable to such Party, the shares of L3 Common Stock, in the case of L3, the shares of Harris Common Stock, in the case of Harris, or the Transactions.

5.13.       Environmental Matters. Except for those matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on such Party: (a) such Party and its Subsidiaries are, and since the Applicable Date have been, in compliance with all applicable Environmental Laws which compliance includes the possession of and compliance with Licenses required pursuant to any Environmental Law; (b) there have been no Releases of Hazardous Materials on, under, from or affecting any properties or facilities currently or, to the Knowledge of such Party, formerly, owned, leased or operated by such Party or any of its Subsidiaries or, to the Knowledge of such Party, any predecessor of any of them, under circumstances that would reasonably be expected to result in any claims or liabilities relating to applicable Environmental Laws against such Party or any of its Subsidiaries; (c) neither such Party nor any of its Subsidiaries nor, to the Knowledge of such Party, any other Person whose conduct would result in liability to such Party or any of its Subsidiaries, has Released, placed or disposed of any Hazardous Materials at any other location under circumstances that would reasonably be expected to result in any claims or liabilities relating to applicable Environmental Laws against such Party or any of its Subsidiaries; (d) neither such Party nor any of its Subsidiaries nor, to the Knowledge of such Party any predecessor of any of them, is subject to any order of or with any Governmental Entity, or any indemnity or other Contract obligation with any other Person, relating to obligations or liabilities under Environmental Laws; (e) neither such Party nor any of its Subsidiaries has since the Applicable Date received any unresolved written claim, notice or complaint from, or is subject to any Proceeding before, any Governmental Entity relating to or alleging noncompliance with or liability under Environmental Laws, and no such matter is threatened to the Knowledge of such Party; and (f) to the Knowledge of such Party, there are no other circumstances or conditions involving such Party or any of its Subsidiaries that would reasonably be expected to result in any claim, liability, investigation, or cost pursuant to any Environmental Law with respect to such Party or any of its Subsidiaries.

5.14.       Tax Matters. Except for those matters that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on such Party:

(a)          Such Party and each of its Subsidiaries (i) have prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by any of them with the appropriate Tax authority and all such filed Tax Returns are complete and accurate in all respects; (ii) have paid all Taxes that are shown as due on such filed Tax Returns except for Taxes being contested in good faith and for which adequate reserves have been established in accordance with GAAP; (iii) have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any Employee, stockholder, creditor, independent contractor or third party (each as determined for Tax purposes); (iv) have complied in all respects with all information reporting (and related withholding) and record retention requirements; and (v) have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(b)          No deficiency with respect to an amount of Taxes that have not been accrued on such Party’s financial statements has been proposed, asserted or assessed against such Party or any of its Subsidiaries. There are no pending or threatened in writing disputes, claims, audits, examinations or other Proceedings before any Governmental Entity regarding any Taxes of such Party and its Subsidiaries or the assets of such Party and its Subsidiaries.

(c)          Since the Applicable Date, neither such Party nor any of its Subsidiaries has been informed in writing by any jurisdiction that the jurisdiction believes that such Party or any of its Subsidiaries was required to file any Tax Return that was not filed.

(d)          Such Party has made available to the other Party prior to the date of this Agreement true, correct, and complete copies of any private letter ruling requests, closing agreements or gain recognition agreements with respect to Taxes which are still in effect as of the date of this Agreement.

(e)          There are no Encumbrances for Taxes (except Taxes not yet due and payable) on any of the assets of such Party or any of its Subsidiaries.

(f)          Neither such Party nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than (i) such an agreement or arrangement exclusively between or among such Party and its Subsidiaries or (ii) such an agreement or arrangement entered into in the Ordinary Course the primary purpose of which is not Tax sharing, allocation or indemnification).

(g)          Neither such Party nor any of its Subsidiaries has been, since the Applicable Date or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(h)          Neither such Party nor any of its Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b) or any other transaction requiring disclosure under analogous provisions of Tax Law.

(i)          Neither such Party nor any of its Subsidiaries has taken or agreed to take any action or has any reason to believe that any conditions exist that could prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code. As of the date of this Agreement, such Party believes that it will be able to provide, as of the Closing, (a) in the case of Harris, the Harris Tax Representation Letter or (b) in the case of L3, the L3 Tax Representation Letter.

5.15.          Intellectual Property.

(a)          Such Party’s Registered Intellectual Property, to the Knowledge of such Party, is subsisting, valid and enforceable and is not subject to any Governmental Order adversely affecting such Party’s or its Subsidiaries’ use of, or its rights to, such Intellectual Property.

(b)          Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on such Party, (i) such Party and its Subsidiaries,

each as applicable, exclusively own all right, title and interest to its Company Intellectual Property free and clear of all Encumbrances (except Permitted Encumbrances), and (ii) since the Applicable Date, neither such Party nor any of its Subsidiaries has received any written notice of a claim challenging the validity, enforceability or ownership of any Company Intellectual Property.

(c)          Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on such Party, such Party and its Subsidiaries own or have sufficient rights to use all Intellectual Property used in or necessary for the operation of their respective businesses as presently conducted, and all of such rights will survive unchanged after the consummation of the Transactions (provided, that the foregoing will not be read as a representation of non-infringement).

(d)          Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on such Party, (i) no Person is infringing, misappropriating or otherwise violating or has since the Applicable Date infringed, misappropriated or otherwise violated, such Party’s Intellectual Property; and (ii) neither such Party nor any of its Subsidiaries has issued or to the Knowledge of such Party, threatened, any written notice or claim (including invitations to take a license) asserting that any such infringement, misappropriation or violation is occurring or has occurred since the Applicable Date.

(e)          Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on such Party, (i) the operation of the respective businesses of such Party or any of its Subsidiaries and the development, manufacture, use, sale, commercialization or other exploitation of any product, service or other offering currently provided or under development by such Party or its Subsidiaries does not infringe, misappropriate or violate and has not since the Applicable Date infringed, misappropriated, or otherwise violated any Intellectual Property of any other Person, and (ii) no Person has issued or to the Knowledge of such Party, threatened, any written notice or claim (including invitations to take a license), in each case of this clause (ii), that has been received by such Party or any of its Subsidiaries asserting that any such infringement, misappropriation or violation is occurring or has occurred since the Applicable Date.

(f)          Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on such Party, such Party and each of its Subsidiaries has taken commercially reasonable efforts (including executing non-disclosure agreements and executing Intellectual Property assignment agreements with Persons who have created or developed any portion of, or otherwise who would have any Intellectual Property rights in or to, its Company Intellectual Property, and filing for statutory protections, as applicable) to protect and maintain its Company Intellectual Property.

(g)          Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on such Party, no material proprietary software owned by such Party or any of its Subsidiaries is subject to any obligation or condition under any license that conditions the distribution of such software on (i) the disclosure, licensing or distribution of any source code included in the Company Intellectual Property (the “Proprietary

Code”), (ii) the granting to licensees of the right to make derivative works or other modifications to such Proprietary Code, (iii) the licensing under terms that allow such Proprietary Code or portions thereof or interfaces therefor to be reverse engineered, reverse assembled or disassembled (other than by operation of law) or (iv) redistribution of such Proprietary Code at no license fee.

(h)          Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on such Party, the IT Assets used by such Party or any of its Subsidiaries in the conduct of the business (i) operate and perform in accordance with their documentation and functional specifications and otherwise as required by the business of such Party as presently conducted, (ii) have not malfunctioned or failed since the Applicable Date and (iii) are sufficient for the current needs of the businesses of such Party and its Subsidiaries.

(i)          Such Party and its Subsidiaries have implemented commercially reasonable back up and disaster recovery technology.

(j)          Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on such Party, such Party and each of its Subsidiaries have taken commercially reasonable steps, and has implemented commercially reasonable measures designed, to (i) protect the confidentiality, integrity and security of its IT Assets and the information stored or contained therein or transmitted thereby from any unauthorized use, access, interruption or modification by any Person, including the implementation of reasonable backup and disaster recovery technology processes consistent with standard industry practice, and (ii) prevent the introduction of disabling codes or instructions, spyware, Trojan horses, worms, viruses or other software routines that permit or cause unauthorized access to, or disruption, impairment, disablement, or destruction of, software, data or other materials. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on such Party, no Person has gained unauthorized access to any IT Assets owned, used, or held for use by such Party or any of its Subsidiaries.

(k)          Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on such Party, (i) such Party and each of its Subsidiaries has complied with all applicable Laws relating to the collection, storage, use, transfer and any other processing of any Personal Data collected or used by the Party or its Subsidiaries or maintained by any Person having authorized access to such information; and (ii) such Party and each of its Subsidiaries has, since the Applicable Date, taken all steps reasonably necessary (including implementing and monitoring compliance with adequate measures with respect to technical and physical security) to ensure that all Personal Data is protected against loss and against unauthorized access, use, modification or disclosure, and there has been no unauthorized access to or misuse of such Personal Data.

(l)          Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on such Party, the consummation of the Transactions will not result in the loss or impairment of, or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, such Party’s and its Subsidiaries’ ownership of or rights to use or hold for use any material Intellectual Property owned, used, or held for use in the conduct of their respective businesses or any material IT Assets owned, used or held for use by such Party or any of its Subsidiaries.

5.16.        Insurance. All fire and casualty, general liability, business interruption, product liability, sprinkler and water damage, workers’ compensation and employer liability, directors’, officers’ and fiduciaries’ policies and other liability insurance policies (“Insurance Policies”) maintained by such Party or any of its Subsidiaries are with reputable insurance carriers, provide full and adequate coverage for all normal risks incident to the business of such Party and its Subsidiaries and their respective properties and assets, and are in character and amount at least equivalent to that carried by Persons engaged in similar businesses and subject to the same or similar perils or hazards, in each case, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on such Party. Each Insurance Policy is in full force and effect and all premiums due with respect to all Insurance Policies have been paid, and neither such Party nor any of its Subsidiaries has taken any action or failed to take any action that (including with respect to the Transactions), with notice or lapse of time or both, would constitute a breach or default, or permit a termination of any of the Insurance Policies, in each case, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on such Party.

5.17.        Material Contracts.

(a)          Except for this Agreement, as of the date hereof, none of such Party or its Subsidiaries is a party to or bound by any Contract (other than, except in the case of Section 5.17(a)(i), any Government Contract, any lease, sublease, rental or occupancy agreement, license or other Contract that, in each case, provides for the ownership of, leasing of, title to, use of, or any leasehold or other interest in any Real Property, any Benefit Plan or Contract relating to Insurance Policies):

(i)          that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(ii)          that materially limits, curtails or restricts or purports to materially limit, curtail or restrict either (A) the type of business in which such Party or any of its Subsidiaries or Affiliates may engage or the locations in which any of them may so engage in any business or (B) the ability of such Party or any of its Subsidiaries or Affiliates to hire or solicit for hire for employment any individual or group as would be material to such Party and its Subsidiaries or Affiliates, taken as a whole, in each case pursuant to this clause (B) except for (x) Government Contracts and teaming agreements entered into in the Ordinary Course and (y) non-disclosure or confidentiality agreements entered into in connection with potential acquisitions or dispositions;

(iii)          for any joint venture, partnership or similar arrangement, in each case that is material to such Party and its Subsidiaries, taken as a whole (excluding any Government Contract entered into in the Ordinary Course);

(iv)          that is an indenture, credit agreement, loan agreement, security agreement, guarantee, note, mortgage or other agreement providing for or guaranteeing

Indebtedness of any Person in excess of $25 million or that becomes due and payable upon, or provides a right of termination or acceleration as a result of, the consummation of the Transactions, other than Contracts between or among or for the benefit of such Party and any of its wholly owned Subsidiaries or between or among any such wholly owned Subsidiaries and Contracts involving credit facilities of less than $10 million for international operations;

(v)          that, to the Knowledge of such Party, includes an indemnification obligation of such Party or any of its Subsidiaries (including any obligations to advance funds for expenses), other than Contracts containing indemnification obligations which would not reasonably be expected to obligate such Party to pay in excess of $25 million;

(vi)          is an acquisition agreement, asset purchase agreement, sale agreement, purchase agreement, stock purchase agreement, put agreement, call agreement or other similar agreement pursuant to which (A) such Party or any of its Subsidiaries would reasonably be expected to be obligated to pay total consideration including assumption of debt after the date of this Agreement in excess of $20 million, (B) any third party has the right to acquire any assets of such Party or any of its Subsidiaries with a fair market value or purchase price of more than $20 million, or (C) any third party has the right to acquire any interests in such Party or any of its Subsidiaries, other than, in the case of clauses (A) and (B), sales of goods or services in the Ordinary Course;

(vii)          between such Party and its Subsidiaries, on the one hand, and such Party’s Affiliates (other than Subsidiaries of such Party) or other Persons, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K of the SEC;

(viii)          that would, or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impair such Party’s ability to consummate the Transactions (other than any such Contract or Contracts which, individually or in the aggregate, cause or result in the requirement to obtain or make the Requisite Regulatory Approvals);

(ix)          that is material to such Party and its Subsidiaries, taken as a whole, and was not negotiated and entered into on an arm’s-length basis, other than agreements between such Party and its wholly owned Subsidiaries or between wholly owned Subsidiaries of such Party; or

(x)          that contains any standstill provision in respect of any company with a valuation in excess of $1 billion to which such Party or any of its Subsidiaries is subject or a beneficiary thereof (other than any Contract with any other Party, including the Confidentiality Agreement).

Each such Contract described in this Section 5.17(a), together with all Contracts filed as exhibits to such Party’s Reports, is referred to herein as a “Material Contract”.

(b)          A copy of each Material Contract, and any amendments thereto, of such Party or its Subsidiaries entered into prior to the date of this Agreement has been made available to the other Party. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on such Party, (i) each of the Material Contracts is binding on such Party or its Subsidiaries, as the case may be, and to the Knowledge of such Party, each other party thereto, in accordance with its terms and subject to the Bankruptcy and Equity Exception, and is in full force and effect, and (ii) each of such Party and each of its Subsidiaries (to the extent they are party thereto or bound thereby) and, to such Party’s Knowledge, each other party thereto has performed all obligations required to be performed by it under each Material Contract. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on such Party, (A) each of such Party and each of its Subsidiaries is not (with or without notice, lapse of time or both) in breach or default thereunder and, to the Knowledge of such Party, no other party to any Material Contract is (with or without notice, lapse of time or both) in breach or default thereunder, and (B) neither such Party nor any of its Subsidiaries has received written notice from the other party to any Material Contract of any intention to cancel, terminate, materially change the scope of rights and obligations under or not to renew such Material Contract.

5.18.       Government Contracts. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on such Party in the case of Sections 5.18(a) through (e) and (h) through (k):

(a)          Each Party Government Contract was legally awarded, is binding on such Party or its Subsidiaries, as the case may be, and to the Knowledge of such Party, each other party thereto, in accordance with its terms and subject to the Bankruptcy and Equity Exception and is in full force and effect, and no Party Bid is currently the subject of bid or award protest proceedings.

(b)          Since the Applicable Date, such Party and its Subsidiaries have complied with the terms and conditions of each Party Government Contract and Party Bid as required, including all clauses, provisions and requirements incorporated expressly by reference or by operation of Law therein.

(c)          All representations, certifications and disclosures made by such Party and its Subsidiaries with respect to any Party Government Contract or Party Bid were current, accurate and complete at the time of disclosure (or have been formally corrected or otherwise finally resolved with the U.S. Government) as of their effective date. Since the Applicable Date, neither the U.S. Government nor any prime contractor or subcontractor has notified such Party or any of its Subsidiaries, in writing or, to such Party’s Knowledge, orally, that such Party or any of its Subsidiaries has, or is alleged to have, breached or violated any Law, representation, certification, disclosure, clause, provision or requirement pertaining to any Party Government Contract and Party Bid. Since the Applicable Date, neither such Party nor any of its Subsidiaries has received written notice from any party to a Party Government Contract of any intention to cancel, terminate, materially change the scope of rights and obligations under such Party Government Contract.

(d)          Neither such Party nor any of its Subsidiaries is subject to any notice of termination for convenience, notice of termination for default, stop work order, cure notice or show cause notice (excluding for this purpose ineligibility to bid on certain Contracts due to generally applicable bidding requirements) (or, in the case of Contracts governed by Laws other than the state or federal Laws of the United States, the functional equivalents thereof, if any)

pertaining to any Party Government Contract, and since the Applicable Date no Governmental Entity has, to the Knowledge of such Party, threatened to issue any such notice. Since the Applicable Date, neither such Party nor any of its Subsidiaries has received any written or, to such Party’s Knowledge, oral notice from any Governmental Entity pertaining to any Party Government Contract indicating that it intends to cancel or otherwise adversely modify its relationship with such Party or its Subsidiaries.

(e)          Since the Applicable Date, no written or, to such Party’s Knowledge, oral claim (other than any such claim that has been formally corrected or otherwise finally resolved with the U.S. Government) under the United States civil or criminal False Claims Act, federal or state fraud statutes (as such concept is defined under the state or federal Laws of the United States) has been made or has been pending against such Party or its Subsidiaries in connection with any Government Contract to which such Party or any of its Subsidiaries is a party. Since the Applicable Date, such Party has not received notice of any written or, to such Party’s Knowledge, oral claim under the United States civil or criminal False Claims Act, federal or state fraud statutes (as such concept is defined under the state or federal Laws of the United States) against such Party or its Subsidiaries in connection with any Party Government Contract.

(f)          To the Knowledge of such Party, as of the date of this Agreement, there exists no outstanding asserted disputes or claims for an amount in excess of $25 million between such Party or any of its Subsidiaries, on the one hand, and either the U.S. Government or any prime contractor, subcontractor, vendor or other Person, on the other hand, arising under or relating to any Party Government Contract or Party Bid.

(g)          As of the date of this Agreement, there is no Party Government Contract that (i) has, or has had in the last twelve (12) months, a negative estimate at completion adjustment, (ii) has, or has had in the last twelve (12) months, an outstanding request for equitable adjustment (or resulting claim) or (iii) is, or has been in the last twelve (12) months, in a loss position, in each case in an amount exceeding $25 million dollars, except as set forth in Section 5.18(g) of such Party’s Disclosure Letter.

(h)          Since the Applicable Date, (A) neither such Party nor any of its Subsidiaries has received any adverse or negative past performance evaluations or ratings in connection with any Party Government Contract by any Governmental Entity and (B) as of the date of this Agreement, no facts exist that would reasonably be expected to result in adverse or negative past performance evaluations or ratings by any Governmental Entity on any Party Government Contract.

(i)           Since the Applicable Date, (i) neither such Party nor any of its Subsidiaries has been the subject of a finding of non-responsibility or ineligibility for government contracting and (ii) neither such Party, any of its Subsidiaries nor any director or officer of such Party or its Subsidiaries has been debarred or suspended, or to the Knowledge of such Party, proposed for a finding of debarment or suspension, from participation in the award of Contracts or subcontracts for or with any Governmental Entity (excluding for this purpose ineligibility to bid on certain Contracts due to generally applicable bidding requirements).

(j)          As of the date of this Agreement, no costs incurred by such Party or any of its Subsidiaries pertaining to any individual Party Government Contract have been proposed for disallowance in a Defense Contract Audit Agency audit report, or deemed finally disallowed, in each case, in writing by a Governmental Entity and in an amount in excess of $25 million, which costs have not been reserved or otherwise reflected in the consolidated financial statements of such Party and its Subsidiaries. As of the date of this Agreement, no payment due to such Party or any of its Subsidiaries pertaining to any Party Government Contract has been withheld or set off, nor has any claim been made to withhold or set off money, in each case, in an amount in excess of $10 million, and such Party and its Subsidiaries are entitled to all progress or other payments received to date with respect thereto.

(k)          Except as set forth in Section 5.18(k) of such Party’s Disclosure Letter:

(i)          Since the Applicable Date, neither such Party nor any of its Subsidiaries, nor any of the respective directors, officers or employees, nor to the Knowledge of such Party, any consultants or agents of such Party or any of its Subsidiaries, is or has been under administrative, civil or criminal investigation, indictment or criminal information by any Governmental Entity with respect to the award or performance of any Party Government Contract, the subject of any actual or, to the Knowledge of such Party, threatened in writing, “whistleblower” or “qui tam” lawsuit, or any audit or, to such Party’s Knowledge, investigation of such Party or any of its Subsidiaries with respect to any alleged irregularity, misstatement or omission arising under or relating to any Party Government Contract.

(ii)          Since the Applicable Date, (A) neither such Party nor any of its Subsidiaries has made any voluntary disclosure to any Governmental Entity with respect to any alleged irregularity, misstatement or omission arising under or relating to a Party Government Contract and (B) neither such Party nor any of its Subsidiaries has made any disclosure under the Federal Acquisition Regulation (“FAR”) mandatory disclosure or payment provisions to any Governmental Entity and as of the date of this Agreement, there are no facts that would require mandatory disclosure under the FAR.

(iii)          Such Party and its Subsidiaries and their respective employees possess all facility and personnel security clearances necessary to perform all Party Government Contracts, and all such security clearances are valid and in full force and effect. Since the Applicable Date, such Party and its Subsidiaries have complied with all security obligations incorporated in any Government Contract to which such Party or any of its Subsidiaries is party and all national security obligations applicable to such Party and its Subsidiaries relating to the safeguarding of and access to classified information, including without limitation, those specified in the National Industrial Security Program Operating Manual, DOD 5220.22-M (February 28, 2006), as amended (the “NISPOM”).

(iv)          Such Party, its Affiliates, its Subsidiaries or other related Persons are not currently limited, prohibited or otherwise restricted from performing or bidding for any work or future business opportunities due to “organizational conflicts of interest” (as defined in FAR Subpart 9.5) or Party Government Contract terms or provisions, except pursuant to existing organizational conflicts of interest mitigation plans submitted by such Party or any of its Subsidiaries in connection with any Party Government Contract.

5.19.        Title to Assets. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on such Party, (i) such Party has good and marketable title to, or in the case of leased assets, valid leasehold interests in, all of its assets, tangible or intangible, free and clear of any Encumbrances other than Permitted Encumbrances, (ii) such Party owns or leases all tangible personal property used in or necessary to conduct its business as presently conducted by such Party, except for any property, as defined in FAR 45.101, which is currently being provided to such Party by the U.S. Government or a prime contractor under a Government Contract where such Party is a subcontractor, and (iii) each such item of tangible personal property is in all respects in good operating condition and repair, ordinary wear and tear excepted.

5.20.        Real Property.

(a)          Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on such Party, with respect to the Owned Real Property of such Party, (i) such Party or one of its Subsidiaries, as applicable, has good and marketable title to such Owned Real Property, free and clear of any Encumbrance except for Permitted Encumbrances, and (ii) there are no outstanding options or rights of first refusal to purchase such Owned Real Property, or any portion thereof or interest therein.

(b)          With respect to the Leased Real Property of such Party, the lease or sublease for such property is valid, legally binding, enforceable and in full force and effect, and none of such Party or any of its Subsidiaries is in breach of or default under such lease or sublease, and no event has occurred, which, with notice, lapse of time or both, would constitute a breach or default by any of such Party or its Subsidiaries or permit termination, modification or acceleration by any third party thereunder, except in each case as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on such Party.

5.21.        Affiliate Transactions. To the Knowledge of such Party, there are not, as of the date hereof, any related party transactions, agreements, arrangements or understandings between such Party or its Subsidiaries, on the one hand, and such Party’s Affiliates (other than wholly owned Subsidiaries of such Party), or other Persons on the other hand, in each case, that would be required to be disclosed by such Party under Item 404 of Regulation S‑K under the Securities Act.

5.22.        No Other Representations or Warranties; Non-Reliance. Except for the representations and warranties made by such Party in this Article V and Article VI and, with respect to Harris, the representations and warranties made by Harris with respect to Merger Sub in Article VII, neither such Party nor any other Person makes any express or implied representation or warranty with respect to such Party or any of its Affiliates or any of their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects in connection with this Agreement or the Transactions, and such Party expressly disclaims any such other representations or warranties. In particular, without limiting the foregoing, neither such Party nor any other Person makes or has made any representation or warranty to any other Party or any of such other Party’s Affiliates or Representatives with respect to (a) any financial projection, forecast, estimate, budget or prospect information relating to such Party, any of its Affiliates or any of their respective businesses or (b) any oral or written information made available to any other Party or any of such other Party’s Affiliates or Representatives in the course of their evaluation of such Party, the negotiation of this Agreement or in the course of the Transactions. Notwithstanding the foregoing, nothing in this Section 5.22 shall limit a Party’s remedies in the event of common law fraud arising from the express representations and warranties made by any other Party in this Article V and Article VI or, with respect to Harris, the representations and warranties made by Harris with respect to Merger Sub in Article VII.

ARTICLE VI

INDIVIDUAL REPRESENTATIONS AND WARRANTIES OF L3 AND HARRIS

Except as set forth in the Reports of L3 or Harris, as applicable, filed with or furnished to the SEC during the period from January 1, 2017 through the Business Day prior to the date of this Agreement (excluding any disclosures set forth or referenced in any risk factor section or in any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature) or in the corresponding sections or subsections of the Harris Disclosure Letter or L3 Disclosure Letter delivered to the other Party concurrently with the execution and delivery of this Agreement (it being agreed that for purposes of the representations and warranties set forth in this Article VI, disclosure of any item in any section or subsection of the Harris Disclosure Letter or L3 Disclosure Letter, as applicable, shall be deemed disclosure with respect to any other section or subsection of the Harris Disclosure Letter or L3 Disclosure Letter, as applicable, to which the relevance of such item is reasonably apparent on its face), Harris hereby represents and warrants to L3, in respect of Section 6.1, Section 6.2 and Section 6.3, and L3 hereby represents and warrants to Harris and Merger Sub, in respect of Section 6.4, Section 6.5 and Section 6.6, that:

6.1.          Harris Capital Structure. In the case of Harris, the authorized share capital of Harris consists of 500,000,000 shares of Harris Common Stock, of which 117,637,950 shares (inclusive of 20,862 Harris Restricted Shares) were issued and outstanding as of the close of business on October 10, 2018, and 1,000,000 shares of preferred stock, no par value per share, of Harris (“Harris Preferred Stock”), of which no shares were outstanding as of the date of this Agreement. All of the outstanding shares of Harris Common Stock have been, and all shares of Harris Common Stock to be issued pursuant to this Agreement will be, duly authorized, validly issued, fully paid and nonassessable, and none of the shares of Harris Common Stock to be issued pursuant to this Agreement will be issued in violation of any applicable Laws or any preemptive or similar rights. Harris has no shares of Harris Common Stock or Harris Preferred Stock reserved for issuance, except that, as of October 10, 2018, there were (a) 4,699,580 shares of Harris Common Stock reserved for issuance upon the exercise, settlement and vesting of Harris Options, (b) 468,216 shares of Harris Common Stock reserved for issuance upon the settlement or vesting of Harris RSUs, and (c) 517,307 shares of Harris Common Stock reserved for issuance upon the settlement or vesting of Harris PSUs (assuming achievement of applicable performance goals at target value). As of the close of business on October 10, 2018, there were 119,128.83 Harris DSUs outstanding, with respect to which no shares of Harris Common Stock were reserved for issuance upon the settlement thereof. Section 6.1 of the Harris Disclosure Letter sets forth as of October 10, 2018, a complete and correct list of all outstanding (i) Harris

Restricted Shares and Harris Options and (ii) rights of any kind, contingent or accrued, to receive shares of Harris Common Stock or benefits measured in whole or in part by the value of a number of shares of Harris Common Stock granted by Harris (including Harris RSUs, Harris PSUs and Harris DSUs), other than Harris Options, in each case of clauses (i) and (ii), the number of shares of Harris Common Stock issuable thereunder or with respect thereto and the exercise price (if any). Each of the outstanding shares of capital stock or other securities of each of Harris’ Subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and each of the outstanding shares of capital stock or other securities of each of Harris’ Significant Subsidiaries is owned by Harris or by a direct or indirect wholly owned Subsidiary of Harris, free and clear of any pledge, lien, charge, option, hypothecation, mortgage, security interest, adverse right, restriction, prior assignment, license, sublicense or any other encumbrance of any kind or nature whatsoever, whether contingent or absolute, or any agreement, option, right or privilege (whether by Law, Contract or otherwise) capable of becoming any of the foregoing (excluding such transfer restrictions of general applicability as may be provided under the Securities Act, the “blue sky” Laws of the various States of the United States or similar Law of other applicable jurisdictions, an “Encumbrance”, and any action of correlative meaning, to “Encumber”). As of the date of this Agreement, except as set forth in this Section 6.1, there are no outstanding subscriptions, options, warrants, puts, call agreements, understandings, claims or other commitments or rights of any type relating to the issuance, sale or transfer by Harris of any equity securities of Harris, nor are there outstanding any securities which are convertible into or exchangeable for any shares of capital stock of Harris and neither Harris nor any of its Subsidiaries has any obligation to issue any additional securities or to pay for or repurchase any securities of Harris. The shares of Harris Common Stock are, and the shares of Harris Common Stock to be issued pursuant to this Agreement will be, registered under the Exchange Act. Since October 10, 2018 and through the date of this Agreement, Harris has not (A) issued any shares of Harris Common Stock (other than upon the exercise or settlement of Harris Options, Harris RSUs, Harris PSUs or Harris DSUs outstanding as of October 10, 2018, or in connection with matching contributions to Harris’ 401(k) Plans in accordance with the terms of the plan documents) or (B) granted any Harris Equity Awards or similar awards. Harris does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of Harris on any matter.

6.2.          Harris Recommendation and Fairness. In the case of Harris, the Harris Board has, at a meeting duly called and held at which all directors of Harris were present, duly and unanimously adopted resolutions (a) determining that this Agreement and the Transactions are fair to, and in the best interests of, Harris and the holders of shares of Harris Common Stock, (b) directing that the Share Issuance be submitted to the holders of shares of Harris Common Stock for their approval, and the Charter Amendment be submitted to the holders of shares of Harris Common Stock for their adoption and (c) recommending that the holders of shares of Harris Common Stock vote in favor of the approval of the Share Issuance, and in favor of the adoption of the Charter Amendment (the “Harris Recommendation”), which resolutions have not been subsequently rescinded, modified or withdrawn in any way, except as may be permitted by Section 8.2(d)(ii). The Harris Board has received the opinion of its financial advisor, Morgan Stanley & Co. LLC, to the effect that, as of the date of such opinion, and subject to the various assumptions, procedures, matters, qualifications and limitations on the scope of the review undertaken by Morgan Stanley & Co. LLC set forth therein, the Exchange Ratio is fair from a financial point of view to Harris.

6.3.          Harris Brokers and Finders. Neither Harris nor any of its Subsidiaries nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder’s fees in connection with the Transactions, except that Harris has engaged Morgan Stanley & Co. LLC as its financial advisor, the fees and expenses of which will be paid by Harris.

6.4.          L3 Capital Structure. In the case of L3, the authorized share capital of L3 consists of 300,000,000 shares of L3 Common Stock, of which 78,618,670 shares were issued and outstanding as of the close of business on October 10, 2018, and 50,000,000 shares of preferred stock, par value $0.01 per share (“L3 Preferred Stock”), of which no shares were outstanding as of the date of this Agreement. All of the outstanding shares of L3 Common Stock have been duly authorized and are validly issued, fully paid and nonassessable. L3 has no shares of L3 Common Stock or L3 Preferred Stock reserved for issuance, except that, as of October 10, 2018, there were (a) 1,274,309 shares of L3 Common Stock reserved for issuance upon the exercise, settlement and vesting of outstanding L3 Options, (b) 788,982 shares of L3 Common Stock reserved for issuance upon the settlement or vesting of outstanding L3 RSUs, (c) 104,704 shares of L3 Common Stock reserved for issuance upon the settlement or vesting of outstanding L3 PSUs (assuming achievement of applicable performance goals at target value), (d) 92,538 shares of L3 Common Stock reserved for issuance upon the settlement or vesting of outstanding L3 Deferred Director Awards and (e) 161,087 shares of L3 Common Stock reserved for issuance upon the settlement or vesting of outstanding L3 Other Awards. Section 6.4 of the L3 Disclosure Letter sets forth as of October 10, 2018, a complete and correct list of all outstanding (i) L3 Options and (ii) rights of any kind, contingent or accrued, to receive shares of L3 Common Stock or benefits measured in whole or in part by the value of a number of shares of L3 Common Stock granted by L3 (including L3 RSUs, L3 PSUs, L3 Deferred Director Awards and L3 Other Awards), other than L3 Options and purchase rights under the ESPP, in each case of clauses (i) and (ii), the number of shares of L3 Common Stock issuable thereunder or with respect thereto and the exercise price (if any). Each of the outstanding shares of capital stock or other securities of each of L3’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and each of the outstanding shares of capital stock or other securities of each of L3’s Significant Subsidiaries is owned by L3 or by a direct or indirect wholly owned Subsidiary of L3, free and clear of any Encumbrance. As of the date of this Agreement, except as set forth in this Section 6.4, there are no outstanding subscriptions, options, warrants, puts, call agreements, understandings, claims or other commitments or rights of any type relating to the issuance, sale or transfer by L3 of any equity securities of L3, nor are there outstanding any securities which are convertible into or exchangeable for any shares of capital stock of L3 and neither L3 nor any of its Subsidiaries has any obligation to issue any additional securities or to pay for or repurchase any securities of L3. The shares of L3 Common Stock are registered under the Exchange Act. Since October 10, 2018 and through the date of this Agreement, L3 has not (A) issued any shares of L3 Common Stock (other than upon the exercise or settlement of L3 Equity Awards outstanding as of October 10, 2018, or in connection with matching contributions to L3’s 401(k) Plans in accordance with the terms of the plan documents) or (B) granted any L3 Equity Awards or similar awards. L3 does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of L3 on any matter.

6.5.          L3 Recommendation and Fairness. In the case of L3, the L3 Board has, at a meeting duly called and held at which all directors of L3 were present, duly and unanimously adopted resolutions (a) determining that this Agreement and the Transactions are fair to, and in the best interests of, L3 and the holders of shares of L3 Common Stock, (b) approving and declaring advisable this Agreement and the Transactions, including the Merger, (c) directing that this Agreement be submitted to the holders of shares of L3 Common Stock for their adoption, and (d) resolving to recommend that the holders of shares of L3 Common Stock adopt this Agreement (the “L3 Recommendation”), which resolutions have not been subsequently rescinded, modified or withdrawn in any way, except as may be permitted by Section 8.2(d)(ii). The L3 Board has received the opinion of its financial advisor, Goldman Sachs & Co. LLC, to the effect that, as of the date thereof and based upon and subject to the limitations, qualifications and assumptions set forth therein, the Exchange Ratio is fair from a financial point of view, as of the date of such opinion, to the holders of the outstanding shares of L3 Common Stock (other than Harris and its Affiliates).

6.6.          L3 Brokers and Finders. Neither L3 nor any of its Subsidiaries nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder’s fees in connection with the Transactions, except that L3 has engaged Goldman Sachs & Co. LLC as its financial advisor, the fees and expenses of which will be paid by L3.

6.7.          Spin-Off Tax Issues. To the Knowledge of Harris as of the date of this Agreement, neither the merger of Harris Communication Solutions (Indiana), Inc. with and into Exelis Inc. nor any subsequent transaction related to such merger was reasonably likely to result in the application of Section 355(e) of the Code to the distribution of Vectrus, Inc. by Exelis Inc.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES WITH RESPECT TO MERGER SUB

Notwithstanding anything to the contrary in Section 5.22, Harris hereby represents and warrants to L3 that:

7.1.          Organization, Good Standing and Qualification. Merger Sub is a corporation duly organized, validly existing and in good standing under the Law of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted.

7.2.          Capital Structure. The authorized share capital of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share, all of which have been duly authorized and validly issued, are fully paid and nonassessable and are owned directly by Harris free and clear of any Encumbrance. Since its date of incorporation, Merger Sub has not carried on any business or conducted any operations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto.

7.3.          Corporate Authority. Merger Sub has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Transactions, subject only to adoption of this Agreement by Harris as the sole stockholder of Merger Sub. This Agreement has been duly executed and delivered by Merger Sub and constitutes a valid and binding agreement of Merger Sub enforceable against Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

7.4.          Non-Contravention. The execution, delivery and performance of this Agreement by Merger Sub does not, and the consummation of the Transactions will not, constitute or result in a breach or violation of, or a default under, the Organizational Documents of Merger Sub.

7.5.          No Other Representations or Warranties; Non-Reliance. Except for the representations and warranties in this Article VII, Harris does not make any express or implied representation or warranty with respect to Merger Sub, or any of its respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects in connection with this Agreement or the Transactions, and Harris expressly disclaims any such other representations or warranties. Notwithstanding the foregoing, nothing in this Section 7.5 shall limit a Party’s remedies in the event of common law fraud arising from the express representations and warranties made by Harris with respect to Merger Sub in this Article VII.

ARTICLE VIII

COVENANTS

8.1.          Interim Operations.

(a)          L3 and Harris each covenant and agree as to itself and its Subsidiaries that, after the date of this Agreement and prior to the Effective Time (unless L3 or Harris, as applicable, shall otherwise approve in writing (which approval shall not be unreasonably withheld, conditioned or delayed)), and except as otherwise expressly contemplated by this Agreement or as required by a Governmental Entity or applicable Law or as set forth in Section 8.1(a) of such Party’s Disclosure Letter, the business of it and its Subsidiaries shall be conducted in all material respects in the Ordinary Course and, to the extent consistent therewith, it and its Subsidiaries shall use their respective reasonable best efforts to preserve their business organizations intact and maintain existing relations and goodwill with Governmental Entities, customers, suppliers, licensors, licensees, distributors, creditors, lessors, Employees and business associates and keep available the services of its and its Subsidiaries’ present officers, Employees and agents, except as otherwise expressly contemplated by this Agreement or as required by a Governmental Entity or applicable Law. Without limiting the generality of and in furtherance of the foregoing, from the date of this Agreement until the Effective Time, except as otherwise (i) expressly contemplated by this Agreement, (ii) required by a Governmental Entity or applicable Law or the terms of any Material Contract or Benefit Plan existing as of the date of this Agreement, (iii) as approved in writing by the other Party (which approval shall not be unreasonably withheld, conditioned or delayed) or (iv) set forth in Section 8.1(a) of such Party’s

Disclosure Letter, each Party, on its own account, shall not and shall cause its Subsidiaries not to:

(i)          make or propose any change to such Party’s Organizational Documents or, except for amendments that would not materially restrict the operations of such Party’s businesses, the Organizational Documents of any of such Party’s Subsidiaries;

(ii)          other than in the Ordinary Course, except for any such transactions among its wholly owned Subsidiaries, (A) merge or consolidate itself or any of its Subsidiaries with any other Person, or (B) restructure, reorganize or completely or partially liquidate;

(iii)          acquire assets outside of the Ordinary Course from any other Person (A) with a fair market value or purchase price in excess of $200 million in the aggregate in any transaction or series of related transactions (including incurring any Indebtedness related thereto), in each case, including any amounts or value reasonably expected to be paid in connection with a future earn-out, purchase price adjustment, release of “holdback” or similar contingent payment obligation, or (B) that would reasonably be expected to prevent, materially delay or materially impair the ability of L3 or Harris, as applicable, to consummate the Transactions, in each case, other than acquisitions of inventory or other goods in the Ordinary Course;

(iv)          issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or Encumbrance of, or otherwise enter into any Contract or understanding with respect to the voting of, any shares of its capital stock or of any of its Subsidiaries (other than the issuance of shares (A) by its wholly owned Subsidiary to it or another of its wholly owned Subsidiaries, (B) in respect of equity-based awards outstanding as of the date of this Agreement, or (C) granted in accordance with Section 8.1(a)(xviii), the ESPP or each Party’s 401(k) Plans, in each of clauses (B) and (C), in accordance with their terms and, as applicable, the plan documents as in effect on the date of this Agreement), or securities convertible or exchangeable into or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities;

(v)          create or incur any Encumbrance (other than any Permitted Encumbrances) over any material portion of such Party’s and its Subsidiaries’ consolidated properties and assets that is not incurred in the Ordinary Course on any of its assets or any of its Subsidiaries;

(vi)          make any loans, advances, guarantees or capital contributions to or investments in any Person (other than to or from L3 and any of its wholly owned Subsidiaries or to or from Harris and any of its wholly owned Subsidiaries, as applicable, or in accordance with Section 8.1(a)(xviii)) in excess of $50 million in the aggregate;

(vii)          declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for dividends paid by any direct or indirect wholly owned Subsidiary to it or to any other direct or indirect wholly owned Subsidiary); provided, that (A)(1) Harris may make, declare and pay one regular quarterly cash dividend in each quarter of the year ending June 28, 2019 in an amount per share of $0.685 per quarter with a record date consistent with the record date for each quarterly period of the year ended June 29, 2018 and (2) from and after July 1, 2019, Harris may make, declare and pay one regular quarterly cash dividend in each quarter of the year ending June 30, 2020 in an amount per share up to $0.055 higher than the dividend paid for the same quarterly period of the year ended June 28, 2019 and with a record date consistent with the record date for each quarterly period of the year ended June 28, 2019, if, in the case of clauses (1) and (2), Harris provides L3 with written notice of each record date it will select at least twenty (20) Business Days prior to the declaration date in respect of such applicable record date and (B)(1) L3 may make, declare and pay one regular quarterly cash dividend in each quarter of the year ending December 31, 2018 in an amount per share of $0.80 per quarter and with a record date consistent with the record date for each quarterly period of the year ended December 31, 2017 and (2) from and after January 1, 2019, L3 may make, declare and pay one regular quarterly cash dividend in each quarter of the year ending December 31, 2019 in an amount per share up to $0.05 higher than the dividend paid for the same quarterly period of the year ended December 31, 2018 and with a record date consistent with the record date for each quarterly period of the year ended December 31, 2018, if, in the case of clauses (1) and (2), L3 provides Harris with written notice of each record date it will select at least twenty (20) Business Days prior to the declaration date in respect of such applicable record date, in each case, solely to the extent such payment is coordinated pursuant to, and permitted by, Section 8.17;

(viii)          reclassify, split, combine, subdivide or redeem, purchase (through such Party’s share repurchase program or otherwise) or otherwise acquire, directly or indirectly, any of its capital stock or securities convertible or exchangeable into or exercisable for any shares of its capital stock, other than with respect to (A) the capital stock or other equity interests of a wholly owned Subsidiary of L3 or Harris, as applicable; (B) net withholding upon the exercise or settlement of equity-based awards outstanding as of the date of this Agreement or granted in accordance with Section 8.1(a)(xviii) in the Ordinary Course and in accordance with their terms and, as applicable, the plan documents as in effect on the date of this Agreement; or (C) such Party’s matching contributions to its 401(k) Plans in the form of capital stock in the Ordinary Course and in accordance with the terms of the plan documents as in effect on the date of this Agreement;

(ix)          except to the extent expressly provided by, and consistent with, Section 8.1(a)(ix) of such Party’s Disclosure Letter, make or authorize any payment of, or accrual or commitment for, capital expenditures, except any such expenditure (A) to the extent reasonably necessary to avoid a material business interruption as a result of any act of God, war, terrorism, earthquake, fire, hurricane, storm, flood, civil disturbance, explosion, partial or entire failure of utilities or IT Assets, or any other similar cause not reasonably within the control of such Party or its Subsidiaries, (B) not in excess of $50 million in the aggregate during any consecutive twelve (12) month period (other than capital expenditures within the thresholds set forth in Section 8.1(a)(ix) of such Party’s Disclosure Letter), or (C) expenditures that such Party reasonably determines are necessary to maintain the safety and integrity of any asset or property in response to any unanticipated and subsequently discovered events, occurrences or developments (provided that L3 or Harris, as applicable, will use its reasonable best efforts to consult with the other Party prior to making or agreeing to any such capital expenditure);

(x)          other than in the Ordinary Course, enter into any Contract that would have been a Material Contract had it been entered into prior to this Agreement or amend, modify, supplement, waive, terminate, assign, convey, Encumber or otherwise transfer, in whole or in part, rights or interest pursuant to or in any Material Contract other than (A) expirations of any such Contract in the Ordinary Course in accordance with the terms of such Contract, or (B) non-exclusive licenses, covenants not to sue, releases, waivers or other rights under Intellectual Property owned by L3 and its Subsidiaries or Harris or any of its Subsidiaries, as applicable, in each case, granted in the Ordinary Course;

(xi)          other than in the Ordinary Course or with respect to amounts that are not material to such Party and its Subsidiaries, taken as a whole, cancel, modify or waive any debts or claims held by it or any of its Subsidiaries or waive any rights held by it or any of its Subsidiaries;

(xii)          settle or compromise, or offer or propose to settle or compromise any material Proceeding, including before a Governmental Entity, except in accordance with the parameters set forth in Section 8.1(a)(xii) of such Party’s Disclosure Letter; provided that no such settlement or compromise, or offer in respect thereof, may involve any injunctive or other non-monetary relief which, in either case, imposes any material restrictions on the business operations of such Party and its Subsidiaries or Affiliates;

(xiii)          make any changes with respect to its material accounting policies or procedures, except as required by changes to GAAP;

(xiv)          other than in the Ordinary Course, make, change or revoke any material Tax election, change an annual Tax accounting period, adopt or change any material Tax accounting method, file any Tax Return other than on a basis consistent with past practice, enter into any material closing agreement with respect to Taxes, settle any material Tax claim, audit, assessment or dispute, surrender any right to claim a refund of a material amount of Taxes, or agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of any material Tax;

(xv)          transfer, sell, lease, divest, cancel or otherwise dispose of, or permit or suffer to exist the creation of any Encumbrance upon, any assets (tangible or intangible), product lines or businesses material to it and its Subsidiaries, taken as a whole, including capital stock of any of its Subsidiaries, except in connection with (A) sales of goods or services provided in the Ordinary Course, (B) sales of obsolete assets, and (C) sales, leases, licenses or other dispositions of assets (not including services) with a fair market value not in excess of $100 million in the aggregate other than pursuant to Material Contracts or Party Government Contracts in effect prior to the date of this Agreement, or entered into after the date of this Agreement in accordance with this Agreement;

(xvi)          cancel, abandon or otherwise allow to lapse or expire any Intellectual Property that is material to the businesses of L3 and its Subsidiaries or Harris and its Subsidiaries, as applicable, taken as a whole, as each are currently conducted;

(xvii)          amend or fail to comply with L3’s and its Subsidiaries’ or Harris’ and its Subsidiaries’ or, as applicable, privacy and security policies, or alter the operation or security of any IT Assets owned, used or held for use in the operation of L3’s and its Subsidiaries’ or Harris’ and its Subsidiaries’ businesses, as applicable, in each case, in a manner that would be materially less protective of any confidential or proprietary information that is owned by or in the possession or control of L3 or any of its Subsidiaries or Harris or any of its Subsidiaries, as applicable, including any information stored on or processed by such IT Assets;

(xviii)          increase or change the compensation or benefits payable to any Employee other than in the Ordinary Course, provided that, notwithstanding the foregoing, except as expressly disclosed in Section 8.1(a)(xviii) of such Party’s Disclosure Letter or pursuant to a L3 Benefit Plan or Harris Benefit Plan, as applicable, in effect as of the date of this Agreement, the Parties shall not: (A) grant any new long-term incentive or equity-based awards, or amend or modify the terms of any such outstanding awards under any L3 Benefit Plan or Harris Benefit Plan, as applicable; (B) grant any transaction or retention bonuses; (C) increase or change the compensation or benefits payable to any executive officer (other than changes in benefits that are generally applicable to all salaried Employees in the particular geographic region and that are made in the Ordinary Course); (D) increase or change the severance terms applicable to any Employee, except that both Parties may pay severance benefits in amounts that would not exceed the levels that would be payable under Harris’ Severance Pay Plan; or (E) terminate the employment of any executive officer (other than for cause) or hire any new executive officer (other than as a replacement hire receiving substantially similar terms of employment);

(xix)          become a party to, establish, adopt, amend, commence participation in or terminate any collective bargaining agreement or other agreement with a labor union, works council or similar organization, in each case, other than in the Ordinary Course;

(xx)          incur any Indebtedness (including the issuance of any debt securities, warrants or other rights to acquire any debt security) or guarantee any such Indebtedness, except for (A) Indebtedness for borrowed money incurred in the Ordinary Course under L3’s or Harris’, as applicable, revolving credit facilities and other lines of credit existing as of the date of this Agreement, (B) guarantees by L3 or any wholly owned Subsidiary of L3 of Indebtedness of L3 or any other wholly owned Subsidiary of L3, (C) guarantees by Harris or any wholly owned Subsidiary of Harris of Indebtedness of Harris or any other wholly owned Subsidiary of Harris, (D) Indebtedness incurred in connection with a refinancing or replacement of existing Indebtedness (but in all cases which refinancing or replacement shall not increase the aggregate amount of Indebtedness permitted to be outstanding thereunder and in each case on customary commercial terms consistent in all material respects with the Indebtedness being refinanced or replaced), (E) Indebtedness incurred pursuant to letters of credit, performance bonds or other similar arrangements in the Ordinary Course, (F) interest, exchange rate and commodity swaps, options, futures, forward contracts and similar derivatives or other hedging Contracts (1) not entered for speculative purposes and (2) entered into in the Ordinary Course and in compliance with its risk management and hedging policies or practices in effect on the date of this Agreement or (G) Indebtedness incurred by mutual agreement of the Parties in accordance with Section 8.8; or

(xxi)          agree or commit to do any of the foregoing.

(b)          Nothing contained in this Agreement shall give L3 or Harris, directly or indirectly, the right to control or direct the other Party’s operations prior to the Effective Time. Prior to the Effective Time, each Party will exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations. Notwithstanding anything in this Agreement to the contrary, no consent of L3 or Harris shall be required with respect to any matter set forth in this Section 8.1 or elsewhere in this Agreement to the extent that the requirement of such consent would, upon the advice of outside antitrust legal counsel, violate applicable Antitrust Law. Nothing in this Agreement, including any of the actions, rights or restrictions set forth herein, will be interpreted in such a way as to require compliance by any Party if such compliance would result in the violation of any rule, regulation or policy of any applicable Law.

8.2.          Acquisition Proposals; Change of Recommendation.

(a)          No Solicitation. Except as expressly permitted by this Section 8.2, L3 and Harris each shall not, and none of their respective Subsidiaries shall, and shall use their respective reasonable best efforts to cause their and their respective Subsidiaries’ directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives (such directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives, collectively, “Representatives”) not to, directly or indirectly:

(i)          initiate, solicit, propose, knowingly encourage (including by way of furnishing information) or knowingly take any action designed to facilitate any inquiry regarding, or the making of any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to, an Acquisition Proposal (other than discussions solely to clarify whether such proposal or offer constitutes an Acquisition Proposal);

(ii)          engage in, continue or otherwise participate in any discussions with or negotiations relating to, or otherwise cooperate in any way with, any Acquisition Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to an Acquisition Proposal (other than to state that the terms of this provision prohibit such discussions or negotiations, or discussions solely to clarify whether such proposal or offer constitutes an Acquisition Proposal);

(iii)          provide any nonpublic information to any Person in connection with any Acquisition Proposal or any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to an Acquisition Proposal; or

(iv)          otherwise knowingly facilitate any effort or attempt to make an Acquisition Proposal or any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to an Acquisition Proposal.

(b)           Exceptions. Notwithstanding anything in Section 8.2(a) to the contrary, prior to the time, but not after, in the case of L3, the Requisite L3 Vote is obtained or, in the case of Harris, the Requisite Harris Vote is obtained, in response to an unsolicited, bona fide written

Acquisition Proposal received after the date of this Agreement (that did not arise from or in connection with a breach of the obligations set forth in this Section 8.2), L3 or Harris, as applicable, may:

(i)          provide information in response to a request therefor (including nonpublic information regarding it or any of its Subsidiaries) to the Person who made such Acquisition Proposal, provided that such information has previously been made available to, or is made available to, L3 or Harris, as applicable, prior to or concurrently with the time such information is made available to such Person and that, prior to furnishing any such information, L3 or Harris, as applicable, receives from the Person making such Acquisition Proposal an executed confidentiality agreement with terms that are not less restrictive to the other party than the terms in the Confidentiality Agreement are on L3 or Harris, as applicable; provided, however, that if the Person making such Acquisition Proposal is a known competitor of L3 or Harris, as applicable, L3 or Harris, as applicable, shall not provide any commercially sensitive nonpublic information to such Person in connection with any actions permitted by this Section 8.2(b) other than in accordance with customary “clean room” or other similar procedures designed to limit the disclosure of competitively sensitive information; and

(ii)          participate in any discussions or negotiations with any such Person regarding such Acquisition Proposal;

in each case, if, and only if, prior to taking any action described in clauses (i) or (ii) above, the L3 Board or the Harris Board, as applicable, determines in good faith after consultation with its outside legal counsel that (A) based on the information then available and after consultation with its financial advisor, such Acquisition Proposal either constitutes a Superior Proposal or would reasonably be expected to result in a Superior Proposal and (B) failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law.

(c)           Notice of Acquisition Proposals. L3 and Harris each shall promptly (and, in any event, within twenty-four (24) hours) give notice to the other Party if (i) any inquiries, proposals or offers with respect to an Acquisition Proposal are received by, (ii) any information is requested in connection with any Acquisition Proposal from, or (iii) any discussions or negotiations with respect to an Acquisition Proposal are sought to be initiated or continued with, it or any of its Representatives, setting forth in such notice the name of such Person and the material terms and conditions of any proposals or offers (including, if applicable, complete copies of any written requests, proposals or offers, including proposed agreements) and thereafter shall keep the other Party informed, on a current basis (and, in any event, within twenty-four (24) hours), of the status and material terms of any such proposals or offers (including any material amendments thereto) and the status of any such discussions or negotiations, including any change in its intentions as previously notified.

(d)          No Change of Recommendation.

(i)          Except as permitted by Section 8.2(d)(ii) and Section 8.2(e), each of the L3 Board and the Harris Board, including any committee thereof, agrees it shall not:

(A)          withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify) the L3 Recommendation or the Harris Recommendation, as applicable, in a manner adverse to L3 or Harris, as applicable;

(B)          fail to include the L3 Recommendation or the Harris Recommendation, as applicable, in the Proxy/Prospectus;

(C)          fail to (x) reaffirm the L3 Recommendation or Harris Recommendation, as applicable, and (y) recommend against acceptance of a tender or exchange offer by its stockholders pursuant to Rule 14d-2 under the Exchange Act for outstanding shares of L3 Common Stock or Harris Common Stock, as applicable (other than by L3 or an Affiliate of L3 or Harris or an Affiliate of Harris, as applicable), in each case, within ten (10) Business Days after the commencement of such tender offer or exchange offer (or, if earlier, prior to the L3 Stockholders Meeting or Harris Stockholders Meeting, as applicable);

(D)          approve or recommend, or publicly declare advisable or publicly propose to enter into, any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement (other than a confidentiality agreement referred to in Section 8.2(b) entered into in compliance with Section 8.2(b)) relating to any Acquisition Proposal (an “Alternative Acquisition Agreement”, and any of the actions set forth in the foregoing clauses (A), (B), (C) and (D), a “Change of Recommendation”); or

(E)          cause or permit L3 or Harris, as applicable, to enter into an Alternative Acquisition Agreement.

(ii)          Notwithstanding anything in this Agreement to the contrary, prior to the time, in the case of L3, the Requisite L3 Vote is obtained or, in the case of Harris, the Requisite Harris Vote is obtained, the L3 Board or the Harris Board, as applicable, may effect a Change of Recommendation if (A)(1) an unsolicited, bona fide written Acquisition Proposal received after the date of this Agreement that did not arise from or in connection with a breach of the obligations set forth in Section 8.2(a) is received by L3 or Harris, as applicable, and is not withdrawn, and the L3 Board or the Harris Board, as applicable, determines in good faith, after consultation with its outside legal counsel and its financial advisor that such Acquisition Proposal constitutes a Superior Proposal or (2) an Intervening Event has occurred, and (B) the L3 Board or Harris Board, as applicable, determines in good faith, after consultation with its outside legal counsel and its financial advisor, that failure to effect a Change of Recommendation in response to such Superior Proposal or Intervening Event, as applicable, would be inconsistent with the directors’ fiduciary duties under applicable Law; provided, however, that a Change of Recommendation may not be made unless and until L3 has given Harris or Harris has given L3, as applicable, written notice of such action and the basis therefor four (4) Business Days in advance, which notice shall set forth in writing that the L3 Board or the Harris Board, as applicable, intends to consider whether to take such action and (x) in the case of a Superior Proposal, comply in form, substance and delivery with the provisions of Section 8.2(c) and (y) in the case of an Intervening Event, include a reasonably detailed description of such Intervening Event (such notice, the “Board Recommendation Notice”). After giving such Board Recommendation Notice and prior to effecting such Change of Recommendation, L3 or Harris, as applicable, shall negotiate in good faith with the other Party (to the extent the other Party wishes to negotiate), to make such revisions to the terms of this Agreement as would permit the L3 Board or the Harris Board, as applicable, not to effect a Change of Recommendation in response thereto. At the end of the four (4) Business Day period, prior to and as a condition to taking action to effect a Change of Recommendation, the L3 Board or the Harris Board, as applicable, shall take into account any changes to the terms of this Agreement proposed in writing by the other Party and any other information offered by the other Party in response to the Board Recommendation Notice, and shall have determined in good faith after consultation with its outside legal counsel and its financial advisor that (I) in the case of a Superior Proposal, such Superior Proposal would continue to constitute a Superior Proposal and, in the case of an Intervening Event, that such Intervening Event remains in effect and (II) the failure to effect a Change of Recommendation in response to such Superior Proposal or Intervening Event, as applicable, would be inconsistent with the directors’ fiduciary duties under applicable Law, in each case, if such changes offered in writing by the other Party were to be given effect. Any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of Section 8.2(c) and this Section 8.2(d)(ii) except that references in this Section 8.2(d)(ii) to “four (4) Business Days” shall be deemed to be references to “two (2) Business Days.”

(e)           Certain Permitted Disclosure. Nothing contained in this Section 8.2 shall prohibit L3 or Harris, as applicable, from (i) complying with its disclosure obligations under United States federal or state Law with regard to an Acquisition Proposal or (ii) making any “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act; provided, however, that neither Harris nor L3 may effect a Change of Recommendation except in accordance with Section 8.2(d)(ii).

(f)           Existing Discussions. L3 and Harris each shall, and shall cause their respective Subsidiaries and shall use its reasonable best efforts to cause their respective Representatives to, immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Person conducted heretofore with respect to any Acquisition Proposal, or proposal that would reasonably be expected to lead to an Acquisition Proposal. L3 and Harris, as applicable, shall promptly deliver a written notice to each such Person providing only that each of L3 and Harris, as applicable, is ending all discussions and negotiations with such Person with respect to any Acquisition Proposal, or proposal or transaction that would reasonably be expected to lead to an Acquisition Proposal, which notice shall also request the prompt return or destruction of all confidential information concerning L3 and any of its Subsidiaries or Harris and any of its Subsidiaries, as applicable, heretofore furnished to such Person by or on behalf of L3 or Harris, as applicable, or any of their respective Subsidiaries, as applicable. L3 and Harris, as applicable, will promptly terminate all physical and electronic data access previously granted to such Persons.

(g)          Standstill Provisions. During the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article X and the Effective Time, L3 and Harris, as applicable, shall not terminate, amend, modify or waive any provision of any confidentiality, “standstill” or similar agreement to which L3 and Harris, as applicable, or any of their respective Subsidiaries is a party and shall enforce, to the fullest extent permitted under applicable Law, the provisions of any such agreement, including by obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof.

8.3.         Proxy/Prospectus Filing; Information Supplied.

(a)          As promptly as practicable after the date of this Agreement, L3 and Harris shall prepare and file with the SEC the joint proxy statement relating to the L3 Stockholders Meeting and the Harris Stockholders Meeting (as amended or supplemented from time to time, the “Proxy/Prospectus”), and Harris shall prepare and file with the SEC, Harris’ registration statement on Form S‑4 (as amended or supplemented from time to time, the “Registration Statement”, with the Proxy/Prospectus constituting a part thereof). L3 and Harris each shall use its reasonable best efforts to respond promptly to comments from the SEC and have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, to promptly thereafter mail the Proxy/Prospectus (including the Registration Statement) to the respective stockholders of each of L3 and Harris, and to maintain the effectiveness of the Registration Statement for as long as necessary to consummate the Transactions.

(b)          Each of L3 and Harris shall promptly notify the other of the receipt of all comments from the SEC and of any request by the SEC for any amendment or supplement to the Registration Statement or the Proxy/Prospectus or for additional information and shall promptly provide to the other copies of all correspondence between it or any of its Representatives and the SEC with respect to the Registration Statement or Proxy/Prospectus. Each of Harris and L3 shall advise the other, promptly after receipt of notice thereof, of the time of effectiveness of the Registration Statement, the issuance of any stop order relating thereto or the suspension of the qualification of shares of Harris Common Stock for offering or sale in any jurisdiction, and each of Harris and L3 shall use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. Harris shall also use its reasonable best efforts to take any other action (other than qualifying to do business in any jurisdiction in which it is not so qualified on the date of this Agreement) required to be taken under any applicable securities Laws, rules or regulations in connection with the Transactions, the issuance of shares of Harris Common Stock pursuant to this Agreement and the treatment of L3 Options and other L3 Equity Awards pursuant to Section 2.4, and L3 shall furnish all information concerning L3 and the holders of L3 Common Stock, L3 and other L3 Equity Awards as may be reasonably requested in connection with any such action.

(c)          Each of L3 and Harris agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it or its Subsidiaries for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) the Proxy/Prospectus and any amendment or supplement thereto will, at the date of mailing to the stockholders of L3 and Harris and at the times of the L3 Stockholders Meeting and Harris Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. L3 and Harris will cause the Proxy/Prospectus and Harris will cause the Registration Statement to comply as to form in all material respects with the applicable provisions of the Securities Act and the rules and regulations thereunder. If, at any time prior to the Effective Time, either Party obtains knowledge of any information pertaining to it or previously provided by it for inclusion in the Registration Statement or the Proxy/Prospectus that would require any amendment or supplement to the Registration Statement or the Proxy/Prospectus so that any of such documents would not include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, such Party shall promptly advise the other Party and the Parties shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Proxy/Prospectus and the Registration Statement and, as required by applicable Law, in disseminating the information contained in such amendment or supplement to the L3 stockholders and the Harris stockholder.

(d)          Each of L3 and Harris will provide their respective legal counsel with a reasonable opportunity to review and comment on drafts of the Proxy/Prospectus, the Registration Statement, responses to any comments from the SEC with respect thereto, and other documents related to the L3 Stockholders Meeting, the Harris Stockholders Meeting or the issuance of the shares of Harris Common Stock in respect of the Merger, prior to filing such documents with the applicable Governmental Entity and mailing such documents to the stockholders of L3 and Harris, as applicable. Each Party will include in the Proxy/Prospectus, the Registration Statement and such other documents related to the L3 Stockholders Meeting, the Harris Stockholders Meeting or the issuance of the shares of Harris Common Stock in respect of the Merger with all comments reasonably and promptly proposed by the other Party or its legal counsel and each agrees that all information relating to Harris and its Subsidiaries included in the Proxy/Prospectus and the Registration Statement shall be in form and content satisfactory to Harris, acting reasonably, and all information relating to L3 and its Subsidiaries included in the Proxy/Prospectus and the Registration Statement shall be in form and content satisfactory to L3, acting reasonably. Notwithstanding the foregoing, the provisions of this Section 8.3(d) shall (i) not apply with respect to information relating to Change of Recommendation and (ii) in respect of documents filed by a Party that are incorporated by reference in the Registration Statement or Proxy/Prospectus, apply only with respect to the information relating to the other Party or the other Party’s business, financial condition or results of operations or the Combined Company.

8.4.          Stockholders Meetings.

(a)          L3 will take, in accordance with applicable Law and its Organizational Documents, all action necessary to convene the L3 Stockholders Meeting as promptly as practicable after the Registration Statement is declared effective, and in any event (to the extent permitted by applicable Law) within thirty (30) Business Days thereafter to consider and vote upon the adoption of this Agreement and to cause such vote to be taken, and shall not postpone or adjourn such meeting except to the extent required by Law, in accordance with Section 8.4(c), or if, as of the time for which the L3 Stockholders Meeting was originally scheduled (as set forth in the Proxy/Prospectus), there are insufficient shares of L3 Common Stock represented (either in person or by proxy) and voting to adopt this Agreement or to constitute a quorum necessary to conduct the business of the L3 Stockholders Meeting. L3 shall, subject to the right of the L3 Board to effect a Change of Recommendation in accordance with Section 8.2(d)(ii), use reasonable best efforts to solicit from the stockholders of L3 proxies in favor of the proposal to adopt this Agreement and to secure the Requisite L3 Vote (it being understood that the foregoing shall not require the L3 Board to recommend in favor of the adoption of this Agreement, if a Change of Recommendation has been effected in accordance with Section 8.2(d)(ii)).

(b)          Harris will take, in accordance with applicable Law and its Organizational Documents, all action necessary to convene the Harris Stockholders Meeting as promptly as practicable after the Registration Statement is declared effective, and in any event (to the extent permitted by applicable Law) within thirty (30) Business Days thereafter to consider and vote upon the issuance of shares of Harris Common Stock in the Merger and the approval of the Charter Amendment and to cause such vote to be taken, and shall not postpone or adjourn such meeting except to the extent required by Law, in accordance with Section 8.4(c) or if, as of the time for which the Harris Stockholders Meeting was originally scheduled (as set forth in the Proxy/Prospectus), there are insufficient shares of Harris Common Stock represented (either in person or by proxy) and voting to approve the Share Issuance or the Charter Amendment, as applicable, to constitute a quorum necessary to conduct the business of the Harris Stockholders Meeting. Harris shall, subject to the right of the Harris Board to effect a Change of Recommendation in accordance with Section 8.2(d)(ii), use reasonable best efforts to solicit from the stockholders of Harris proxies in favor of the Share Issuance and the Charter Amendment and to secure the Requisite Harris Vote (it being understood that the foregoing shall not require the Harris Board to recommend in favor of the Share Issuance and the Charter Amendment, if a Change of Recommendation has been effected in accordance with Section 8.2(d)(ii)).

(c)          L3 and Harris shall cooperate to schedule and convene the L3 Stockholders Meeting and the Harris Stockholders Meeting on the same date. L3 and Harris each agrees (i) to provide the other reasonably detailed periodic updates concerning proxy solicitation results on a timely basis (including, if requested, promptly providing daily voting reports in the last ten (10) days prior to the applicable stockholder meeting) and (ii) to give written notice to the other Party one (1) day prior to the L3 Stockholders Meeting or the Harris Stockholders Meeting, as applicable, and on the day of, but prior to the L3 Stockholders Meeting or the Harris Stockholders Meeting, as applicable, indicating whether as of such date sufficient proxies representing the Requisite L3 Vote or the Requisite Harris Vote, as applicable, have been obtained. Notwithstanding the foregoing, if, on a date that is two (2) Business Days prior to the date the L3 Stockholders Meeting or the Harris Stockholders Meeting, as applicable, is scheduled (in either case, the “Original Date”), (A) L3 or Harris, as applicable, has not received proxies representing the Requisite L3 Vote or the Requisite Harris Vote, as applicable, whether or not a quorum is present or (B) it is necessary to ensure that any supplement or amendment to the Proxy/Prospectus is required to be delivered, L3 may, or if Harris so requests, shall, or Harris may, or if L3 so requests, shall, postpone or adjourn, or make one or more successive postponements or adjournments of, the L3 Stockholders Meeting or the Harris Stockholders Meeting, as applicable, as long as the date of the L3 Stockholders Meeting or the Harris Stockholders Meeting, as applicable, is not postponed or adjourned more than ten (10) days in connection with any one postponement or adjournment or more than an aggregate of twenty (20) Business Days from the Original Date in reliance on this sentence. In the event that L3 or Harris, as applicable, postpones or adjourns the L3 Stockholders Meeting or the Harris Stockholders Meeting, as applicable, the other Party may postpone or adjourn its stockholders meeting such that the L3 Stockholders Meeting and the Harris Stockholders Meeting are scheduled on the same date.

(d)          Without limiting the generality of the foregoing, each of L3 and Harris agrees that its obligations to hold the L3 Stockholders Meeting and the Harris Stockholders Meeting, as applicable, pursuant to this Section 8.4 shall not be affected by the making of a Change of Recommendation by the L3 Board or the Harris Board, as applicable, and its obligations pursuant to this Section 8.4 shall not be affected by the commencement of or announcement or disclosure of or communication to L3 or Harris, as applicable, of any Acquisition Proposal (including any Superior Proposal) or the occurrence or disclosure of an Intervening Event as to L3 or Harris, as applicable.

(e)          The only matters to be voted upon at the L3 Stockholders Meeting and the Harris Stockholders Meeting are (i) in the case of L3, the Requisite L3 Vote and routine proposals required in connection with such vote and (ii) in the case of Harris, the Requisite Harris Vote and routine proposals required in connection with such vote.

8.5.          Approval of Sole Stockholder of Merger Sub. Promptly following the execution of this Agreement, Harris shall execute and deliver, in accordance with applicable Law and its certificate of incorporation and bylaws, in its capacity as sole stockholder of Merger Sub, a written consent adopting this Agreement.

8.6.          Cooperation; Efforts to Consummate.

(a)          On the terms and subject to the conditions set forth in this Agreement (including Section 8.2), L3 and Harris shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under this Agreement and applicable Law to consummate and make effective the Transactions as soon as reasonably practicable, including preparing and filing as promptly as reasonably practicable and advisable all documentation to effect all necessary notices, reports and other filings (including by filing no later than twenty (20) Business Days after the date of this Agreement the notification and report form required under the HSR Act) and to obtain as promptly as reasonably practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party or any Governmental Entity in order to consummate the Transactions.

(b)          L3 and Harris shall jointly develop and consult with one another on and consider in good faith the views of one another in connection with, all of the information relating to L3 or Harris, as applicable, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the Transactions (including the Proxy/Prospectus). Neither L3 nor Harris shall permit any of its officers or other Representatives to participate in any substantive meeting with any Governmental Entity in respect of any filings, investigation or other inquiry relating to the Transactions unless it consults with the other Party in advance and, to the extent permitted by such Governmental Entity, gives the other Party the opportunity to attend and participate thereat. Subject to applicable Law, each of L3 and Harris and their respective Subsidiaries shall not agree to any actions, restrictions or conditions with respect to obtaining any consents, registrations, approvals, permits, expirations of waiting periods or authorizations in connection with the Transactions, and neither Party shall directly or indirectly extend any waiting period under the HSR Act or enter into any agreement with a Governmental Entity related to this Agreement or the Transactions, in each case, without the prior written consent of the other Party. In exercising the foregoing rights, each of L3 and Harris shall act reasonably and as promptly as reasonably practicable.

(c)          Without limiting the generality of the undertakings pursuant to this Section 8.6, but on the terms and subject to the conditions set forth in this Agreement, including Section 8.6(d), each of L3 and Harris agree to take or cause to be taken the following actions:

(i)          subject to applicable Law, the prompt provision to each and every federal, state, local or foreign court or Governmental Entity with jurisdiction over enforcement of any applicable Antitrust Law (each, a “Governmental Antitrust Entity”) of non-privileged information and documents requested by any Governmental Antitrust Entity or that are necessary, proper or advisable to permit consummation of the Transactions;

(ii)          the prompt use of its reasonable best efforts to take all reasonably necessary, proper or advisable steps to (A) avoid the entry of, and (B) resist, vacate, modify, reverse, suspend, prevent, eliminate or remove any actual, anticipated or threatened temporary, preliminary or permanent injunction or other order, decree, decision, determination or judgment entered or issued, or that becomes reasonably foreseeable to be entered or issued, in any Proceeding or inquiry of any kind, in the case of each of the foregoing clauses (A) and (B), that would reasonably be expected to delay, restrain, prevent, enjoin or otherwise prohibit or make unlawful the consummation of the Transactions, including the defense through litigation (excluding any appeals) on the merits of any claim asserted in any court, agency or other Proceeding by any person or entity (including any Governmental Antitrust Entity) seeking to delay, restrain, prevent, enjoin or otherwise prohibit consummation of the Transactions and the proffer and agreement by L3 or Harris, as applicable, of its willingness to sell, lease, license or otherwise dispose of, or hold separate pending such disposition, and promptly to effect the sale, lease, license, disposal and holding separate of, assets, operations, rights, product lines, licenses, businesses or interests therein of L3 or Harris or either of their respective Subsidiaries (and the entry into agreements with, and submission to orders of, the relevant Governmental Antitrust Entity giving effect thereto) (such sale, lease, license, disposal and holding separate, a “Regulatory Remedy”) if such Regulatory Remedy should be reasonably necessary, proper or advisable so as to permit the consummation of the Transactions on a schedule as close as possible to that contemplated herein.

(d)          Notwithstanding anything in this Section 8.6 to the contrary, neither this Section 8.6 nor the “reasonable best efforts” standard herein shall require, or be construed to require, L3 or Harris or any of their respective Subsidiaries or other Affiliates to (i) waive any of the conditions set forth in Article IX as they apply to such Party, (ii) take, effect or agree to any Regulatory Remedy unless such Regulatory Remedy is conditioned upon the occurrence of the Closing or is effective on or after the Closing or (iii) take, effect or agree to any Regulatory Remedy that individually or in the aggregate with any other Regulatory Remedy to be taken, effected or agreed to, would reasonably be expected to be materially adverse to the condition

(financial or otherwise), properties, assets, operations, liabilities or results of operations of L3, Harris and their Subsidiaries (taken as a whole, after giving effect to the Merger), it being understood that for purposes of clause (iii) any proceeds received, or expected to be received, from effecting a Regulatory Remedy shall not be taken into consideration in making such determination.

(e)          For the avoidance of doubt, L3 and Harris shall cooperate with each other and work in good faith in formulating any Regulatory Remedy.

8.7.          Status; Notifications. Subject to applicable Law and as otherwise required by any Governmental Entity, L3 and Harris each shall keep the other apprised of the status of matters relating to completion of the Transactions, including promptly furnishing the other with copies of notices or other communications received by L3 or Harris, as applicable, or any of its Subsidiaries, from any third party and/or any Governmental Entity with respect to such transactions. L3 and Harris each shall give prompt notice to the other of any change, fact or condition that has had, or would reasonably be expected to have, a Material Adverse Effect on such Party, or of any failure of any condition to the other Party’s obligations to effect the Merger to be satisfied; provided, that the failure to comply with this sentence of this Section 8.7 shall not constitute the failure of any condition set forth in Section 9.2(b) or Section 9.3(b) to be satisfied unless the underlying breach would independently result in the failure of a condition set forth in Section 9.2(b) or Section 9.3(b) to be satisfied; provided, further, that the delivery of any notice pursuant to this sentence of this Section 8.7 shall not limit or otherwise affect the remedies available under this Agreement to the other Party.

8.8.          Financing and Indebtedness. During the period from the date of this Agreement to the Effective Time, the Parties hereto shall cooperate in good faith to mutually determine and implement any necessary, appropriate or desirable arrangements, in anticipation of the consummation of the Transactions contemplated by this Agreement, regarding each Party’s indentures or other documents governing or relating to Indebtedness of the Parties.

8.9.          Information; Access and Reports.

(a)          Subject to applicable Law and the other provisions of this Section 8.9, L3 and Harris each shall (and shall cause its Subsidiaries to), upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy/Prospectus, the Registration Statement or any other statement, filing, notice or application made by or on behalf of Harris, L3 or any of their respective Subsidiaries to any third party or any Governmental Entity in connection with the Transactions, and shall (and shall cause its Subsidiaries to), upon giving of reasonable notice by the other Party, afford the other Party’s officers and other authorized Representatives reasonable access, during normal business hours following reasonable advance notice throughout the period prior to the Effective Time, to its officers, Employees, agents, Contracts, books and records (including the work papers of such Party’s independent accountants upon receipt of any required consents from such accountants), as well as properties, offices and other facilities, and, during such period, each shall (and shall cause its Subsidiaries to) furnish promptly to the other all information concerning its business, properties and personnel as may reasonably be requested.

(b)          The foregoing provisions of this Section 8.9 shall not require and shall not be construed to require either L3 or Harris to permit any access to any of its officers, Employees, agents, Contracts, books or records, or its properties, offices or other facilities, or to permit any inspection, review, sampling or audit, or to disclose or otherwise make available any information that in the reasonable judgment of L3 or Harris, as applicable, would (i) result in the disclosure of any trade secrets of any third parties, competitively sensitive information, information concerning the valuation of L3, Harris or any of their respective Subsidiaries or violate the terms of any confidentiality provisions in any agreement with a third party entered into prior to the date of this Agreement, (ii) result in a violation of applicable Law, including any fiduciary duty, (iii) waive the protection of any attorney‑client privilege, (iv) result in the disclosure of any personal information that would expose the Party to the risk of liability or (v) result in the disclosure of classified information or access to cleared facilities in violation of NISPOM. In the event that L3 or Harris, as applicable, objects to any request submitted pursuant to and in accordance with this Section 8.9 and withholds information on the basis of the foregoing clauses (i) through (v), L3 or Harris, as applicable, shall inform the other Party as to the general nature of what is being withheld and L3 and Harris shall use reasonable best efforts to make appropriate substitute arrangements to permit reasonable disclosure that does not suffer from any of the foregoing impediments, including through the use of reasonable best efforts to (A) obtain the required consent or waiver of any third party required to provide such information and (B) implement appropriate and mutually agreeable measures to permit the disclosure of such information in a manner to remove the basis for the objection, including by arrangement of appropriate clean room procedures, redaction or entry into a customary joint defense agreement with respect to any information to be so provided, if the Parties determine that doing so would reasonably permit the disclosure of such information without violating applicable Law or jeopardizing such privilege. Each of L3 and Harris, as it deems advisable and necessary, may reasonably designate competitively sensitive material provided to the other as “Outside Counsel Only Material” or with similar restrictions. Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient, or otherwise as the restriction indicates, and be subject to any additional confidentiality or joint defense agreement between the Parties. All requests for information made pursuant to this Section 8.9 shall be directed to the executive officer or other Person designated by L3 or Harris, as applicable. All information exchanged or made available shall be governed by the terms of the Confidentiality Agreement.

(c)          To the extent that any of the information or material furnished pursuant to this Section 8.9 or otherwise in accordance with the terms of this Agreement may include material subject to the attorney-client privilege, work product doctrine or any other applicable privilege, including those concerning pending or threatened Proceedings, the Parties understand and agree that they have a commonality of interest with respect to such matters and it is their desire, intention and mutual understanding that the sharing of such material is not intended to, and shall not, waive or diminish in any way the confidentiality of such material or its continued protection under the attorney-client privilege, work product doctrine or other applicable privilege. All such information that is entitled to protection under the attorney-client privilege, work product doctrine or other applicable privilege shall remain entitled to such protection under these privileges, this Agreement, and under the joint defense doctrine.

(d)          No exchange of information or investigation by Harris or its Representatives shall affect or be deemed to affect, modify or waive the representations and warranties of L3 set forth in this Agreement, and no investigation by L3 or its Representatives shall affect or be deemed to affect, modify or waive the representations and warranties of Harris or Merger Sub set forth in this Agreement.

8.10.        Stock Exchange Listing and Delisting. Harris shall use its reasonable best efforts to cause the shares of Harris Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing Date. Harris and L3 shall cooperate in good faith to identify a ticker symbol for the Combined Company from and after the Closing. Prior to the Closing Date, L3 shall cooperate with Harris and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the NYSE to enable the delisting by the Surviving Corporation of the shares of L3 Common Stock from the NYSE and the deregistration of the shares of L3 Common Stock under the Exchange Act as promptly as practicable after the Effective Time.

8.11.        Publicity. The initial press release with respect to the Merger and the other transactions contemplated hereby shall be a joint press release and thereafter L3 and Harris shall consult with each other, and provide meaningful opportunity for review and give due consideration to reasonable comment by the other Party, prior to issuing any press releases or otherwise making planned public statements with respect to the Transactions and prior to making any filings with any third party or any Governmental Entity (including the NYSE) with respect thereto, except (i) as may be required by applicable Law or by obligations pursuant to any listing agreement with or rules of the NYSE, (ii) any consultation that would not be reasonably practicable as a result of requirements of applicable Law, (iii) with respect to any Change of Recommendation made in accordance with this Agreement or L3’s or Harris’ response thereto or any action taken by Harris or the Harris Board or L3 or the L3 Board, as applicable, pursuant to and in accordance with Section 8.2, (iv) in connection with any dispute between the Parties regarding this Agreement or the Transaction or (v) to the extent the content of any such disclosure, announcement or statement is consistent with any previous disclosure, announcement or statement made in accordance with this Agreement. Each of L3 and Harris may make any public statements in response to questions by the press, analysts, investors or those attending industry conferences or analyst or investor conference calls, so long as such statements are not inconsistent with previous statements made jointly by L3 and Harris.

8.12.        Employee Benefits.

(a)          The Parties agree that (i) the Employees of L3 and its Subsidiaries at the Effective Time who continue to remain employed with L3 or its Subsidiaries (the “L3 Continuing Employees”) and (ii) the Employees of Harris and its Subsidiaries at the Effective Time who continue to remain employed with Harris or its Subsidiaries (the “Harris Continuing Employees”) shall, during the period commencing at the Effective Time and ending on December 31, 2019, be provided with base salary or base wage, severance benefit protections, and pension and welfare benefits (subject to those exclusions set forth on Section 8.12(a) of each Party’s Disclosure Letter) that are no less favorable, in the aggregate, than those provided to such L3 Continuing Employees or Harris Continuing Employees, as applicable, immediately prior to the Effective Time; provided, however, that the requirements of this sentence shall not apply to

L3 Continuing Employees or Harris Continuing Employees who are covered by a collective bargaining agreement.

(b)          With respect to any Benefit Plan in which any L3 Continuing Employee or Harris Continuing Employee (collectively, the “Continuing Employees”) first becomes eligible to participate on or after the Effective Time, each Party shall use commercially reasonable efforts to (i) cause any pre-existing conditions or limitations and eligibility waiting periods under any of its group health plans to be waived with respect to the other Party’s Continuing Employees and their eligible dependents, (ii) give the other Party’s Continuing Employees credit for the plan year in which the Effective Time occurs (or the plan year in which the Continuing Employee first becomes eligible to participate in the applicable Benefit Plan, if later) towards applicable deductibles and annual out-of-pocket limits for medical expenses incurred during the plan year but prior to the Effective Time (or eligibility date, as applicable), for which payment has been made and (iii) give the other Party’s Continuing Employees service credit for such Continuing Employee’s employment with the other Party for purposes of vesting, benefit accrual and eligibility to participate under each applicable Benefit Plan, as if such service had been performed with such Party, except for benefit accrual under defined benefit pension plans, for purposes of qualifying for subsidized early retirement benefits (unless otherwise required under applicable Law) or to the extent it would result in a duplication of benefits.

(c)          Prior to making any material written communications to the executive officers of L3 or Harris pertaining to compensation or benefit matters that are affected by the transactions contemplated by this Agreement, each Party shall provide the other Party with a copy of the intended communication, the other Party shall have a reasonable period of time to review and comment on the communication, and the relevant party shall consider any such comments in good faith.

(d)          Nothing contained in this Agreement is intended to (i) be treated as an amendment of any particular L3 Benefit Plan or Harris Benefit Plan, (ii) prevent L3, Harris, the Surviving Corporation or any of their Affiliates from amending or terminating any of their respective Benefit Plans in accordance with their terms, (iii) prevent L3, Harris, the Surviving Corporation or any of their Affiliates, after the Effective Time, from terminating the employment of any L3 Continuing Employee or Harris Continuing Employee or (iv) create any third-party beneficiary rights in any Employee of L3, Harris or any of their Subsidiaries, any beneficiary or dependent thereof, or any collective bargaining representative thereof, with respect to the compensation, terms and conditions of employment and/or benefits that may be provided to any L3 Continuing Employee or Harris Continuing Employee by L3, Harris, the Surviving Corporation or any of their Affiliates or under any Benefit Plan which L3, Harris, the Surviving Corporation or any of their Affiliates may maintain.

8.13.       Taxation.

(a)          None of Harris, L3 or any of their respective Subsidiaries shall take or cause to be taken, or fail to take, any action, whether before or after the Effective Time, that would, or is reasonably likely to, prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(b)          Harris shall use its reasonable best efforts to deliver to Sullivan & Cromwell LLP, counsel to Harris (“Harris’ Counsel”), and Simpson Thacher & Bartlett LLP, counsel to L3 (“L3’s Counsel”), a representation letter dated as of the Closing Date (and, if requested, dated as of the date the Registration Statement shall have been declared effective by the SEC or such other date(s) as determined necessary by counsel in connection with the filing of the Registration Statement or its exhibits) and signed by an officer of Harris, substantially in the form set forth in Section 8.13(b) of the Harris Disclosure Letter (the “Harris Tax Representation Letter”), and L3 shall use its reasonable best efforts to deliver to Harris’ Counsel and L3’s Counsel a representation letter dated as of the Closing Date (and, if requested, dated as of the date the Registration Statement shall have been declared effective by the SEC or such other date(s) as determined necessary by counsel in connection with the filing of the Registration Statement or its exhibits) and signed by an officer of L3, substantially in the form set forth in Section 8.13(b) of the L3 Disclosure Letter (the “L3 Tax Representation Letter”).

(c)          In connection with the satisfaction of the condition set forth in Section 9.2(e), Harris agrees that if Harris receives a Change in Law Opinion from Harris’ Counsel, it shall use reasonable best efforts to obtain a Tax-Free Opinion from an alternative tax counsel of similar standing. In connection with the satisfaction of the condition set forth in Section 9.3(f), L3 agrees that if L3 receives a Change in Law Opinion from L3’s Counsel, it shall use reasonable best efforts to obtain a Tax-Free Opinion from an alternative tax counsel of similar standing. Each of L3 and Harris shall cooperate fully with the alternative tax advisor(s), including by providing the necessary representation letters and other materials reasonably requested by the alternative tax advisor(s). In the event that the alternative tax advisor(s) is unwilling or unable to deliver the required opinion with the requisite level of certainty, and that Harris or L3, as applicable, has used commercially reasonable efforts to obtain such opinion from the alternative tax advisor, then Harris or L3, as applicable, shall not be required to select any other alternative tax advisor.

8.14.       Expenses. Except as otherwise provided in Section 10.5(b) or Section 10.5(c), whether or not the Merger is consummated, all costs and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement and the Transactions, including all fees and expenses of its Representatives, shall be paid by the Party incurring such expense, except that (i) expenses incurred in connection with any filing fees in connection with the HSR Act, any other Antitrust Law, the Registration Statement and the printing and mailing of the Proxy/Prospectus and the Registration Statement shall be shared equally by L3 and Harris and (ii) the Surviving Corporation shall pay all charges and expenses, including those of the Exchange Agent, in connection with the transactions contemplated in Article III and Harris shall reimburse the Surviving Corporation for such charges and expenses.

8.15.       Indemnification; Directors’ and Officers’ Insurance.

(a)          From and after the Effective Time, Harris shall, and shall cause the Surviving Corporation to, indemnify and hold harmless to the fullest extent L3 would be permitted to do so under applicable Law and L3’s Organizational Documents in effect as of the date of this Agreement, each present and former (determined as of the Effective Time) director and officer of L3 or any of its Subsidiaries or any Person who prior to or at the Effective Time served at the request of L3 or any of its Subsidiaries as a director or officer of another Person in which L3 or any of its Subsidiaries has an equity investment, in each case, when acting in such capacity (the “L3 Indemnified Parties”), against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with, arising out of or otherwise related to any Proceeding, in connection with, arising out of or otherwise related to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, including in connection with (i) the Transactions, and (ii) actions to enforce this provision or any other indemnification or advancement right of any L3 Indemnified Party, and Harris or the Surviving Corporation shall also advance expenses as incurred to the fullest extent that L3 would have been permitted to do so under applicable Law and L3’s Organizational Documents in effect as of the date of this Agreement; provided that any Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined by final adjudication that such Person is not entitled to indemnification. From and after the Effective Time, Harris shall, and shall cause the Surviving Corporation to, indemnify and hold harmless to the fullest extent Harris would be permitted to do so under applicable Law and Harris’ Organizational Documents in effect as of the date of this Agreement, each present and former (determined as of the Effective Time) director and officer of Harris or any of its Subsidiaries or any Person who prior to or at the Effective Time served at the request of Harris or any of its Subsidiaries as a director or officer of another Person in which Harris or any of its Subsidiaries has an equity investment, in each case, when acting in such capacity (the “Harris Indemnified Parties” and, together with the L3 Indemnified Parties, the “Indemnified Parties”), against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with, arising out of or otherwise related to any Proceeding, in connection with, arising out of or otherwise related to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, including in connection with (i) the Transactions, and (ii) actions to enforce this provision or any other indemnification or advancement right of any Harris Indemnified Party, and Harris or the Surviving Corporation shall also advance expenses as incurred to the fullest extent that Harris would have been permitted to do so under applicable Law and Harris’ Organizational Documents in effect as of the date of this Agreement; provided that any Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined by final adjudication that such Person is not entitled to indemnification.

(b)          Prior to the Effective Time, L3 shall and, if L3 is unable to, Harris shall cause the Surviving Corporation as of the Effective Time to, obtain and fully pay the premium for “tail” insurance policies for the extension of (i) the directors’ and officers’ liability coverage of L3’s existing directors’ and officers’ insurance policies, and (ii) L3’s existing fiduciary liability insurance policies, in each case for a claims reporting or discovery period of six (6) years from and after the Effective Time (the “Tail Period”) from one or more insurance carriers with the same or better credit rating as L3’s insurance carrier as of the date of this Agreement with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”) with terms, conditions, retentions and limits of liability that are at least as favorable to the insureds as L3’s existing policies with respect to matters existing or occurring at or prior to the Effective Time (including in connection with this Agreement or the Transactions). If L3 and the Surviving Corporation for any reason fail to obtain such “tail” insurance policies as of the Effective Time, the Surviving Corporation shall, and Harris shall cause the Surviving Corporation to, continue to maintain in effect for the Tail Period the D&O

Insurance in place as of the date of this Agreement with terms, conditions, retentions and limits of liability that are at least as favorable to the insureds as provided in L3’s existing policies as of the date of this Agreement, or the Surviving Corporation shall, and Harris shall cause the Surviving Corporation to, purchase comparable D&O Insurance for the Tail Period with terms, conditions, retentions and limits of liability that are substantially the same as provided in L3’s existing policies as of the date of this Agreement. Prior to or as of the Effective Time, Harris shall obtain and fully pay the premium for “tail” insurance policies for the extension of (i) the directors’ and officers’ liability coverage of Harris’ existing directors’ and officers’ insurance policies, and (ii) Harris’ existing fiduciary liability insurance policies, in each case for the Tail Period from one or more insurance carriers with the same or better credit rating as Harris’ insurance carrier as of the date of this Agreement with respect to D&O Insurance with terms, conditions, retentions and limits of liability that are at least as favorable to the insureds as Harris’ existing policies with respect to matters existing or occurring at or prior to the Effective Time (including in connection with this Agreement or the Transactions). If Harris for any reason fails to obtain such “tail” insurance policies as of the Effective Time, Harris shall continue to maintain in effect for the Tail Period the D&O Insurance in place as of the date of this Agreement with terms, conditions, retentions and limits of liability that are at least as favorable to the insureds as provided in Harris’ existing policies as of the date of this Agreement, or Harris shall purchase comparable D&O Insurance for the Tail Period with terms, conditions, retentions and limits of liability that are substantially the same as provided in Harris’ existing policies as of the date of this Agreement.

(c)          Any Indemnified Party wishing to claim indemnification under this Section 8.15, upon learning of any such Proceeding, shall promptly notify Harris thereof in writing, but the failure to so notify shall not relieve Harris or the Surviving Corporation of any liability it may have to such Indemnified Party except to the extent such failure materially prejudices the indemnifying party. In the event of any Proceeding: (i) Harris or the Surviving Corporation shall have the right to assume the defense thereof (it being understood that by electing to assume the defense thereof, neither Harris nor the Surviving Corporation will be deemed to have waived any right to object to the Indemnified Party’s entitlement to indemnification hereunder with respect thereto or assumed any liability with respect thereto), except that if Harris or the Surviving Corporation elects not to assume such defense or legal counsel or the Indemnified Party advises that there are issues which raise conflicts of interest between Harris or the Surviving Corporation and the Indemnified Party, the Indemnified Party may retain legal counsel satisfactory to them, and Harris or the Surviving Corporation shall pay all reasonable and documented fees and expenses of such legal counsel for the Indemnified Party promptly as statements therefor are received; provided, however, that Harris and the Surviving Corporation shall be obligated pursuant to this Section 8.15(c) to pay for only one firm of legal counsel for all Indemnified Parties in any jurisdiction unless the use of one legal counsel for such Indemnified Parties would present such legal counsel with a conflict of interest (provided that the fewest number of legal counsels necessary to avoid conflicts of interest shall be used); (ii) the Indemnified Parties shall cooperate in the defense of any such matter if Harris or the Surviving Corporation elects to assume such defense, and Harris and the Surviving Corporation shall cooperate in the defense of any such matter if Harris or the Surviving Corporation elects not to assume such defense; (iii) the Indemnified Parties shall not be liable for any settlement effected without their prior written consent if Harris or the Surviving Corporation elects to assume such defense and Harris and the Surviving Corporation shall not be liable for any settlement effected without their prior written consent if Harris or the Surviving Corporation elects not to assume such defense; (iv) Harris and the Surviving Corporation shall not have any obligation hereunder to any Indemnified Party if and when a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that the indemnified action of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law; and (v) all rights to indemnification in respect of any such Proceedings shall continue until final disposition of all such Proceedings.

(d)          During the Tail Period, all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time and rights to advancement of expenses relating thereto now existing in favor of any L3 Indemnified Party or Harris Indemnified Party as provided in the Organizational Documents of L3 or Harris, as applicable, and its Subsidiaries or any indemnification agreement between such L3 Indemnified Party or Harris Indemnified Party, as applicable, and L3 or Harris, as applicable, or any of its Subsidiaries, in each case, as in effect on the date of this Agreement, shall survive the Transactions unchanged and shall not be amended, restated, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such L3 Indemnified Party or Harris Indemnified Party, as applicable.

(e)          If Harris or the Surviving Corporation or any of their respective successors or assigns (i) shall consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of Harris or the Surviving Corporation shall assume all of the obligations set forth in this Section 8.15.

(f)          The rights of the L3 Indemnified Parties under this Section 8.15 are in addition to any rights such L3 Indemnified Parties may have under the Organizational Documents of L3 or any of its Subsidiaries, or under any applicable Contracts of L3 or Laws. The rights of the Harris Indemnified Parties under this Section 8.15 are in addition to any rights such Harris Indemnified Parties may have under the Organizational Documents of Harris or any of its Subsidiaries, or under any applicable Contracts of Harris or Laws.

(g)          This Section 8.15 is intended to be for the benefit of, and from and after the Effective Time shall be enforceable by, each of the Indemnified Parties, who shall be third-party beneficiaries of this Section 8.15.

8.16.       Takeover Statutes. If any Takeover Statute is or may become applicable to the Transactions, each of L3 and Harris and the Harris Board and L3 Board, respectively, shall grant such approvals and take such actions as are necessary and legally permissible so that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on the Transactions.

8.17.       Dividends. L3 shall coordinate with Harris the declaration, setting of record dates and payment dates of dividends on shares of L3 Common Stock, so that holders of shares of L3 Common Stock do not receive dividends on both shares of L3 Common Stock and

Harris Common Stock received in the Merger in respect of any calendar quarter or fail to receive a dividend on either shares of L3 Common Stock or Harris Common Stock received in the Merger in respect of any calendar quarter; provided, that the declaration and payment of any dividends on shares of L3 Common Stock shall be subject to applicable Law and the approval of the L3 Board.

8.18.       Section 16 Matters. L3 and Harris, and the L3 Board and the Harris Board (or duly formed committees thereof consisting of non-employee directors (as such term is defined for the purposes of Rule 16b‑3 promulgated under the Exchange Act)), shall, prior to the Effective Time, take all such actions as may be necessary or appropriate to cause the Transactions and any other dispositions of equity securities of L3 or Harris (including derivative securities) or acquisitions of shares of Harris Common Stock (including derivative securities) in connection with the Transactions by any individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to L3 or Harris or will become subject to such reporting requirements with respect to Harris, to be exempt under Rule 16b‑3 promulgated under the Exchange Act, to the extent permitted by applicable Laws.

8.19.       Stockholder Litigation. Each of L3 and Harris shall promptly advise the other Party of any litigation commenced after the date hereof against such Party or any of its directors (in their capacity as such) by any stockholders of such Party (on their own behalf or on behalf of such Party) relating to this Agreement or the Transactions, and shall keep the other Party reasonably informed regarding any such litigation. Each of L3 and Harris shall give the other Party the opportunity to participate in the defense or settlement of any such stockholder litigation, and no such settlement shall be agreed to without the other Party’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

8.20.       Bylaw Amendment. Prior to the Effective Time, Harris shall take all actions necessary to amend and restate, in accordance with the DGCL and the Organizational Documents of Harris, the bylaws of Harris as set forth in Exhibit B hereto (the “Bylaw Amendment”), such Bylaw Amendment to be effective as of the Effective Time.

ARTICLE IX

CONDITIONS

9.1.          Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each Party to effect the Merger is subject to the satisfaction at the Closing or waiver at or prior to the Closing of each of the following conditions:

(a)           L3 Stockholder Approval. The Requisite L3 Vote shall have been obtained in accordance with applicable Law and the certificate of incorporation and bylaws of L3.

(b)          Harris Stockholder Approval. The Requisite Harris Vote shall have been obtained in accordance with applicable Law (including the applicable rules of the NYSE) and the certificate of incorporation and bylaws of Harris.

(c)           Listing. The shares of Harris Common Stock issuable in accordance with this Agreement (including the shares of Harris Common Stock issuable upon the exercise of any Converted L3 Options) shall have been approved for listing on the NYSE, subject to official notice of issuance.

(d)          Government Approvals. (i) The waiting period (and any extension thereof) applicable to the consummation of the Transactions under the HSR Act shall have expired or been earlier terminated, (ii) all other authorizations, consents, orders, approvals, filings and declarations, and all expirations of waiting periods, required in the jurisdictions listed on Exhibit C shall have been obtained (all authorizations, consents, orders, approvals, filings and declarations and the lapse of all such waiting periods, including under the HSR Act, such jurisdictions being the “Requisite Regulatory Approvals”), and (iii) all such Requisite Regulatory Approvals shall be in full force and effect.

(e)           Laws or Governmental Orders. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Governmental Order (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins, makes illegal or otherwise prohibits the consummation of the Transactions (it being understood and agreed by the Parties that, with respect to any such Law or Governmental Order, only a Governmental Entity of competent jurisdiction in a jurisdiction listed on Exhibit C shall constitute a Governmental Entity of competent jurisdiction for purposes of this Section 9.1(e)) (such Law or Governmental Order, a “Relevant Legal Restraint”).

(f)           Registration Statement. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued and remain in effect, and no Proceedings for that purpose shall have commenced or be threatened in writing by the SEC, unless subsequently withdrawn.

9.2.          Conditions to Obligations of Harris and Merger Sub. The respective obligations of Harris and Merger Sub to effect the Merger are also subject to the satisfaction at the Closing or waiver by Harris at or prior to the Closing of the following conditions:

(a)           Representations and Warranties. (i) Each of the representations and warranties of L3 set forth in Section 5.1 [Organization, Good Standing and Qualification], Section 5.3 [Corporate Authority; Approval], Section 5.12 [Takeover Statutes], Section 6.4 [L3 Capital Structure] and Section 6.6 [L3 Brokers and Finders] shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct in all material respects as of such particular date or period of time); (ii) the representations and warranties of L3 set forth in Section 5.7(b) [Absence of Certain Changes or Events] shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct in all respects as of the Closing Date; and (iii) each other representation and warranty of L3 set forth in Article V and Article VI shall be true and correct in all respects (without giving effect to any qualification by materiality or Material Adverse Effect contained therein) as of the date of this Agreement and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct in all respects as of such particular date or period of time), except, in the case of this clause (iii), for any failure of any such representation and warranty to be so true and correct in all respects (without giving effect to any qualification by materiality or Material Adverse Effect contained therein) that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to L3.

(b)           Performance of Obligations of L3. L3 shall have performed in all material respects the obligations required to be performed by it under this Agreement at or prior to the Closing.

(c)           No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any change, event, circumstance or development that has had, or is reasonably likely to have, a Material Adverse Effect with respect to L3.

(d)           Certificate. Harris shall have received a certificate of the Chief Executive Officer or the Chief Financial Officer of L3, certifying that the conditions set forth in Section 9.2(a), Section 9.2(b) and Section 9.2(c) have been satisfied.

(e)           Harris Tax Opinion. Harris shall have received from L3 the L3 Tax Representation Letter; provided that this condition shall be deemed not to be satisfied if (i) Harris’ Counsel has delivered an opinion (the “Change in Law Opinion”) that, as a result of a change in Law occurring after the date of this Agreement, and based on the representations of officers of Harris in the Harris Tax Representation Letter and on representations of officers of L3 in the L3 Tax Representation Letter, Harris’ Counsel is or would be unable to provide an opinion to the effect that for U.S. federal income Tax purposes the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code (the “Tax-Free Opinion”) and (ii) Harris is unable to obtain a Tax-Free Opinion from an alternative tax counsel pursuant to Section 8.13(c).

9.3.          Conditions to Obligation of L3. The obligation of L3 to effect the Merger is also subject to the satisfaction at the Closing or waiver by L3 at or prior to the Closing of the following conditions:

(a)           Representations and Warranties. (i) Each of the representations and warranties of Harris set forth in Section 5.1 [Organization, Good Standing and Qualification], Section 5.3 [Corporate Authority; Approval], Section 5.12 [Takeover Statutes], Section 6.1 [Harris Capital Structure], Section 6.3 [Harris Brokers and Finders], Section 7.1 [Organization, Good Standing and Qualification], Section 7.2 [Capital Structure] and Section 7.3 [Corporate Authority] shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct in all material respects as of such particular date or period of time); (ii) the representations and warranties of Harris set forth in Section 5.7(b) [Absence of Certain Changes or Events] shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct in all respects as of the Closing Date; and (iii) each other representation and warranty of Harris set forth in Article V, Article VI and Article VII shall be true and correct in all respects (without giving effect to any qualification by materiality or Material Adverse Effect contained therein) as of the date of this Agreement and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct in all respects as of such particular date or period of time), except, in the case of this clause (iii), for any failure of any such representation and warranty to be so true and correct in all respects (without giving effect to any qualification by materiality or Material Adverse Effect contained therein) that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to Harris.

(b)          Performance of Obligations of Harris and Merger Sub. Each of Harris and Merger Sub shall have performed in all material respects the obligations required to be performed by it under this Agreement at or prior to the Closing.

(c)           No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any change, event, circumstance or development that has had, or is reasonably likely to have, a Material Adverse Effect with respect to Harris.

(d)           Certificate. L3 shall have received a certificate of the Chief Executive Officer or the Chief Financial Officer of Harris, certifying that the conditions set forth in Section 9.3(a), Section 9.3(b) and Section 9.3(c) have been satisfied.

(e)           Combined Company Governance Matters. (i) The Amended Bylaws shall have been duly adopted effective as of the Effective Time and (ii) Harris shall have taken the actions necessary to cause the matters set forth in the first sentence of Section 4.1(c) and the first sentence of Section 4.1(f) to be completed and effective as of the Effective Time.

(f)           L3 Tax Opinion. L3 shall have received from Harris the Harris Tax Representation Letter; provided that this condition shall be deemed not to be satisfied if (i) L3’s Counsel has delivered a Change in Law Opinion that, as a result of a change in Law occurring after the date of this Agreement, and based on the representations of officers of L3 in the L3 Tax Representation Letter and on representations of officers of Harris in the Harris Tax Representation Letter, L3’s Counsel is or would be unable to provide a Tax-Free Opinion and (ii) L3 is unable to obtain a Tax-Free Opinion from an alternative tax counsel pursuant to Section 8.13(c).

ARTICLE X

TERMINATION

10.1.        Termination by Mutual Written Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by mutual written consent of L3 and Harris by action of the Harris Board and the L3 Board.

10.2.        Termination by Either L3 or Harris. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of either the Harris Board or the L3 Board, if:

(a)           the Merger shall not have been consummated by 5:00 p.m. (New York Time) on September 30, 2019 (the “Outside Date”); provided, however, that if (i) the European Commission asserts jurisdiction over the Merger and, prior to Closing, Article 21 of Council Regulation (EC) No. 139/2004 ceases to prevent the competent authorities in the United Kingdom from applying the Antitrust Law of the United Kingdom to the Merger and (ii) the condition to the Closing set forth in paragraph 2 of Exhibit C solely with respect to the United Kingdom and Germany (and in each case only if such jurisdiction constitutes a Requisite Regulatory Approval) has not been satisfied or waived on or prior to September 30, 2019 but all other conditions to Closing set forth in Article IX have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing (so long as such conditions are reasonably capable of being satisfied if the Closing were to occur on the Outside Date)) or waived, the Outside Date may be extended by either Party to (and including) 5:00 p.m. (New York Time) on December 31, 2019, and, if so extended, such date shall be the “Outside Date”; provided, further, that the right to terminate this Agreement pursuant to this Section 10.2(a) shall not be available to any Party that has breached in any material respect any of its representations, warranties, covenants or agreements set forth in this Agreement in any manner that shall have proximately contributed to the occurrence of the failure of a condition to the consummation of the Merger to be satisfied;

(b)          a Relevant Legal Restraint permanently restraining, enjoining or otherwise prohibiting consummation of the Transactions shall become final and non-appealable; provided, that the right to terminate this Agreement pursuant to this Section 10.2(b) shall not be available to any Party that has breached in any material respect any of its representations, warranties, covenants or agreements set forth in this Agreement in any manner that shall have proximately contributed to the occurrence of the failure of the condition set forth Section 9.1(e) [Laws or Governmental Orders] to the consummation of the Merger to be satisfied; or

(c)          (i) if the Requisite L3 Vote shall not have been obtained at the L3 Stockholders Meeting (or, if the L3 Stockholders Meeting has been adjourned or postponed in accordance with this Agreement, at the final adjournment or postponement thereof), in each case, at which a vote on the adoption of this Agreement was taken or (ii) if the Requisite Harris Vote shall not have been obtained at the Harris Stockholders Meeting (or, the Harris Stockholders Meeting has been adjourned or postponed in accordance with this Agreement, at the final adjournment or postponement thereof), in each case, at which a vote on the Share Issuance and the Charter Amendment was taken.

10.3.       Termination by Harris. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the Harris Board:

(a)          prior to the time the Requisite L3 Vote is obtained, if:

(i)          after the date an Acquisition Proposal with respect to L3 was publicly announced or disclosed (or any Person shall have publicly announced an intention

(whether or not conditional) to make such Acquisition Proposal) the L3 Board fails to affirm the L3 Recommendation within ten (10) Business Days after receipt of a written request from Harris to do so; or

(ii)          the L3 Board shall have made a Change of Recommendation;

(b)          if at any time prior to the Effective Time, there has been a breach by L3 of any of its representations, warranties, covenants or agreements set forth in this Agreement such that the conditions in Section 9.2(a) or Section 9.2(b) would not be satisfied (and such breach is not curable prior to the Outside Date, or if curable prior to the Outside Date, has not been cured within the earlier of (i) thirty (30) days after the giving of notice thereof by Harris to L3 or (ii) three (3) Business Days prior to the Outside Date); provided, that the right to terminate this Agreement pursuant to this Section 10.3(b) shall not be available if Harris or Merger Sub has breached in any material respect any of its representations, warranties, covenants or agreements set forth in this Agreement in any manner that shall have proximately contributed to the occurrence of the failure of a condition to the consummation of the Merger not to be satisfied.

10.4.       Termination by L3. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the L3 Board:

(a)          prior to the time the Requisite Harris Vote is obtained, if:

(i)          after the date an Acquisition Proposal with respect to Harris was publicly announced or disclosed (or any Person shall have publicly announced an intention (whether or not conditional) to make such Acquisition Proposal) the Harris Board fails to affirm the Harris Recommendation within ten (10) Business Days after receipt of a written request from L3 to do so; or

(ii)          the Harris Board shall have made a Change of Recommendation;

(b)          if at any time prior to the Effective Time, there has been a breach by Harris or Merger Sub of any their respective representations, warranties, covenants or agreements set forth in this Agreement such that the conditions in Section 9.3(a) or Section 9.3(b) would not be satisfied (and such breach is not curable prior to the Outside Date, or if curable prior to the Outside Date, has not been cured within the earlier of (i) thirty (30) days after the giving of notice thereof by L3 to Harris or (ii) three (3) Business Days prior to the Outside Date); provided, that the right to terminate this Agreement pursuant to this Section 10.4(b) shall not be available if L3 has breached in any material respect any of its representations, warranties, covenants or agreements set forth in this Agreement in any manner that shall have proximately contributed to occurrence of the failure of a condition to the consummation of the Merger not to be satisfied.

10.5.       Effect of Termination and Abandonment.

(a)          Except to the extent provided in Section 10.5(b) and Section 10.5(c) below, in the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article X, this Agreement shall become void and of no effect with no liability to any Person on the part of any Party (or any of its Representatives or Affiliates); provided, however, and notwithstanding anything in this Agreement to the contrary, (i) no such termination shall relieve any Party of any liability or damages to any other Party resulting from any Willful Breach of this Agreement and (ii) the provisions set forth in Article XI [Miscellaneous and General], Section 8.14 [Expenses], this Section 10.5 [Effect of Termination and Abandonment] and the Confidentiality Agreement shall survive the termination of this Agreement.

(b)          In the event that this Agreement is terminated:

(i)          by either L3 or Harris pursuant to Section 10.2(a) [Outside Date] or Section 10.2(c)(i) [Requisite L3 Vote Not Obtained], or by Harris pursuant to Section 10.3(b) [L3 Material Breach], and, in each case,

(A)          a bona fide Acquisition Proposal with respect to L3 shall have been publicly made directly to the stockholders of L3 or shall otherwise have become publicly known or any Person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal with respect to L3 (and such Acquisition Proposal or publicly announced intention shall not have been publicly withdrawn without qualification (1) prior to the date of such termination, with respect to any termination pursuant to Section 10.2(a) [Outside Date] or Section 10.3(b) [L3 Material Breach], or (2) prior to the date of the L3 Stockholders Meeting, with respect to termination pursuant to Section 10.2(c)(i) [Requisite L3 Vote Not Obtained]), and

(B)          within twelve (12) months after such termination, (1) L3 or any of its Subsidiaries shall have entered into an Alternative Acquisition Agreement with respect to any Acquisition Proposal with respect to L3 or (2) there shall have been consummated any Acquisition Proposal with respect to L3 (in each case of clauses (1) and (2), with forty percent (40%) being substituted in lieu of fifteen percent (15%) in each instance thereof in the definition of “Acquisition Proposal”), then immediately prior to or concurrently with the occurrence of either of the events described in the foregoing clauses (B)(1) or (B)(2),

(ii)          by Harris pursuant to Section 10.3(a) [L3 Change of Recommendation], then promptly, but in no event later than three (3) Business Days after the date of such termination, or

(iii)          by either Harris or L3 pursuant to Section 10.2(c)(i) [Requisite L3 Vote Not Obtained] (and, at the time of such termination pursuant to Section 10.2(c)(i) [Requisite L3 Vote Not Obtained], Harris had the right to terminate this Agreement pursuant to Section 10.3(a) [L3 Change of Recommendation]), then promptly, but in no event later than, in the case of such termination by Harris, three (3) Business Days or, in the case of such termination by L3, one (1) Business Day after the date of such termination,

L3 shall, in the case of Section 10.5(b)(i), Section 10.5(b)(ii) or Section 10.5(b)(iii), pay the termination fee of $590,000,000 (the “L3 Termination Fee”), to Harris or its designee by wire transfer of immediately available cash funds. In no event shall L3 be required to pay the L3 Termination Fee on more than one occasion.

(c)          In the event that this Agreement is terminated:

(i)          by either L3 or Harris pursuant to Section 10.2(a) [Outside Date] or Section 10.2(c)(ii) [Requisite Harris Vote Not Obtained], or by L3 pursuant to Section 10.4(b) [Harris Material Breach], and, in each case,

(A)          a bona fide Acquisition Proposal with respect to Harris shall have been publicly made directly to the stockholders of Harris or shall otherwise have become publicly known or any Person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal with respect to Harris (and such Acquisition Proposal or publicly announced intention shall not have been publicly withdrawn without qualification (1) prior to the date of such termination, with respect to any termination pursuant to Section 10.2(a) [Outside Date] or Section 10.4(b) [Harris Material Breach], or (2) prior to the date of the Harris Stockholders Meeting, with respect to termination pursuant to Section 10.2(c)(ii) [Requisite Harris Vote Not Obtained]), and

(B)          within twelve (12) months after such termination, (1) Harris or any of its Subsidiaries shall have entered into an Alternative Acquisition Agreement with respect to any Acquisition Proposal with respect to Harris or (2) there shall have been consummated any Acquisition Proposal with respect to Harris (in each case of clauses (1) and (2), with forty percent (40%) being substituted in lieu of fifteen percent (15%) in each instance thereof in the definition of “Acquisition Proposal”), then immediately prior to or concurrently with the occurrence of either of the events described in the foregoing clauses (B)(1) or (B)(2),

(ii)          by L3 pursuant to Section 10.4(a) [Harris Change of Recommendation], then promptly, but in no event later than three (3) Business Days after the date of such termination, or

(iii)          by either Harris or L3 pursuant to Section 10.2(c)(ii) [Requisite Harris Vote Not Obtained] (and, at the time of such termination pursuant to Section 10.2(c)(ii) [Requisite Harris Vote Not Obtained], L3 had the right to terminate this Agreement pursuant to Section 10.4(a) [Harris Change of Recommendation]), then promptly, but in no event later than, in the case of such termination by L3, three (3) Business Days or, in the case of such termination by Harris, one (1) Business Day after the date of such termination,

Harris shall, in the case of Section 10.5(c)(i), Section 10.5(c)(ii) or Section 10.5(c)(iii), pay the termination fee of $700,000,000 (the “Harris Termination Fee”), to L3 or its designee by wire transfer of immediately available cash funds. In no event shall Harris be required to pay the Harris Termination Fee on more than one occasion.

(d)          The Parties hereby acknowledge and agree that the agreements contained in this Section 10.5 are an integral part of the Transactions, and that, without these agreements, the other Parties would not enter into this Agreement; accordingly, if L3 or Harris, as applicable, fails to promptly pay the amount due pursuant to this Section 10.5, and, in order to obtain such payment, Harris or Merger Sub or L3, as applicable, commences a suit that results in a judgment against L3 or Harris, as applicable, for the fees set forth in this Section 10.5 or any portion of such fees, such paying Party shall pay the other Party its costs and expenses (including attorneys’ fees) in connection with such suit, together with interest on the amount of the fee at the prime rate as published by The Wall Street Journal (in effect on the date such payment was required to be made) from the date such payment was required to be made through the date of payment. Notwithstanding anything in this Agreement to the contrary, the Parties hereby acknowledge and agree that in the event that any termination fee becomes payable by, and is paid by, L3 or becomes payable by, and is paid by, Harris, as applicable, such fee shall be the receiving Party’s sole and exclusive remedy for damages against the other Parties and their respective former, current or futures stockholders, directors, officers, Affiliates, agents or other Representatives for any loss suffered as a result of any breach of any representation, warranty, covenant or agreement set forth in this Agreement or the failure of the Transactions to be consummated; provided, however, that no such payment shall relieve any Party of any liability or damages to any other Party resulting from any Willful Breach of this Agreement.

ARTICLE XI

MISCELLANEOUS AND GENERAL

11.1.        Survival. This Article XI and the agreements of L3, Harris and Merger Sub contained in Article II [Merger Consideration; Effect of the Merger on Capital Stock], Article III [Delivery of Merger Consideration; Procedures for Surrender], Section 4.1 [Combined Company Governance and Additional Matters], Section 8.12 [Employee Benefits], Section 8.13 [Taxation], Section 8.14 [Expenses], and Section 8.15 [Indemnification; Directors’ and Officers’ Insurance] shall survive the consummation of the Merger. All other representations, warranties, covenants and agreements in this Agreement or in any instrument or other document delivered pursuant to this Agreement shall not survive the consummation of the Merger.

11.2.        Amendment; Waiver. Subject to the provisions of applicable Laws and the provisions of Section 8.15 [Indemnification; Directors’ and Officers’ Insurance], at any time prior to the Effective Time, this Agreement may be amended, modified or waived if, and only if, such amendment, modification or waiver is in writing and signed, in the case of an amendment, modification or waiver, by L3, Harris and Merger Sub, or in the case of a waiver, by the Party against whom the waiver is to be effective. The conditions to each of the respective parties’ obligations to consummate the Transactions are for the sole benefit of such Party and may be waived by such Party in whole or in part to the extent permitted by applicable Law; provided, however, that any such waiver shall only be effective if made in writing and executed by the Party against whom the waiver is to be effective. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

11.3.        Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement. A signed copy of this Agreement delivered by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

11.4.        Governing Law and Venue; Submission to Jurisdiction; Selection of Forum; Waiver of Trial by Jury.

(a)          THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF (OR ANY OTHER JURISDICTION) TO THE EXTENT THAT SUCH PRINCIPLES WOULD DIRECT A MATTER TO ANOTHER JURISDICTION.

(b)          Each of the Parties agrees that it shall bring any action or Proceeding in respect of any claim arising under or relating to this Agreement or the Transactions exclusively in the Court of Chancery for the State of Delaware in and for New Castle County, Delaware (or, in the event that such court does not have subject matter jurisdiction over such action or Proceeding, the United States District Court for the District of Delaware) (the “Chosen Court”) and, solely in connection with such claims, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Court, (ii) waives any objection to the laying of venue in any such action or Proceeding in the Chosen Court, (iii) waives any objection that the Chosen Court is an inconvenient forum or do not have jurisdiction over any Party and (iv) agrees that mailing of process or other papers in connection with any such action or Proceeding in the manner provided in Section 11.6 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

(c)          EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY BE IN CONNECTION WITH, ARISE OUT OF OR OTHERWISE RELATE TO THIS AGREEMENT, ANY INSTRUMENT OR OTHER DOCUMENT DELIVERED PURSUANT TO THIS AGREEMENT OR OTHER DOCUMENT DELIVERED PURSUANT TO THIS AGREEMENT OR THE TRANSACTIONS, IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION OR PROCEEDING DIRECTLY OR INDIRECTLY IN CONNECTION WITH, ARISING OUT OF OR OTHERWISE RELATING TO THIS AGREEMENT, ANY INSTRUMENT OR OTHER DOCUMENT DELIVERED PURSUANT TO THIS AGREEMENT OR THE TRANSACTIONS. EACH PARTY HEREBY ACKNOWLEDGES AND CERTIFIES (I) THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) IT MAKES THIS WAIVER VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS, ACKNOWLEDGMENTS AND CERTIFICATIONS CONTAINED IN THIS SECTION 11.4(c).

11.5.        Specific Performance. Each of the Parties acknowledges and agrees that the rights of each Party to consummate the Transactions are special, unique and of extraordinary character and that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or damage would be caused for which money damages would not be an adequate remedy. Accordingly, each Party agrees that, in addition to any other available remedies a Party may have in equity or at Law, each Party shall be entitled to enforce specifically the terms and provisions of this Agreement and to obtain an injunction restraining any breach or violation or threatened breach or violation of the provisions of this Agreement in the Court of Chancery of the State of Delaware without necessity of posting a bond or other form of security. In the event that any action or Proceeding should be brought in equity to enforce the provisions of this Agreement, no Party shall allege, and each Party hereby waives the defense, that there is an adequate remedy at Law.

11.6.        Notices. All notices, requests, instructions or other communications or documents to be given or made hereunder by any Party to the other Parties shall be in writing and shall be deemed to have been duly given when (a) served by personal delivery or by an internationally recognized overnight courier service upon the Party or Parties for whom it is intended, (b) delivered by registered or certified mail, return receipt requested or (c) sent by email, provided that the transmission of the email is promptly confirmed by telephone or response email:

If to Harris or Merger Sub:

Harris Corporation
1025 West NASA Boulevard
Melbourne, Florida 32919
Attention:     Scott Mikuen, Senior Vice President, General Counsel and Secretary
Telephone:    (321) 727 9125
E-mail:          Scott.Mikuen@harris.com

With a copy (which shall not constitute notice) to:

Sullivan & Cromwell LLP
125 Broad Street
New York, New York 10004
Attention:      Keith A. Pagnani
                      Scott B. Crofton
Telephone:     (212) 558 4000
E-mail:          pagnanik@sullcrom.com
                      croftons@sullcrom.com

If to L3:

L3 Technologies, Inc.
600 Third Ave
New York, NY 10016
Attention:      Ann D. Davidson, Senior Vice President and Chief Legal Officer
Telephone     (212) 805 5266
E-mail:          Ann.Davidson@L3T.com

With a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017
Attention:     William E. Curbow
                      Sebastian Tiller
Telephone:    (212) 455-2000
E-mail:          wcurbow@stblaw.com
                      stiller@stblaw.com

or to such other Person or addressees as has been designated in writing by the party to receive such notice provided above.

11.7.       Definitions.

(a)          For purposes of this Agreement, the following terms (including, with correlative meaning, their singular and plural variations) shall have the following meanings:

“401(k) Plan” means a Benefit Plan that is a defined contribution plan with a qualified cash or deferred arrangement within the meaning of Section 401 of the Code.

“Acquisition Proposal” means (a) any proposal, offer, inquiry or indication of interest relating to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, spin-off, share exchange, business combination or similar transaction involving L3 or Harris, as applicable, or any of their respective Subsidiaries and involving, directly or indirectly, fifteen percent (15%) or more of the consolidated net revenues, net income or total assets (it being understood that total assets include equity securities of Subsidiaries of L3 or Harris, as applicable), or (b) any acquisition by any Person or group (as defined under Section 13 of the Exchange Act) resulting in, or any proposal, offer, inquiry or indication of interest that if consummated would result in, any Person or group (as defined under Section 13 of the Exchange Act) becoming the beneficial owner of, directly or indirectly, in one or a series of related transactions, fifteen percent (15%) or more of the total voting power or of any class of equity securities of L3 or Harris, as applicable, or fifteen percent (15%) or more of the consolidated net revenues, net income or total assets (it being understood that total assets include equity securities of Subsidiaries) of L3 or Harris, as applicable, in each case of clauses (a) and (b), other than the Transactions.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

“Antitrust Law” means the Sherman Antitrust Act of 1890, the Clayton Act of 1914, the HSR Act and all other United States or non-United States antitrust, competition or other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Benefit Plan” means any benefit or compensation plan, program, policy, practice, agreement, Contract, arrangement or other obligation, whether or not in writing and whether or not funded, in each case, that is sponsored or maintained by, or required to be contributed to, or with respect to which any potential liability is borne by L3 or Harris or any of their respective Subsidiaries. Benefit Plans include, but are not limited to, “employee benefit plans” within the meaning of ERISA, employment, non-compete and/or non-solicit, consulting, retirement, severance, termination or change in control agreements, deferred compensation, equity-based, incentive, bonus, supplemental retirement, profit sharing, insurance, medical, health, welfare, fringe or other benefits or remuneration of any kind.

“Business Day” means any day ending at 11:59 p.m. (Eastern Time) other than a Saturday or Sunday or a day on which banks in the City of New York are required or authorized by Law to close.

“Company Intellectual Property” means all Intellectual Property owned or purported to be owned by L3 and its Subsidiaries or Harris and its Subsidiaries, as applicable.

“Contract” means any oral or written contract, agreement, lease, license, note, mortgage, indenture, arrangement or other obligation.

“Controlled Group Liability” means any and all liabilities (a) under Title IV of ERISA, (b) under Section 302 of ERISA, (c) under Sections 412 and 4971 of the Code and (d) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code.

“DTC” means The Depositary Trust Company.

“Effect” means any effect, event, development, change, state of facts, condition, circumstance or occurrence.

“Employee” means any current or former employee, officer, director or independent contractor (who is a natural person) of L3 or Harris or any of their respective Subsidiaries, as applicable.

“Environmental Law” means any Law relating to: (a) the protection, investigation or restoration of the environment, or natural resources, (b) the handling, use, disposal, release or threatened release of any Hazardous Materials or (c) indoor air quality, exposure to Hazardous Materials or electromagnetic emissions, wetlands, pollution, contamination or any injury or threat of injury to persons or property arising from any Hazardous Material.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with L3 or Harris or any of their respective Subsidiaries, as applicable, as a “single employer” within the meaning of Section 414 of the Code.

“ERISA Plans” means each Benefit Plan that is an “employee benefit plans” within the meaning of Section 3(3) of ERISA, excluding “multiemployer plans” within the meaning of Section 3(37) of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Shares” means shares of L3 Common Stock owned by Harris, Merger Sub or any other direct or indirect wholly owned Subsidiary of Harris and shares of L3 Common Stock owned by L3 or any direct or indirect wholly owned Subsidiary of L3, in each case excluding any such shares of L3 Common Stock owned by a L3 Benefit Plan or held on behalf of third parties.

“Government Bid” with respect to L3 or Harris, means any offer, quotation, bid or proposal to sell products or services made by such Party or any of its Subsidiaries to any Governmental Entity or any prime contractor which is outstanding as of the date of this Agreement and, if accepted or awarded, would result in a Party Government Contract.

“Government Contract” with respect to L3 or Harris, means any prime contract, subcontract, basic ordering agreement, purchase order, task order, delivery order or change order between such Party or any of its Subsidiaries, and (a) any Governmental Entity, (b) any prime contractor of a Governmental Entity in its capacity as a prime contractor, or (c) any subcontractor with respect to any Contract described in clauses (a) or (b) above. A task, purchase, delivery, change or work order under a Party Government Contract will not constitute a separate Party Government Contract, for purposes of this definition, but will be part of the Party Government Contract to which it relates.

“Governmental Entity” means any United States, non-United States, supranational or transnational governmental (including public international organizations), quasi-governmental, regulatory or self-regulatory authority, agency, commission, body, department or instrumentality or any court, tribunal or arbitrator or other entity or subdivision thereof or other legislative, executive or judicial entity or subdivision thereof, in each case, of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, temporary, preliminary or permanent injunction, decree, ruling, stipulation, determination, or award entered by or with any Governmental Entity.

“Harris Benefit Plan” means any Benefit Plan that is sponsored or maintained by, or required to be contributed to, or with respect to which any potential liability is borne by Harris or any of its Subsidiaries.

“Harris Directors’ Plans” means the Harris Corporation 1997 Directors’ Deferred Compensation and Annual Stock Unit Award Plan (amended and restated effective January 1, 2006), as amended effective January 1, 2009 and August 28, 2010 and the Harris Corporation 2005 Directors’ Deferred Compensation Plan (amended and restated effective January 1, 2009), as amended effective December 4, 2015 and October 1, 2010).

“Harris Stock Plans” means Harris’ 2015 Equity Incentive Plan and 2005 Equity Incentive Plan, as amended and restated effective August 27, 2010.

“Harris Stockholders Meeting” means the meeting of stockholders of Harris to be held in connection with the Merger, as may be adjourned or postponed from time to time.

“Hazardous Materials” means (a) petroleum, petroleum products and by-products, asbestos and asbestos-containing materials, polychlorinated biphenyls, mold, and radioactive substances and (b) any other chemical, material, substance, waste, pollutant or contaminant that is prohibited or regulated by or pursuant to, any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvement Act of 1976.

“Indebtedness” means, with respect to any Person, without duplication, all obligations or undertakings by such Person (a) for borrowed money (including deposits or advances of any kind to such Person); (b) evidenced by bonds, debentures, notes or similar instruments; (c) for capitalized leases or to pay the deferred and unpaid purchase price of property or equipment; (d) pursuant to securitization or factoring programs or arrangements; (e) pursuant to guarantees and arrangements having the economic effect of a guarantee of any Indebtedness of any other Person (other than between or among any of Harris and its wholly owned Subsidiaries or between or among L3 and its wholly owned Subsidiaries); (f) to maintain or cause to be maintained the financing, financial position or covenants of others or to purchase the obligations or property of others; (g) net cash payment obligations of such Person under swaps, options, derivatives and other hedging Contracts or arrangements that will be payable upon termination thereof (assuming termination on the date of determination) or (h) letters of credit, bank guarantees, and other similar Contracts or arrangements entered into by or on behalf of such Person.

“Intellectual Property” means all intellectual property anywhere in the world (whether foreign, state or domestic, registered or unregistered), including: (a) patents and utility models of any kind, patent applications, including provisional applications, statutory invention registrations, inventions, discoveries and invention disclosures (whether or not patented), and all related continuations, continuation-in-part, divisions, reissues, re-examinations, substitutions, and extensions thereof, (b) trademarks, service marks, trade dress, logos, Internet domain names, uniform resource locators, and other similar identifiers of origin, trade names and corporate names, whether registered or unregistered, and the goodwill associated therewith, together with any registrations and applications for registration thereof, (c) copyrights, rights under copyrights and industrial designs, including computer software programs, applications, source code and object code, and databases, other compilations of information whether registered or unregistered, and any registrations, renewals and applications for registration thereof, (d) trade secrets and other rights in know-how and confidential or proprietary information, including any technical data, specifications, designs, techniques, processes, methods, inventions, discoveries, software, algorithms and databases and the information contained therein, in each case, to the extent that it qualifies as a trade secret under applicable Law and (e) all other intellectual property rights recognized by applicable Law.

“Intervening Event” means any material Effect that was not known or reasonably foreseeable by L3 or Harris, as applicable, on the date of this Agreement (or, if known or reasonably foreseeable, the consequences of which were not known or reasonably foreseeable by such board of directors as of the date of this Agreement), which Effect or consequences, as applicable, become known by such board of directors prior to the time L3 receives the Requisite L3 Vote or Harris receives the Requisite Harris Vote, as applicable; provided, that in no event shall any Effect that relates to an Acquisition Proposal or a Superior Proposal or any inquiry or communications relating thereto be taken into account for purposes of determining whether an Intervening Event has occurred.

“IT Assets” means computers, software, firmware, middleware, servers, workstations, routers, hubs, switches, networks, data communications lines and all other information technology equipment and all associated documentation.

“Knowledge” (a) with respect to L3 or any of its Subsidiaries means the actual knowledge of the Persons listed on Section 11.7(a)(i) of the L3 Disclosure Letter and (b) with respect to Harris or any of its Subsidiaries means the actual knowledge of the Persons listed on Section 11.7(a)(i) of the Harris Disclosure Letter.

“L3 Benefit Plan” means any Benefit Plan that is sponsored or maintained by, or required to be contributed to, or with respect to which any potential liability is borne by L3 or any of its Subsidiaries.

“L3 Pro Ration Factor” means the quotient of (a) the number of completed months in the performance period applicable to such L3 PSU, measured as of the Effective Time, divided by (b) thirty-six (36).

“L3 Stock Plans” means L3’s 2008 Long Term Performance Plan, as amended and restated through December 31, 2016, and 2008 Directors Stock Incentive Plan.

“L3 Stockholders Meeting” means the meeting of stockholders of L3 to be held in connection with the Merger, as may be adjourned or postponed from time to time.

“Laws” means any federal, state, local, foreign, international or transnational law, statute, ordinance, common law, rule, regulation, standard, judgment, determination, order, writ, injunction, decree, arbitration award, treaty, agency requirement, authorization, license or permit of any Governmental Entity.

“Leased Real Property” with respect to L3 or Harris, means all leasehold or subleasehold estates and other rights to use and occupy any land, buildings, structures, improvements, fixtures or other interest in Real Property held by L3 and any of its Subsidiaries or Harris and any of its Subsidiaries, as applicable.

“Licenses” means all permits, licenses, certifications, approvals, registrations, consents, authorizations, franchises, variances, exemptions and orders issued or granted by a Governmental Entity.

“Material Adverse Effect” with respect to L3 or Harris, means any Effect that, individually or in the aggregate with any other Effect is, or would reasonably be expected to be, materially adverse to the condition (financial or otherwise), properties, assets, operations, liabilities, business or results of operations of such Party and its Subsidiaries, taken as a whole; provided, however, that none of the following, alone or in combination, shall be deemed to constitute, or be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur:

(A)          Effects generally affecting (1) the economy, credit, capital, securities or financial markets in the United States or elsewhere in the world, including changes to interest rates and exchange rates, or (2) political, regulatory or business conditions in any jurisdiction in which such Party or any of its Subsidiaries has material operations or where any of such Party’s or any of its Subsidiaries’ products or services are sold;

(B)          Effects that are the result of factors generally affecting the industry, markets or geographical areas in which such Party and its Subsidiaries operate;

(C)          any loss of, or adverse Effect in, the relationship of such Party or any of its Subsidiaries, contractual or otherwise, with customers, Employees, unions, suppliers, distributors, financing sources, partners or similar relationship caused by the entry into, announcement or consummation of the Transactions (provided that the exception in this clause (C) shall not apply to the representations and warranties contained in Section 5.4(b));

(D)          any action taken (or not taken) by such Party or any of its Subsidiaries that is required to be taken (or not to be taken) by this Agreement (except for any obligation hereunder to operate in the Ordinary Course or similar obligation);

(E)          changes or modifications, and prospective changes or modifications, in GAAP or in any Law of general applicability, including the repeal thereof, or in the interpretation or enforcement thereof, after the date of this Agreement;

(F)          any failure by such Party to meet any internal or public projections or forecasts or estimates of revenues or earnings for any period; provided, that the exception in this clause (F) shall not prevent or otherwise affect a determination that any Effect underlying such failure has resulted in, or contributed to, or would reasonably be expected to result in, or contribute to, a Material Adverse Effect (if not otherwise falling within any of the exceptions in clauses (A) through (E) and (G) through (I));

(G)          any Effect resulting from acts of war (whether or not declared), civil disobedience, hostilities, terrorism, military actions or the escalation or worsening of any of the foregoing, any hurricane, flood, tornado, earthquake or other weather or natural disaster, or any outbreak of illness or other public health event or any other force majeure event, whether or not caused by any Person;

(H)          any Proceeding arising from allegations of any breach of fiduciary duty or allegations of violation of Law, in each case, relating to this Agreement or the Transactions; or

(I)          (1) a decline in the market price, or change in trading volume, of the shares of common stock of such Party on the NYSE or (2) any ratings downgrade or change in ratings outlook for such Party or any of its Subsidiaries; provided, that the exceptions in this clause (I) shall not prevent or otherwise affect a determination that any Effect underlying such decline or change has resulted in, or contributed to, or would reasonably be expected to result in, or contribute to, a Material Adverse Effect (if not otherwise falling within any of the exceptions in clauses (A) through (H));

provided, further, that, with respect to clauses (A), (B), (E) and (G), such Effect will be taken into account in determining whether a Material Adverse Effect has occurred to the extent it disproportionately adversely affects such Party and its Subsidiaries, taken as a whole, compared to other companies and their respective Subsidiaries, taken as a whole, operating in the industries in which such Party and its Subsidiaries operate.

“NYSE” means the New York Stock Exchange, Inc.

“Ordinary Course” means, with respect to an action taken by any Person, that such action is consistent with the ordinary course of business and past practices of such Person.

“Organizational Documents” means (a) with respect to any Person that is a corporation, its articles or certificate of incorporation, memorandum and articles of association, as applicable, and bylaws, or comparable documents, (b) with respect to any Person that is a partnership, its certificate of partnership and partnership agreement, or comparable documents, (c) with respect to any Person that is a limited liability company, its certificate of formation and limited liability company or operating agreement, or comparable documents, (d) with respect to any Person that is a trust or other entity, its declaration or agreement of trust or other constituent document or comparable documents and (e) with respect to any other Person that is not an individual, its comparable organizational documents.

“Owned Real Property” with respect to L3 or Harris, means all land, together with all buildings, structures, improvements and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, owned by L3 and any of its Subsidiaries or Harris and any of its Subsidiaries, as applicable.

“Party Bid” with respect to L3 or Harris, means each current Government Bid to which such Party or its Subsidiaries is a party, and for which an award has not been issued as of the date of this Agreement.

“Party Government Contract” with respect to L3 or Harris, means each Government Contract to which such Party or any of its Subsidiaries is a party and is in effect (i.e., has not completed performance and received final payment) as of the date of this Agreement (excluding indefinite delivery, indefinite quantity contracts).

“Permitted Encumbrances” means (a) mechanics’, materialmen’s, carriers’, workmen’s, repairmen’s, vendors’, operators’ or other like Encumbrances, if any, arising or incurred in the Ordinary Course that (i) relate to obligations as to which there is no default on the part of L3, Harris or any of their Subsidiaries, as applicable, and that do not materially detract from the value of or materially interfere with the use of any of the assets of the Party and its Subsidiaries as presently conducted or (ii) are being contested in good faith through appropriate Proceedings; (b) Encumbrances arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the Ordinary Course; (c) Rights-of-Way, covenants, conditions, restrictions and other similar matters of record affecting title and other title defects of record or Encumbrances (other than those constituting Encumbrances for the payment of Indebtedness), if any, that do not or would not, individually or in the aggregate, impair in any material respect the use or occupancy of the assets of the Party and its Subsidiaries, taken as a whole; (d) Encumbrances for Taxes or other governmental charges that are not yet due or payable or, if due and payable, may thereafter be paid without penalty or that are being contested in good faith through appropriate Proceedings; (e) Encumbrances supporting surety bonds, performance bonds and similar obligations issued in connection with the businesses of the Party and its Subsidiaries; (f) Encumbrances not created by the Party or its Subsidiaries that affect the underlying fee interest of a L3 Leased Real Property (in the case of L3) and Harris Leased Real Property (in the case of Harris); (g) Encumbrances that are disclosed on the most recent consolidated balance sheet of the Party included in the Reports or notes thereto or securing liabilities reflected on such balance sheet; (h) Encumbrances arising under or pursuant to the Organizational Documents of the Party or any of its Subsidiaries; (i) grants to others of Rights-of-Way, surface leases or crossing rights and amendments, modifications, and releases of Rights-of-Way, surface leases or crossing rights in the Ordinary Course; (j) with respect to Rights-of-Way, restrictions on the exercise of any of the rights under a granting instrument that are set forth therein or in another executed agreement, that is of public record or to which the Party or any of its Subsidiaries otherwise has access, between the parties thereto; (k) as to Harris or L3, Encumbrances resulting from any facts or circumstances relating to the other Party or any of its Affiliates; (l) Encumbrances that do not and would not reasonably be expected to materially impair, in the case of L3, the continued use of a L3 Owned Real Property or a L3 Leased Real Property as presently operated, and in the case of Harris, the continued use of a Harris Owned Real Property or a Harris Leased Real Property as presently operated; (m) with respect to L3 Leased Real Property, Encumbrances arising from any L3 Leased Real Property and with respect to the Harris Leased Real Property, Encumbrances arising from any Harris Leased Real Property; (n) licenses, covenants not to sue and other similar rights to Intellectual Property; (o) restrictions or exclusions that would be shown by a current title report or other similar report; (p) any condition or other matter, if any, that may be shown or disclosed by a current and accurate survey or physical inspection; and (q) specified Encumbrances described in Section 11.7(a)(ii) of such Party’s Disclosure Letter.

“Person” means an individual, corporation (including not-for-profit), Governmental Entity, general or limited partnership, limited liability company, joint venture,

estate, trust, association, organization, unincorporated organization, other entity of any kind or nature or group (as defined in Section 13(d)(3) of the Exchange Act).

“Personal Data” means a natural person’s name, street address, telephone number, e-mail address, photograph, identification number, social security number, government-issued identifier or tax identification number, driver’s license number, passport number, credit card number, bank information, Internet protocol address, device identifier or any other piece of information that, alone or together with other information held by a Party and its Subsidiaries, allows the identification of a natural person, or any information associated with an identifiable natural person.

“Proceeding” means any action, cause of action, claim, demand, litigation, suit, grievance, citation, summons, subpoena, inquiry, audit, hearing, originating application to a tribunal, arbitration or other similar proceeding of any nature, civil, criminal, regulatory, administrative or otherwise, whether in equity or at law, in contract, in tort or otherwise.

“Real Property” means, collectively, the Owned Real Property and the Leased Real Property.

“Registered Intellectual Property” means all Intellectual Property owned by Harris and its Subsidiaries or L3 and its Subsidiaries, as applicable, that is registered or filed under the authority of, with or by any Governmental Entity or Internet domain name registrar in any jurisdiction, including pending applications for any of the foregoing.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing, or arranging for disposal, into the environment.

“Rights-of-Way” means easements, licenses, rights-of-way, permits, servitudes, leasehold estates, instruments creating an interest in real property, and other similar real estate interests.

“Significant Subsidiary” has the meaning ascribed to such term in Rule 1.02(w) of Regulation S-X promulgated pursuant to the Exchange Act.

“Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such Person or by one or more of its Subsidiaries.

“Superior Proposal” means an unsolicited, bona fide written Acquisition Proposal (except that the references in the definition thereof to “fifteen percent (15%) or more” shall be deemed to be references to “a majority”) made after the date of this Agreement that the L3 Board or the Harris Board, as applicable, has determined in good faith, after consultation with its outside legal counsel and its financial advisor (a) if consummated, would result in a transaction more favorable to L3’s stockholders or Harris’ stockholders, as applicable from a financial point of view than the Transactions (after taking into account any revisions to the terms of this Agreement proposed by L3 or Harris, as applicable, pursuant to Section 8.2(d)(ii) and the time likely to be required to consummate such Acquisition Proposal), (b) is reasonably likely to be consummated on the terms proposed, taking into account any legal, financial, regulatory and stockholder approval requirements, the sources, availability and terms of any financing, financing market conditions and the existence of a financing contingency, the likelihood of termination, the timing of closing, the identity of the Person or Persons making the proposal and any other aspects considered relevant by the L3 Board or the Harris Board, as applicable, and (c) for which, if applicable, financing is fully committed or reasonably determined to be available by the L3 Board or the Harris Board, as applicable.

“Tax” means all federal, state, local and foreign income, windfall or other profits, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, transfer, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, escheat, unclaimed property, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions.

“Tax Return” means all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority relating to Taxes.

“Trading Day” means any day on which shares of Harris Common Stock are traded on the NYSE.

“Treasury Regulation” means Part 1 of Title 26, Chapter I, Subchapter A of the Code of Federal Regulations.

“U.S. Government” means the government of the United States of America, its agencies and instrumentalities.

“Willful Breach” means a material breach of, or a material failure to perform that is the consequence of an act or omission by a Party with the actual knowledge that the taking of such act or failure to take such act would, or would reasonably be expected to, cause such material breach or material failure.

(b)          The following terms are defined elsewhere in this Agreement, as indicated below:

Agreement	Preamble
Alternative Acquisition Agreement	8.2(d)(i)(D)
Amended Bylaws	4.1(b)
Applicable Date	5.5(a)
Approvals	5.4(a)
Bankruptcy and Equity Exception	5.3
Board Recommendation Notice	8.2(d)(ii)
Book-Entry Share	2.2
Bylaw Amendment	8.20
Certificate	2.2
Certificate of Merger	1.3

Change in Law Opinion	9.2(e)
Change of Recommendation	8.2(d)(i)(D)
Charter Amendment	4.1(a)
Chosen Court	11.4(b)
Closing	1.2
Closing Date	1.2
Code	Recitals
Combined Company	1.1
Combined Company Board	4.1(c)
Confidentiality Agreement	11.8
Continuing Employees	8.12(b)
Converted L3 Option	2.4(a)
Converted L3 PSU Award	2.4(c)(ii)
D&O Insurance	8.15(b)
DGCL	Recitals
Disclosure Letter	Article V
Earned L3 PSUs	2.4(c)
Effective Time	1.3
Eligible Shares	2.1
Encumber	6.1
Encumbrance	6.1
ESPP	2.4(g)
Exchange Agent	3.1
Exchange Fund	3.1
Exchange Ratio	2.1
FAR	5.18(k)(ii)
FCC License	5.11(c)
FCPA	5.11(e)
Final Investment Date	2.4(g)
Final Offering	2.4(g)
Former Harris Directors	4.1(c)
Former L3 Directors	4.1(c)
GAAP	5.5(d)
Governmental Antitrust Entity	8.6(c)(i)
Harris	Preamble
Harris Board	Recitals
Harris CEO	4.1(c)
Harris Common Stock	Recitals
Harris Continuing Employees	8.12(a)
Harris Designees	4.1(c)
Harris Disclosure Letter	Article V
Harris DSU	2.4(h)
Harris Equity Awards	2.4(j)
Harris Indemnified Parties	8.15(a)
Harris Option	2.4(h)
Harris Preferred Stock	6.1

Harris PSU	2.4(h)
Harris Recommendation	6.2
Harris Restricted Share	2.4(h)
Harris RSU	2.4(h)
Harris Tax Representation Letter	8.13(b)
Harris Termination Fee	10.5(c)
Harris’ Counsel	8.13(b)
Indemnified Parties	8.15(a)
Insurance Policies	5.16
IRS	5.9(d)
L3	Preamble
L3 Board	Recitals
L3 CEO	4.1(c)
L3 Common Stock	Recitals
L3 Compensation Committee	2.4(c)
L3 Continuing Employees	8.12(a)
L3 Deferred Director Award	2.4(d)
L3 Designees	4.1(c)
L3 Disclosure Letter	Article V
L3 Equity Awards	2.4(i)
L3 Indemnified Parties	8.15(a)
L3 Option	2.4(a)
L3 Other Award	2.4(e)
L3 Preferred Stock	6.4
L3 PSU	2.4(c)
L3 Recommendation	6.5
L3 RSU	2.4(b)
L3 Tax Representation Letter	8.13(b)
L3 Termination Fee	10.5(b)
L3’s Counsel	8.13(b)
Letter of Transmittal	3.2(a)
Material Contract	5.17(a)
Merger	Recitals
Merger Consideration	2.1
Merger Sub	Preamble
NISPOM	5.18(k)(iii)
No EC Jurisdiction Event	Exhibit C
Non-DTC Book-Entry Share	3.2(b)
Non-U.S. Benefit Plan	5.9(a)
OFAC	5.11(d)
Original Date	8.4(c)
Outside Date	10.2(a)
Parties	Preamble
Party	Preamble
Proprietary Code	5.15(g)
Proxy/Prospectus	8.3(a)

Registration Statement	8.3(a)
Regulatory Remedy	8.6(c)(ii)
Relevant Legal Restraint	9.1(e)
Reports	5.5(a)
Representatives	8.2(a)
Requisite Harris Vote	5.3
Requisite L3 Vote	5.3
Requisite Regulatory Approvals	9.1(d)
SEC	2.4(j)
Securities Act	2.4(j)
Settled L3 PSUs	2.4(c)(i)
Share Issuance	5.3
Standing Committee	4.1(e)
Surviving Corporation	1.1
Surviving Corporation Bylaws	4.2(b)
Surviving Corporation Charter	4.2(a)
Tail Period	8.15(b)
Takeover Statute	5.12
Tax-Free Opinion	9.2(e)
Transactions	Recitals
UK Withdrawal Event	Exhibit C

11.8.        Entire Agreement. This Agreement (including any exhibits hereto), the L3 Disclosure Letter, the Harris Disclosure Letter and the Mutual Confidentiality Agreement, dated as of June 4, 2018, between L3 and Harris (together with that certain Clean Team Confidentiality Agreement, dated as of September 30, 2018, between L3 and Harris, the “Confidentiality Agreement”) constitute the entire agreement among the Parties with respect to the subject matter of this Agreement and supersedes all prior and contemporaneous agreements, negotiations, understandings and representations and warranties, whether oral or written, with respect to such matters, except for the Confidentiality Agreement, which shall remain in full force and effect until the Closing.

11.9.        Third-Party Beneficiaries. L3 and Harris hereby agree that their respective representations, warranties and covenants set forth in this Agreement are solely for the benefit of the other Parties hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than Harris, L3 and their respective successors, legal representatives and permitted assigns any rights or remedies, express or implied, hereunder, including, without limitation, the right to rely upon the representations and warranties set forth in this Agreement, except the rights of third-party beneficiaries as are expressly provided in Section 4.1 [Combined Company Governance and Additional Matters], and Section 8.15 [Indemnification; Directors’ and Officers’ Insurance], which shall not arise until after the Effective Time. The representations and warranties in this Agreement are the product of negotiations among the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 11.2 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties.

Consequently, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

11.10.      Fulfillment of Obligations. Whenever this Agreement requires a Subsidiary of Harris to take any action, such requirement shall be deemed to include an undertaking on the part of Harris to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of L3 to take any action, such requirement shall be deemed to include an undertaking on the part of L3 to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action. Any obligation of one Party to another Party under this Agreement, which obligation is performed, satisfied or fulfilled by an Affiliate of such Party, shall be deemed to have been performed, satisfied or fulfilled by such Party.

11.11.      Non-Recourse. Unless expressly agreed to otherwise by the Parties in writing, this Agreement may only be enforced against, and any Proceeding in connection with, arising out of or otherwise resulting from this Agreement, any instrument or other document delivered pursuant to this Agreement or the transactions may only be brought against the Persons expressly named as Parties and then only with respect to the specific obligations set forth herein with respect to such Party. No past, present or future director, Employee (including any officer), incorporator, manager, member, partner, stockholder, other equity holder or Persons in a similar capacity, controlling person, Affiliate or other Representative of any Party or of any Affiliate of any Party, or any of their respective successors, Representatives and permitted assigns, shall have any liability or other obligation for any obligation of any Party under this Agreement or for any Proceeding in connection with, arising out of or otherwise resulting from this Agreement, any instrument or other document delivered pursuant to this Agreement or the Transactions.

11.12.      Severability. The provisions of this Agreement shall be deemed severable and the illegality, invalidity or unenforceability of any provision shall not affect the legality, validity or enforceability of the other provisions of this Agreement. If any provision of this Agreement, or the application of such provision to any Person or any circumstance, is illegal, invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, insofar as may be legal, valid and enforceable, the intent and purpose of such illegal, invalid or unenforceable provision, and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such illegality, invalidity or unenforceability, nor shall such illegality, invalidity or unenforceability affect the legality, validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.

11.13.      Interpretation; Construction.

(a)          The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. All article, section, subsection, schedule, annex and exhibit references used in this Agreement are to articles, sections, subsections, schedules, annexes and exhibits to this Agreement unless otherwise specified. The exhibits, schedules and annexes attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes.

(b)          If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa. The words “includes” or “including” shall mean “including without limitation,” the words “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Agreement shall refer to this Agreement as a whole and not any particular section or article in which such words appear and any reference to a Law shall include any rules and regulations promulgated thereunder, and any reference to any Law in this Agreement shall only be a reference to such Law as of the date of this Agreement. Currency amounts referenced herein are in U.S. Dollars.

(c)          Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day.

(d)          All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(e)          The Parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

11.14.      Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, legal representatives and permitted assigns. No Party may assign any of its rights or delegate any of its obligations under this Agreement, in whole or in part, by operation of Law or otherwise, directly or indirectly, without the prior written consent of the other Parties, except that Harris may cause Merger Sub to assign any and all of its rights under this Agreement, by written notice to L3, to another wholly owned direct or indirect Subsidiary of Harris with substantially identical ownership, capitalization and Organizational Documents to be a Party in lieu of Merger Sub, in which event all references to Merger Sub in this Agreement shall be deemed references to such other Subsidiary, except that all representations and warranties made in this Agreement with respect to Merger Sub as of the date of this Agreement shall be deemed representations and warranties made with respect to such other Subsidiary as of the date of such designation; provided that any such designation shall not prevent or materially impair or impede or delay the consummation of the Transactions or otherwise materially impair or impede the rights of the stockholders of L3 under this Agreement.

[signature page follows]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties to this Agreement as of the date first written above.

HARRIS CORPORATION

By	/s/ William Michael Brown
	Name:	William Michael Brown
	Title:	Chairman of the Board, President, and Chief Executive Officer

L3 TECHNOLOGIES, INC.

By	/s/ Christopher E. Kubasik
	Name:	Christopher E. Kubasik
	Title:	Chairman, Chief Executive Officer and President

LEOPARD MERGER SUB INC.

By	/s/ Rahul Ghai
	Name:	Rahul Ghai
	Title:	President

[Signature Page to Merger Agreement]

Exhibit A
Form of Amendment to Restated Certificate of Incorporation of the Combined Company

(attached)

FORM OF

CERTIFICATE OF AMENDMENT

TO THE

RESTATED CERTIFICATE OF INCORPORATION

OF

L3 HARRIS TECHNOLOGIES, INC.

FIRST:          Article FIRST to the Restated Certificate of Incorporation of the Corporation shall hereby be amended and restated to read in its entirety as follows:

“FIRST:  The name of the corporation is L3 Harris Technologies, Inc.”

SECOND:          Article SEVENTH of the Restated Certificate of Incorporation of the Corporation shall hereby be amended and restated to read in its entirety as follows:

“SEVENTH:  In furtherance, and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized:

Subject to Article FOURTEENTH of this Certificate of Incorporation, to make and alter the by-laws of this corporation, to fix the amount to be reserved as working capital over and above its capital stock paid in, to authorize and cause to be executed mortgages and liens upon the real and personal property of this corporation.

From time to time to determine whether and to what extent, and at what times and places, and under what conditions and regulations, the accounts and books of this corporation (other than the stock ledger) or any of them, shall be open to inspection of stockholders; and no stockholder shall have any right of inspecting any account, book or document of this corporation except as conferred by statute, unless authorized by resolution of the stockholders or directors.

Subject to Article FOURTEENTH of this Certificate of Incorporation, if the by-laws so provide, to designate two or more of its number to constitute an executive committee, which committee shall for the time being, as provided in said resolution or in the by-laws of this corporation, have and exercise any or all of the powers of the Board of Directors in the management of the business and affairs of this corporation, and have power to authorize the seal of this corporation to be affixed to all papers which may require it.

Pursuant to the affirmative vote of the holders of at least a majority of the stock issued and outstanding, having voting power, given at a stockholders’ meeting duly called for that purpose, or when authorized by the written consent of the holders of a majority of the voting stock issued and outstanding, the Board of Directors shall have power and authority at any meeting to sell, lease or exchange all of the property and assets of this corporation, including its good will and its corporate franchises, upon such terms and conditions as its Board of Directors deems expedient and for the best interest of the corporation.

Subject to Article FOURTEENTH of this Certificate of Incorporation, this corporation may in its by-laws confer powers upon its directors in addition to the foregoing, and in addition to the powers and authorities expressly conferred upon them by the statute.

Both stockholders and directors shall have power, if the by-laws so provide, to hold their meetings, and to have one or more offices within or without the State of Delaware, and to keep the books of this corporation (subject to the provisions of the statutes), outside of the State of Delaware, at such places as may be from time to time designated by the Board of Directors.”

THIRD:          Article EIGHTH of the Restated Certificate of Incorporation of the Corporation shall hereby be amended and restated to read in its entirety as follows:

“EIGHTH:  Subject to Article FOURTEENTH of this Certificate of Incorporation, this corporation reserves the right to amend, alter, change or repeal any provision contained in the Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.”

FOURTH:          Article ELEVENTH of the Restated Certificate of Incorporation of the Corporation shall hereby be amended and restated to read in its entirety as follows:

“ELEVENTH:  Subject to Article FOURTEENTH of this Certificate of Incorporation, the business and affairs of this corporation shall be managed by or under the direction of a Board of Directors consisting of not less than 8 or more than 13 directors, the exact number of directors to be determined from time to time by resolution adopted by affirmative vote of a majority of the entire Board of Directors.

At each annual meeting of stockholders, all directors shall be elected for terms expiring at the next annual meeting of stockholders and until such directors’ successors shall have been elected and qualified.  In no case will a decrease in the number of directors shorten the term of any incumbent director.

Subject to Article FOURTEENTH of this Certificate of Incorporation, any vacancy on the Board of Directors that results from an increase in the number of directors may be filled by a majority of the Board of Directors then in office, and any other vacancy occurring in the Board of Directors may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director.  Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his or her predecessor.

Any director, or the entire Board of Directors, of this corporation may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors at a meeting of stockholders called for that purpose.

Notwithstanding the foregoing, whenever the holders of any one or more classes or series of preferred or preference stock issued by this corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by

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the terms of this Certificate of Incorporation applicable thereto, and such directors so elected shall not be divided into classes unless expressly provided by such terms.

No director of this corporation shall be personally liable to this corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that this provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to this corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (iii) under Section 174 of Title 8 of the Delaware Code, or (iv) for any transaction from which the director derived an improper personal benefit.”

FIFTH:          The Restated Certificate of Incorporation of the Corporation shall hereby be amended by adding a new Article FOURTEENTH, which new Article FOURTEENTH shall read in its entirety as follows:

“FOURTEENTH:

Section 1.	Definitions

“Closing Date” means the Closing Date (as such term is defined in the Merger Agreement).

 “Designated L3 Directors” means the directors of this corporation (other than the Former L3 CEO) who were designated by L3 prior to the Effective Time and appointed by the Board of Directors to serve as directors of this corporation effective as of the Effective Time, in each case, pursuant to Article IV of the Merger Agreement.

“Designated Harris Directors” means the directors of this corporation (other than the Pre-Closing CEO) who were designated by Harris prior to the Effective Time to continue to serve as directors of this corporation effective as of the Effective Time, in each case, pursuant to Article IV of the Merger Agreement.

“Effective Time” means the Effective Time (as such term is defined in the Merger Agreement).

“Former L3 CEO” means the chairman, chief executive officer and president of L3 as of immediately prior to the Effective Time.

“Former L3 Directors” means the Designated L3 Directors and the Former L3 CEO.

“Former Harris Directors” means the Designated Harris Directors and the Pre-Closing CEO.

“Merger Agreement” means that certain Agreement and Plan of Merger, dated as of October 12, 2018, among L3 Technologies, Inc. (“L3”), Harris Corporation (“Harris”) and Leopard Merger Sub Inc., as amended, restated, supplemented or otherwise modified from time to time.

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“Pre-Closing CEO” means the chairman, chief executive officer and president of this corporation as of immediately prior to the Effective Time.

 “Supermajority” of the directors then serving or, where applicable, the independent directors then serving means at least seventy-five percent (75%) of such directors or independent directors, as applicable; provided, that if such Supermajority yields a non-integer number of directors or independent directors, as applicable, the requisite number of directors or independent directors, as applicable, shall be rounded up to the nearest integer.

Section 2.          Board of Directors

A.          From and after the Closing Date until the third (3rd) anniversary of the Closing Date (the “Specified Post-Merger Period”), unless a Supermajority of the then-serving directors shall have adopted a resolution to the contrary (except that such resolution shall not provide that the business and affairs of this corporation shall be managed by or under the direction of a Board of Directors consisting of less than 8 or more than 13 directors), the Board of Directors shall be comprised of twelve (12) members.

B.          As of the Effective Time, the Board of Directors shall be composed of (i) five (5) Designated L3 Directors; (ii) five (5) Designated Harris Directors; (iii) the Former L3 CEO; and (iv) the Pre-Closing CEO.

C.          During the Specified Post-Merger Period, unless a Supermajority of the then-serving directors shall have adopted a resolution to the contrary, any vacancy on the Board of Directors shall be filled by a nominee designated and proposed by the Nominating and Governance Committee and approved by the affirmative vote of a Supermajority of the then-serving directors.

D.          During the Specified Post-Merger Period, unless a Supermajority of the then-serving directors shall have adopted a resolution to the contrary, any approval for nomination or nomination by the Board of Directors of any candidate for election to the Board of Directors at any meeting of stockholders at which the stockholders of the Company shall elect directors of the Company must be approved by the affirmative vote of a Supermajority of the then-serving directors, as applicable; provided, that if such candidate is a Former L3 Director or Former Harris Director then serving on the Board of Directors, such approval need only be by the affirmative vote of at least a majority of the then-serving directors.

Section 3.          Executive Chairman; Vice-Chairman and Lead Independent Director

A.          During the Specified Post-Merger Period, unless a Supermajority of the then-serving independent directors shall have adopted a resolution to the contrary, (i) the Pre-Closing CEO shall serve as Executive Chairman of the Board of Directors; and (ii) the Former L3 CEO shall serve as Vice Chairman of the Board of Directors.

B.          As of the Effective Time, the Lead Independent Director of the Board of Directors shall be a Designated L3 Director designated by L3 prior to the Effective Time pursuant to Article IV of the Merger Agreement; provided that such Designated L3 Director must meet the independence standards of the NYSE with respect to the Company as of the Effective Time.

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C.          During the Specified Post-Merger Period, unless a Supermajority of the then-serving independent directors shall have adopted a resolution to the contrary (excluding, with respect to any such resolution in regard to clauses (i) or (ii) below that is in respect of the Lead Independent Director, the Lead Independent Director then-serving in such role), (i) the removal of, or the failure to designate, appoint or elect, (A) the Pre-Closing CEO to serve as the Executive Chairman, (B) the Former L3 CEO to serve as the Vice Chairman or (C) the Designated L3 Director designated as the Lead Independent Director prior to the Effective Time to serve as the Lead Independent Director of the Board of Directors or (ii) any material modification to any of the duties or authority of each of the Executive Chairman, the Vice Chairman or the Lead Independent Director of the Board of Directors, in each case of clauses (i) and (ii), shall require the affirmative vote of a Supermajority of the then-serving independent directors (excluding, in each case of clauses (i) and (ii), to the extent such proposed removal, failure to designate, appoint or elect or such material modification is in respect of the Lead Independent Director, the Lead Independent Director then-serving in such role).

Section 4.          Board Committees

A.          During the Specified Post-Merger Period, unless a Supermajority of the then-serving directors shall have adopted a resolution to the contrary, (i) the Board of Directors shall designate, establish and maintain the following standing committees (each, a “Specified Post-Merger Committee”): (A) the Audit Committee, (B) the Nominating and Governance Committee; (C) the Finance Committee; and (D) the Compensation Committee; (ii) each such Specified Post-Merger Committee shall consist of at least four (4) directors and; (iii) the Board of Directors shall have discretion to change the name(s) of such standing committees from time to time by the affirmative vote of a majority of the then-serving directors.

B.          As of the Effective Time, each Specified Post-Merger Committee shall be composed of an equal number of Former Harris Directors and Former L3 Directors.  During the Specified Post-Merger Period, unless a Supermajority of the then-serving directors shall have adopted a resolution to the contrary, the members of each Specified Post-Merger Committee (including the initial members as of the Effective Time) shall be designated, appointed and approved by the affirmative vote of a Supermajority of the then-serving directors.

C.          As of the Effective Time, (i) the chairperson of the Audit Committee shall be a Former L3 Director; (ii) the chairperson of the Nominating and Governance Committee shall be a Former L3 Director; (iii) the chairperson of the Finance Committee shall be a Former Harris Director; and (iv) the chairperson of the Compensation Committee shall be a Former Harris Director.  During the Specified Post-Merger Period, unless a Supermajority of the then-serving directors shall have adopted a resolution to the contrary, the chairperson of each Specified Post-Merger Committee (including the initial chairperson for each Specified Post-Merger Committee as of the Effective Time) shall be designated, appointed and approved by the affirmative vote of a Supermajority of the then-serving directors; provided that each such designated chairperson must meet all director independence and other standards of the New York Stock Exchange and the U.S. Securities and Exchange Commission applicable to his or her service as chairperson.

Section 5.	Integration Steering Committee

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During the Specified Post-Merger Period, unless a Supermajority of the then-serving independent directors shall have adopted a resolution to the contrary, the Pre-Closing CEO and the Former L3 CEO shall (i) establish and co-chair an integration steering committee to be composed of executives and other employees to be mutually selected by the Pre-Closing CEO and the Former L3 CEO at any time and from time to time and (ii) have joint responsibility for overseeing the officer of this corporation that is responsible for leading the integration process of the businesses of Harris and L3 following the Effective Time.

Section 6.	Chief Executive Officer

A.          Until the second (2nd) anniversary of the Closing Date, unless a Supermajority of the then-serving independent directors shall have adopted a resolution to the contrary, the Pre-Closing CEO shall serve as the Chief Executive Officer.  As of the Effective Time, the Chief Executive Officer shall be responsible for oversight of enterprise-wide functions; and executive officers, including the President and Chief Operating Officer, Chief Financial Officer, Human Resources Officer, General Counsel, Chief Technology Officer and Chief Information Officer, shall directly report to the Chief Executive Officer; provided, however, that the performance evaluation of the President and Chief Operating Officer shall be conducted by the then-serving independent directors.

B.          From the second (2nd) anniversary of the Closing Date until his resignation, removal (in accordance with this Section 6) or other permanent cessation of service (unless he shall have earlier resigned or otherwise permanently ceased his service to this corporation), the Former L3 CEO shall serve as the Chief Executive Officer, unless prior to the expiration of the Specified Post-Merger Period, a Supermajority, and after the expiration of the Specified Post-Merger Period a majority, of the then-serving independent directors shall have adopted a resolution to the contrary.

C.          During the Specified Post-Merger Period, unless a Supermajority of the then-serving independent directors shall have adopted a resolution to the contrary, the following actions shall require the affirmative vote of a Supermajority of the then-serving independent directors:

(i)          the removal of, or failure to appoint, (A) prior to the second (2nd) anniversary of the Closing Date, the Pre-Closing CEO (unless he shall have earlier resigned or otherwise permanently ceased his service to this corporation) and (B) on and after the second (2nd) anniversary of the Closing Date until the expiration of the Specified Post-Merger Period (unless he shall have earlier resigned or otherwise permanently ceased his service to this corporation), the Former L3 CEO, in each case, as Chief Executive Officer;

(ii)          cancel, delay or otherwise prevent the appointment of the Former L3 CEO as the Chief Executive Officer on the second (2nd) anniversary of the Closing Date (unless he shall have earlier resigned or otherwise permanently ceased his service to this corporation);

(iii)          the replacement of the Chief Executive Officer upon his resignation, removal or other permanent cessation of service (provided, that upon the removal (in accordance with this Section 6), resignation or other permanent cessation of service of the Pre-Closing CEO as Chief Executive Officer prior to the second (2nd) anniversary of the

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Closing Date, the Former L3 CEO shall be appointed and serve as the Chief Executive Officer (unless he shall have earlier resigned or otherwise permanently ceased his service to this corporation));

(iv)          any material modification to any of the duties, authority or reporting relationships of the Chief Executive Officer; or

(v)          any material modification to the compensation arrangements of the Chief Executive Officer (if either the Pre-Closing CEO or the Former L3 CEO is then serving as the Chief Executive Officer).

Section 7.          President and Chief Operating Officer

A.          Until the second (2nd) anniversary of the Closing Date, unless a Supermajority of the then-serving independent directors shall have adopted a resolution to the contrary, the Former L3 CEO shall serve as the President and Chief Operating Officer.  As of the Effective Time, the President and Chief Operating Officer shall be responsible for oversight of operational functions; and operating functions, including the president(s) of each operating segment, business development, supply chain and manufacturing, shall directly report to the President and Chief Operating Officer.

B.          Until the second (2nd) anniversary of the Closing Date, unless a Supermajority of the then-serving independent directors shall have adopted a resolution to the contrary, the following actions will require the affirmative vote of a Supermajority of the then-serving independent directors:

(i)          the removal of, or failure to appoint, the Former L3 CEO as President and Chief Operating Officer (unless he shall have earlier resigned or otherwise permanently ceased his service to this corporation);

(ii)          any material modification to any of the duties, authority or reporting relationships of the President and Chief Operating Officer; or

(iii)          any material modification to the compensation arrangements of the President and Chief Operating Officer (if the Former L3 CEO is then serving as President and Chief Operating Officer).

Section 8.          Corporate Headquarters

As of the Effective Time, the headquarters of this corporation shall be in Melbourne, Florida (which headquarters shall, for purposes of this Certificate of Incorporation, be deemed to be the “principal executive office” and “principal place of business” of this corporation).

Section 9.          Amendments to this Article FOURTEENTH; Conflicts

A.          During the Specified Post-Merger Period, the provisions of this Article FOURTEENTH shall not be modified, amended or repealed, and any provision of this Article FOURTEENTH or other resolution inconsistent with this Article FOURTEENTH shall not be

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adopted, or any such modification, amendment, repeal or inconsistent provision of this Article FOURTEENTH or other resolutions shall not be recommended for adoption by the stockholders of this corporation (each, an “Amendment”), without the approval of a Supermajority of the then-serving directors; provided that (i) the approval of a Supermajority of the then-serving independent directors shall be required for any Amendment of Section 3 of this Article FOURTEENTH (other than to the extent such Amendment relates to the Lead Independent Director), Section 6 of this Article FOURTEENTH and Section 7 of this Article FOURTEENTH and (ii) the approval of a Supermajority of the then-serving independent directors (excluding the Lead Independent Director if a Lead Independent Director is then-serving in such role) shall be required for any Amendment of Section 3 of this Article FOURTEENTH to the extent such Amendment relates to the Lead Independent Director.

B.          In the event of any inconsistency between any other provision of this Certificate of Incorporation (other than Article TENTH) or any provision of the by-laws of this corporation, on the one hand, and any provision of this Article FOURTEENTH, on the other hand, the provisions of this Article FOURTEENTH shall control; provided, that in the event of any inconsistency between Article TENTH of this Certificate of Incorporation and the provisions of this Article FOURTEENTH, the provisions of Article TENTH shall control.”

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Exhibit B
Form of Amended and Restated Bylaws of the Combined Company

(attached)

FORM OF

BY-LAWS OF

L3 HARRIS TECHNOLOGIES, INC.

As Amended and Restated Effective [●]

BY-LAWS OF

L3 HARRIS TECHNOLOGIES, INC.

ARTICLE I.
Offices.

The registered office of L3 Harris Technologies, Inc. (the “Company”) shall be in the City of Wilmington, County of New Castle, State of Delaware.

The Company may also have offices at such other places as the Board of Directors from time to time may determine or the business of the Company may require.

ARTICLE II.
Meetings of Shareholders.

Section 1.             Place of Meeting.  All meetings of shareholders for the election of directors or for any other purposes whatsoever shall be held at the office of the Company in the City of Wilmington, Delaware, or elsewhere within or without the State of Delaware, as may be decided upon from time to time by the Board of Directors and indicated in the notice of the meeting.

Section 2.             Annual Meeting.  The annual meeting of the shareholders shall be held on such date as the Board of Directors may determine and at the time as shall be decided by the Board of Directors and indicated in the notice of the meeting.  Directors shall be elected thereat and such other business transacted as may be specified in the notice of the meeting, or as may be properly brought before the meeting.

Section 3.             Special Meetings.  (a) Special meetings of the shareholders may be called by, and only by, (i) the Board of Directors, or (ii) solely to the extent required by Section 3(b) hereof, the Secretary of the Company. Each special meeting shall be held at such date, time and place either within or without the State of Delaware as may be stated in the notice of the meeting.

(b)          A special meeting of the shareholders shall be called by the Secretary upon the written request of the holders Owning of record continuously for a period of at least one year prior to the date set forth on the Special Meeting Request (as defined below) not less than twenty-five percent of the voting power of all outstanding shares of common stock of the Company (the “Requisite Percent”), subject to the following:

(1)          In order for a special meeting upon shareholder request (a “Shareholder Requested Special Meeting”) to be called by the Secretary, one or more written requests for a special meeting (each, a “Special Meeting Request,” and collectively, the “Special Meeting Requests”) stating the purpose of the special meeting and the matters proposed to be acted upon thereat must be signed and dated by the Requisite Percent of record holders of common stock of the Company (or their duly authorized agents), must be delivered to the Secretary at the principal executive offices of the Company and must set forth:

(i)          the information required by the second paragraph of Section 8(b) of this Article II; and

(ii)          an agreement by the requesting shareholder(s) to notify the Company immediately in the case of any disposition prior to the record date for the Shareholder Requested Special Meeting of shares of common stock of the Company owned of record and an acknowledgement that any such disposition shall be deemed a revocation of such Special Meeting Request to the extent of such disposition, such that the number of shares disposed of shall not be included in determining whether the Requisite Percent has been reached.

For purposes of this Section 3 and references to Shareholder Requested Special Meetings in these By-Laws, “Own”, “Owned” or “Owning” shall mean shares (a) with respect to which a person has title or to which a person’s nominee, custodian or other agent has title and which such nominee, custodian or other agent is holding on behalf of such person, or (b) with respect to which a person (1) has purchased, or has entered into an unconditional contract, binding on both parties thereto, to purchase such shares, but has not yet received such shares, (2) owns a security convertible into or exchangeable for such shares and has tendered such security for conversion or exchange, (3) has an option to purchase or acquire, or rights or warrants to subscribe to, such shares, and has exercised such option, rights or warrants or (4) holds a securities futures contract to purchase such shares and has received notice that the position will be physically settled and is irrevocably bound to receive the underlying shares; provided, that (I) a shareholder or beneficial owner shall be deemed to Own shares only to the extent that such shareholder or beneficial owner has a net long position in such shares, (II) the number of shares Owned, directly or indirectly, by any shareholder or beneficial owner shall not include the number of shares as to which such holder does not have the right to vote or direct the vote on the matter or matters to be brought before the special shareholders meeting, (III) a shareholder or beneficial owner shall not be deemed to Own shares as to which such holder has entered into any Derivative Transaction (as defined in Section 8 of this Article II) and (IV) whether shares constitute shares Owned shall be decided by the Board of Directors in its reasonable determination, which determination shall be conclusive and binding on the Company and its shareholders.

The Company will provide the requesting shareholder(s) with notice of the record date for the determination of shareholders entitled to vote at the Shareholder Requested Special Meeting. Each requesting shareholder is required to update the notice delivered pursuant to this Section 3 not later than ten business days after such record date to provide any material changes in the foregoing information as of such record date.

In determining whether a special meeting of shareholders has been requested by the record holders of shares representing in the aggregate at least the Requisite Percent, multiple Special Meeting Requests delivered to the Secretary will be considered together only if each such Special Meeting Request (x) identifies substantially the same purpose or purposes of the special meeting and substantially the same matters proposed to be acted on at the special meeting (in each case as determined in good faith by the Board of Directors), and (y) has been dated and delivered to the Secretary within sixty days of the earliest dated of such Special Meeting Requests.  If the record holder is not the signatory to the Special Meeting Request, such Special Meeting Request will not be valid unless documentary evidence is supplied to the Secretary at the time of delivery of such Special Meeting Request (or within ten business days thereafter) of such signatory’s authority to execute the Special Meeting Request on behalf of the record holder.  Any requesting shareholder may revoke his, her or its Special Meeting Request at any time by written revocation delivered to the Secretary at the principal executive offices of the Company; provided, however, that if following such revocation (or any deemed revocation pursuant to clause (ii) above), the unrevoked valid Special Meeting Requests represent in the aggregate less than the Requisite Percent, there shall be no requirement to hold a special meeting.  The first date on which unrevoked valid Special Meeting Requests constituting not less than the Requisite Percent shall have been delivered to the Company is referred to herein as the “Request Receipt Date”.

(2)          Special Meeting Request shall not be valid if:

(i)          the Special Meeting Request relates to an item of business that is not a proper subject for shareholder action under applicable law;

(ii)          the Request Receipt Date is during the period commencing ninety days prior to the first anniversary of the date of the immediately preceding annual meeting and ending on the date of the next annual meeting;

(iii)          the purpose specified in the Special Meeting Request is not the nomination, election or removal of directors and an identical or substantially similar item (as determined in good faith by the Board of Directors, a “Similar Item”) was presented at any meeting of shareholders held within the twelve months prior to the Request Receipt Date;

(iv)          the purpose specified in the Special Meeting Request is the nomination, election or removal of directors and a Similar Item was presented at any meeting of shareholders held within one hundred and twenty days prior to the Request Receipt Date; or

(v)          a Similar Item is included in the Company’s notice as an item of business to be brought before a shareholder meeting that has been called but not yet held or that is called for a date within ninety days of the Request Receipt Date.

(3)          A Shareholder Requested Special Meeting shall be held at such date and time as may be fixed by the Board of Directors; provided, however, that the Shareholder Requested Special Meeting shall be called for a date not more than ninety days after the Request Receipt Date.

(4)          Business transacted at any Shareholder Requested Special Meeting shall be limited to (i) the purpose(s) stated in the valid Special Meeting Request(s) received from the Requisite Percent of record holders and (ii) any additional matters that the Board of Directors determines to include in the Company’s notice of the meeting. If none of the shareholders who submitted the Special Meeting Request appears or sends a qualified representative to present the matters to be presented for consideration that were specified in the Shareholder Meeting Request, the Company need not present such matters for a vote at such meeting, notwithstanding that proxies in respect of such matter may have been received by the Company.

(5)          For the avoidance of doubt, nothing herein shall be deemed to entitle any shareholder to the reimbursement of expenses for soliciting proxies or any other expenses incurred by such shareholder in connection with any shareholder meeting, which expenses shall be borne by such shareholder and not by the Company.

Section 4.            Notice of Meetings.  A written or printed notice of every annual or special meeting of the shareholders stating the time and place and the purposes thereof shall be given to each shareholder entitled to vote thereat and to each shareholder entitled to notice as provided by law, which notice shall be given not less than ten (10) nor more than sixty (60) days prior to the date of the meeting. Such notice shall be deemed given: (i) if mailed, when deposited in the United States mail, postage prepaid, directed to each shareholder at such shareholder’s address as it appears on the records of the Company; (ii) if sent by electronic mail, when delivered to an electronic mail address at which the shareholder has consented to receive such notice; and (iii) if posted on an electronic network together with a separate notice to the shareholder of such specific posting, upon the later to occur of (A) such posting and (B) the giving of such separate notice of such posting. It shall be the duty of the Secretary to give written notice of the annual meeting, and of each special meeting when requested so to do by the Board of Directors or as provided in Section 3(b) of this Article II. Any shareholder may waive in writing any notice required to be given by law or under these By-Laws and by attendance or voting at any meeting without protesting the lack of proper notice shall be deemed to have waived notice thereof. Notice shall be deemed to have been given to all shareholders of record who share an address if notice is given in accordance with the “householding” rules set forth in Rule 14a-3(e) under the Securities Exchange Act of 1934 (the “Exchange Act”) and Section 233 of the Delaware General Corporation Law.

Section 5.         Shareholder List.  A complete list of the shareholders entitled to vote at each meeting of shareholders, arranged in alphabetical order, with the address of each and the number of voting shares held by each, shall be prepared by or at the instance of the Secretary and made available at the location where the meeting is to be held, at least ten (10) days before every meeting, and shall at all times during the usual hours for business in said ten (10) day period and during the time of said meeting be open to examination by any shareholder.

Section 6.           Voting and Proxies.  At all meetings of shareholders, only such shareholders shall be entitled to vote, in person or by proxy, who appear upon the records of the Company as the holders of shares at the time possessing voting power, or if a record date be fixed as hereinafter provided, those appearing as such on such record date.  Each shareholder entitled to vote at a meeting of shareholders may authorize another person or persons to act for such shareholder by proxy, but no such proxy shall be voted or acted upon after three (3) years from its date, unless the proxy provides for a longer period. A shareholder may authorize another person or persons to act for such shareholder as proxy by executing a writing authorizing such person or persons to act for such shareholder as proxy or by transmitting or authorizing the transmission of a telegram, cablegram, or other means of electronic transmission to the person who will be the holder of the proxy or to a proxy solicitation firm, proxy support service organization or like agent duly authorized by the person who will be the holder of the proxy to receive such transmission, provided that any such telegram, cablegram, or other means of electronic transmission must either set forth or be submitted with information from which it can be determined that the telegram, cablegram or other means of electronic transmission was authorized by the shareholder.

Section 7.            Quorum and Adjournments.  Except as may otherwise be required by law or by the Restated Certificate of Incorporation or by these By-Laws, the holders of a majority of the shares entitled to vote at a shareholders’ meeting shall constitute a quorum to hold such meeting; provided, however, that any meeting, whether or not a quorum is present or otherwise, may, by vote of the holders of a majority of the voting shares represented thereat, adjourn from time to time and from place to place in the county wherein said meeting was originally called without notice other than by announcement at such meeting.

Section 8.          Advance Notice of Shareholder Nominees for Director and Other Shareholder Proposals.  (a) The matters to be considered and brought before any annual or special meeting of shareholders of the Company shall be limited to only such matters, including the nomination and election of directors, as shall be brought properly before such meeting in compliance with the procedures set forth in this Section 8 or in Section 3(b) of this Article II or Section 11 of this Article II.

(b)          For any matter to be brought properly before any annual meeting of shareholders, the matter must be (i) specified in the notice of the annual meeting given by or at the direction of the Board of Directors, (ii) otherwise brought before the annual meeting by or at the direction of the Board of Directors, (iii) brought before the annual meeting by a shareholder who is a shareholder of record of the Company on the date the notice provided for in this Section 8(b) is delivered to the Secretary of the Company, who is entitled to vote at the annual meeting of shareholders on such matter and who complies with the procedures set forth in this Section 8(b) or (iv) brought pursuant to Section 11 of this Article II. In addition to any other requirements under applicable law and the Restated Certificate of Incorporation and these By-Laws, written notice (the “Shareholder Notice”) of any nomination or other proposal by a shareholder must be timely and any proposal, other than a nomination, must constitute a proper matter for shareholder action. To be timely, the Shareholder Notice must be delivered to the Secretary of the Company at the principal executive office of the Company not less than ninety (90) nor more than one hundred and twenty (120) days prior to the first anniversary date of the annual meeting for the preceding year; provided, however, that if (and only if) the annual meeting is not scheduled to be held within a period that commences thirty (30) days before such anniversary date and ends thirty (30) days after such anniversary date (an annual meeting date outside such period being referred to herein as an “Other Meeting Date”), the Shareholder Notice shall be given in the manner provided herein by the later of the close of business on (i) the date ninety (90) days prior to such Other Meeting Date or (ii) the tenth day following the date such Other Meeting Date is first publicly announced or disclosed.

A Shareholder Notice must contain the following information: (i) whether the shareholder is providing the notice at the request of a beneficial holder of shares, whether the shareholder, any such beneficial holder or any nominee has any agreement, arrangement or understanding with, or has received any financial assistance, funding or other consideration from any other person with respect to the investment by the shareholder or such beneficial holder in the Company or the matter the Shareholder Notice relates to, and the details thereof, including the name of such other person (the shareholder, any beneficial holder on whose behalf the notice is being delivered, any nominees listed in the notice and any persons with whom such agreement, arrangement or understanding exists or from whom such assistance has been obtained are hereinafter collectively referred to as “Interested Persons”), (ii) the name and address of all Interested Persons, (iii) a complete description of all equity securities and debt instruments, whether held in the form of loans or capital market instruments, of the Company or any of its subsidiaries beneficially owned by all Interested Persons, (iv) whether and the extent to which any hedging, derivative or other transaction (a

“Derivative Transaction”) is in place or has been entered into within the six months preceding the date of delivery of the Shareholder Notice by or for the benefit of any Interested Person with respect to the Company or its subsidiaries, or any of their respective securities, debt instruments or credit ratings, the effect or intent of which transaction is to give rise to gain or loss as a result of changes in the trading price of such securities or debt instruments or changes in the credit ratings for the Company, its subsidiaries or any of their respective securities or debt instruments (or, more generally, changes in the perceived creditworthiness of the Company or its subsidiaries), or to increase or decrease the voting power of such Interested Person, and if so, a summary of the material terms thereof, and (v) a representation that the shareholder is a holder of record of stock of the Company that would be entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to propose the matter set forth in the Shareholder Notice.  As used herein, “beneficially owned” with respect to securities shall mean all securities which such person is deemed to beneficially own pursuant to Rules 13d-3 and 13d-5 under the Exchange Act.  The Shareholder Notice shall be updated not later than 10 days after the record date for the determination of shareholders entitled to vote at the meeting to provide any material changes in the foregoing information as of the record date. Any Shareholder Notice relating to the nomination of directors must also contain (i) the information regarding each nominee required by paragraphs (a), (e) and (f) of Item 401 of Regulation S-K adopted by the Securities and Exchange Commission (or the corresponding provisions of any successor regulation), (ii) each nominee’s signed consent to serve as a director of the Company if elected, and (iii) information as to whether each nominee is eligible for consideration as an independent director under the relevant standards contemplated by Item 407(a) of Regulation S-K (or the corresponding provisions of any successor regulation). The Company may also require any proposed nominee to furnish such other information, including completion of the Company’s directors questionnaire, as it may reasonably require to determine whether the nominee would be considered “independent” as a director or as a member of the audit committee of the Board of Directors under the various rules and standards applicable to the Company.  Any Shareholder Notice with respect to a matter other than the nomination of directors must contain (i) the text of the proposal to be presented, including the text of any resolutions to be proposed for consideration by shareholders and (ii) a brief written statement of the reasons such shareholder favors the proposal.

Notwithstanding anything in this Section 8(b) to the contrary, in the event that the number of directors to be elected to the Board of Directors of the Company at the next annual meeting is increased and either all of the nominees for director at the next annual meeting or the size of the increased Board of Directors is not publicly announced or disclosed by the Company at least one hundred (100) days prior to the first anniversary of the preceding year’s annual meeting, a Shareholder Notice shall also be considered timely hereunder, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary of the Company at the principal executive office of the Company not later than the close of business on the tenth day following the first date all of such nominees or the size of the increased Board of Directors shall have been publicly announced or disclosed.

(c)          For any matter to be brought properly before any special meeting of shareholders, the matter must be set forth in the Company’s notice of the meeting. In the event that the Company calls a special meeting of shareholders for the purpose of electing one or more persons to the Board of Directors, any shareholder may nominate a person or persons (as the case may be), for election to such position(s) as specified in the Company’s notice of the meeting, if the Shareholder Notice required by Section 8(b) hereof shall be delivered to the Secretary of the Company at the principal executive office of the Company not later than the close of business on the tenth day following the day on which the date of the special meeting and either the names of the nominees proposed by the Board of Directors to be elected at such meeting or the number of directors to be elected is publicly announced or disclosed.

(d)          For purposes of this Section 8, a matter shall be deemed to have been “publicly announced or disclosed” if such matter is disclosed in a press release reported by the Dow Jones News Service, Associated Press or a comparable national news or wire service or in a document publicly filed by the Company with the Securities and Exchange Commission.

(e)          In no event shall the adjournment of an annual meeting or special meeting or the postponement of any meeting that does not require a change in the record date for such meeting, or any announcement thereof, commence a new period for the giving of notice as provided in this Section 8.  This Section 8 shall not (i) affect the rights of shareholders to request inclusion of proposals made pursuant to Rule 14a-8 under the Exchange Act or (ii) apply to the election of directors selected by or pursuant to the provisions of Article FOURTH, Section 3 of the Restated Certificate of Incorporation relating to the rights of the holders of any class or series of stock of the Company having a preference over the Common Stock as to dividends or upon liquidation to elect directors under specified circumstances.

(f)          The person presiding at any meeting of shareholders, in addition to making any other determinations that may be appropriate to the conduct of the meeting, shall have the power and duty to determine whether notice of nominees and other matters proposed to be brought before a meeting has been duly given in the manner provided in this Section 8 and, if not so given, shall direct and declare at the meeting that such nominees and other matters are out of order and shall not be considered.  Notwithstanding the foregoing provisions of this Section 8, if the shareholder or a qualified representative of the shareholder does not appear at the annual or special meeting of shareholders of the Company to present any such nomination, or make any such proposal, such nomination or proposal shall be disregarded, notwithstanding that proxies in respect of such vote may have been received by the Company.

Section 9.         Conduct of Meetings.  The Board of Directors of the Company may adopt by resolution such rules, regulations and procedures for the conduct of meetings of shareholders as it shall deem appropriate.  Except to the extent inconsistent with applicable law and such rules and regulations adopted by the Board of Directors, the chairman of each meeting of shareholders shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts, including causing an adjournment of such meeting, as, in the judgment of such Chairman, are appropriate.  Such rules, regulations or procedures, whether adopted by the Board of Directors or prescribed by the chairman of the meeting, may include, without limitation, the following:  (a) the establishment of an agenda or order of business for the meeting, including fixing the time for opening and closing the polls for voting on each matter; (b) rules and procedures for maintaining order at the meeting and the safety of those present; (c) limitations on attendance at or participation in the meeting to shareholders of record of the Company, their duly authorized and constituted proxies or such other persons as the chairman shall permit; (d) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (e) limitations on the time allotted to questions or comments by participants.  Unless, and to the extent determined by the

Board of Directors or the chairman of the meeting, meetings of shareholders shall not be required to be held in accordance with rules of parliamentary procedure.

Section 10.           Organization of Meetings.  Meetings of shareholders shall be presided over by the Chairman of the Board of Directors, or in his or her absence by the Chief Executive Officer, or in the absence of the foregoing persons by a Chairman designated by the Board of Directors, or, in the absence of any such designation, by a Chairman chosen at the meeting.  The Secretary, or in the absence of the Secretary, an Assistant Secretary, shall act as the secretary of the meeting, but in the absence of the Secretary or Assistant Secretary, the chairman of the meeting may appoint any person to act as secretary of the meeting.

Section 11.          Shareholder Nominations Included in the Company’s Proxy Materials.  (a) Subject to the provisions of this Section 11, if expressly requested in the relevant Nomination Notice (as defined below), the Company shall include in its proxy statement for any annual meeting of shareholders:

(i)          the names of any person or persons nominated for election to the Board of Directors (each, a “Nominee”), which shall also be included on the Company’s form of proxy and ballot, by any Eligible Holder (as defined below) or group of up to 20 Eligible Holders that has (individually and collectively, in the case of a group) satisfied, as determined by the Board of Directors, all applicable conditions and complied with all applicable procedures set forth in this Section 11 (such Eligible Holder or group of Eligible Holders being a “Nominating Shareholder”);

(ii)          disclosure about each Nominee and the Nominating Shareholder required under Section 14 of the Exchange Act and the rules and regulations thereunder (the “Proxy Rules”) or other applicable law to be included in the proxy statement;

(iii)        any statement included by the Nominating Shareholder in the Nomination Notice and expressly designated therein for inclusion in the proxy statement in support of each Nominee’s election to the Board of Directors (subject, without limitation, to Section 11(e)(ii) hereof), if such statement does not exceed 500 words and fully complies with the Proxy Rules, including Rule 14a-9 (the “Supporting Statement”); and

(iv)          any other information that the Company or the Board of Directors determines, in their discretion, to include in the proxy statement relating to the nomination of each Nominee, including, without limitation, any statement in opposition to the nomination, any of the information provided pursuant to this Section 11 and any solicitation materials or related information with respect to a Nominee.

For purposes of this Section 11, any determination to be made by the Board of Directors may be made by the Board of Directors, a committee of the Board of Directors or any officer of the Company designated by the Board of Directors or a committee of the Board of Directors, and any such determination shall be final and binding on the Company, any Eligible Holder, any Nominating Shareholder, any Nominee and any other person so long as made in good faith (without any further requirements).  The chairman of any annual meeting of shareholders, in addition to making any other determinations that may be appropriate to the conduct of the meeting, shall have the power and duty to determine whether a Nominee has been nominated in accordance with the requirements of this Section 11 and, if not so nominated, shall direct and declare at the meeting that such Nominee shall not be considered.

(b)	Maximum Number of Nominees.

(i)          The Company shall not be required to include in its proxy statement for an annual meeting of shareholders more Nominees than that number of individuals as is equal to the greater of (i) two or (ii) 20% of the total number of directors of the Company on the last day on which a Nomination Notice may be submitted pursuant to this Section 11 (rounded down to the nearest whole number) (such greater number, the “Maximum Number”).  The Maximum Number for a particular annual meeting shall be reduced by the number of:  (1) Nominees whom the Board of Directors itself nominates for election at such annual meeting; (2) Nominees who cease to satisfy, or Nominees of Nominating Shareholders that cease to satisfy, the eligibility requirements in this Section 11, as determined by the Board of Directors; (3) Nominees whose nomination is withdrawn by the Nominating Shareholder or who become unwilling to serve on the Board of Directors; and (4) the number of incumbent directors who had been Nominees with respect to any of the preceding two annual meetings of shareholders and whose reelection at the upcoming annual meeting is being recommended by the Board of Directors.  If one or more vacancies for any reason occurs on the Board of Directors after the deadline for submitting a Nomination Notice as set forth in Section 11(d) hereof but before the date of the annual meeting, and the Board of Directors resolves to reduce the size of the Board of Directors in connection therewith, then the Maximum Number shall be calculated based on the number of directors in office as so reduced.

(ii)          If the number of Nominees pursuant to this Section 11 for any annual meeting of shareholders exceeds the Maximum Number then, promptly upon notice from the Company, each Nominating Shareholder in turn will select one Nominee for inclusion in the proxy statement until the Maximum Number is reached, going in order of the amount (largest to smallest) of the ownership position as disclosed in each Nominating Shareholder’s Nomination Notice, with the process repeated if the Maximum Number is not reached after each Nominating Shareholder has selected one Nominee.  If, after the deadline for submitting a Nomination Notice as set forth in Section 11(d) hereof, a Nominee or Nominating Shareholder ceases to satisfy the eligibility requirements in this Section 11, as determined by the Board of Directors, a Nominating Shareholder withdraws its nomination of a Nominee or a Nominee becomes unwilling to serve on the Board of Directors, whether before or after the mailing or other distribution of the definitive proxy statement, then the nomination of the applicable Nominee(s) shall be disregarded, and the Company:  (1) shall not be required to include in its proxy statement or on any ballot or form of proxy the disregarded Nominee(s) or any successor or replacement nominee(s) proposed by the Nominating Shareholder or by any other Nominating Shareholder and (2) may otherwise communicate to its shareholders, including without limitation by amending or supplementing its proxy statement or ballot or form of proxy, that the disregarded Nominee(s) will not be included as a nominee in the proxy statement or on any ballot or form of proxy and will not be voted on at the annual meeting.

(c)	Eligibility of Nominating Shareholder.

(i)          An “Eligible Holder” is a person who has either (1) been a record holder of the shares of common stock used to satisfy the eligibility requirements in this Section 11(c) continuously for the three-year period specified in Section 11(c)(ii) hereof or (2) provides to the Secretary of the Company, within the time period referred to in Section 11(d) hereof, evidence of continuous ownership of such shares for such three-year period from one or more securities intermediaries in a form that the Board of Directors determines would be deemed acceptable for purposes of a shareholder proposal under Rule 14a-8(b)(2) under the Exchange Act (or any successor rule).

(ii)          An Eligible Holder or group of up to 20 Eligible Holders may submit a nomination in accordance with this Section 11 only if the person or group (in the aggregate) has owned at least the Minimum Number (as defined below) of shares of the Company’s common stock continuously throughout the three-year period preceding and including the date of submission of the Nomination Notice, and continues to own at least the Minimum Number through the date of the annual meeting. Two or more funds that are (x) under common management and investment control, (y) under common management and funded primarily by a single employer or (z) a “group of investment companies,” as such term is defined in Section 12(d)(1)(G)(ii) of the Investment Company Act of 1940, as amended, shall be treated as one Eligible Holder if such Eligible Holder shall provide together with the Nomination Notice documentation reasonably satisfactory to the Board of Directors that demonstrates that the funds meet the criteria set forth in (x), (y) or (z) hereof.  For the avoidance of doubt, in the event of a nomination by a group of Eligible Holders, any and all requirements and obligations for an individual Eligible Holder that are set forth in this Section 11, including the minimum holding period, shall apply to each member of such group; provided, however, that the Minimum Number shall apply to the ownership of the group in the aggregate.  Should any shareholder cease to satisfy the eligibility requirements in this Section 11, as determined by the Board of Directors, or withdraw from a group of Eligible Holders at any time prior to the annual meeting of shareholders, the group of Eligible Holders shall be deemed only to own the shares held by the remaining members of the group.

(iii)          The “Minimum Number” of shares of the Company’s common stock means 3% of the number of outstanding shares of common stock as of the most recent date for which such amount is given in any filing by the Company with the Securities and Exchange Commission prior to the submission of the Nomination Notice.

(iv)          For purposes of this Section 11, an Eligible Holder “owns” only those outstanding shares of the Company as to which the Eligible Holder possesses both:

(A)          the full voting and investment rights pertaining to the shares; and

(B)          the full economic interest in (including the opportunity for profit and risk of loss on) such shares; provided that the number of shares calculated in accordance with clauses (A) and (B) of this Section 11(c)(iv) shall not include any shares:  (1) purchased or sold by such Eligible Holder or any of its affiliates in any transaction that has not been settled or closed, (2) sold short by such Eligible Holder, (3) borrowed by such Eligible Holder or any of its affiliates for any purpose or purchased by such Eligible Holder or any of its affiliates pursuant to an agreement to resell or subject to any other obligation to resell to another person, or (4) subject to any option, warrant, forward contract, swap, contract of sale, other derivative or similar agreement entered into by such Eligible Holder or any of its affiliates, whether any such instrument or agreement is to be settled with shares or with cash based on the notional amount or value of outstanding shares of the Company, in any such case which instrument or agreement has, or is intended to have, the purpose or effect of:  (x) reducing in any manner, to any extent or at any time in the future, such Eligible Holder’s or any of its affiliates’ full right to vote or direct the voting of any such shares, and/or (y) hedging, offsetting, or altering to any degree, gain or loss arising from the full economic interest of such shares by such Eligible Holder or any of its affiliates.

An Eligible Holder “owns” shares held in the name of a nominee or other intermediary so long as the Eligible Holder retains the right to instruct how the shares are voted with respect to the election of directors and possesses the full economic interest in the shares.  An Eligible Holder’s ownership of shares shall be deemed to continue during any period in which the Eligible Holder has delegated any voting power by means of a proxy, power of attorney, or other similar instrument or arrangement that is revocable at any time by the Eligible Holder.  An Eligible Holder’s ownership of shares shall be deemed to continue during any period in which the Eligible Holder has loaned such shares provided that the Eligible Holder has the power to recall such loaned shares on five business days’ notice and continues to hold such shares through the date of the annual meeting. The terms “owned,” “owning” and other variations of the word “own” shall have correlative meanings.  Whether outstanding shares of the Company are “owned” for these purposes shall be determined by the Board of Directors.

(v)          No Eligible Holder shall be permitted to be in more than one group constituting a Nominating Shareholder, and if any Eligible Holder appears as a member of more than one group, it shall be deemed to be a member of the group that has the largest ownership position as reflected in the Nomination Notice.

(d)          Nomination Notice.  To nominate a Nominee, the Nominating Shareholder must, no earlier than 150 calendar days and no later than 120 calendar days before the anniversary of the date that the Company mailed its proxy statement for the prior year’s annual meeting of shareholders, submit to the Secretary of the Company at the principal executive office of the Company all of the following information and documents (collectively, the “Nomination Notice”); provided, however, that if (and only if) the annual meeting is not scheduled to be held within a period that commences 30 days before such anniversary date and ends 30 days after the anniversary of the prior year’s meeting date (an annual meeting date outside such period being referred to herein as an “Other Meeting Date”), the Nomination Notice shall be given in the manner provided herein by the later of the close of business on the date that is 180 days prior to such Other Meeting Date or the tenth day following the date such Other Meeting Date is first publicly announced or disclosed:

(i)          A Schedule 14N (or any successor form) relating to each Nominee, completed and filed with the Securities and Exchange Commission by the Nominating Shareholder as applicable, in accordance with rules promulgated under the Exchange Act;

(ii)          A written notice, in a form deemed satisfactory by the Board of Directors, of the nomination of each Nominee that includes the following additional information, agreements, representations and warranties by the Nominating Shareholder (including, in the case of a Nominating Shareholder comprised of a group of Eligible Holders, by each Eligible Holder in such group):

(A)          the information required with respect to the nomination of directors pursuant to Section 8 of this Article II;

(B)          the details of any relationship that existed within the past three years and that would have been described pursuant to Item 6(e) of Schedule 14N (or any successor item) if it existed on the date of submission of the Schedule 14N;

(C)          a representation and warranty that the Nominating Shareholder acquired the securities of the Company in the ordinary course of business and did not acquire, and is not holding, securities of the Company for the purpose or with the effect of influencing or changing control of the Company;

(D)          a representation and warranty that each Nominee’s candidacy or, if elected, Board membership would not violate applicable state or federal law or the rules of any stock exchange on which the Company’s securities are traded;

(E)	a representation and warranty that each Nominee:

(1)          does not have any direct or indirect relationship with the Company that would cause the Nominee to be considered not independent pursuant to the Company’s Director Independence Standards as most recently published on its website and otherwise qualifies as independent under the rules of the primary stock exchange on which the Company’s shares of common stock are traded;

(2)          meets the audit committee and compensation committee independence requirements under the rules of the primary stock exchange on which the Company’s shares of common stock are traded;

(3)          is a “non-employee director” for the purposes of Rule 16b-3 under the Exchange Act (or any successor rule); and

(4)          is not and has not been subject to any event specified in Rule 506(d)(1) of Regulation D (or any successor rule) under the Securities Act of 1933 or Item 401(f) of Regulation S-K (or any successor rule) under the Exchange Act, without reference to whether the event is material to an evaluation of the ability or integrity of such Nominee;

(F)          a representation and warranty that the Nominating Shareholder satisfies the eligibility requirements set forth in Section 11(c) hereof and has provided evidence of ownership to the extent required by Section 11(c)(i) hereof;

(G)          a representation and warranty that the Nominating Shareholder intends to continue to satisfy the eligibility requirements described in Section 11(c) hereof through the date of the annual meeting;

(H)          details of any position of a Nominee as an officer or director of any competitor (that is, any entity that produces products, provides services or engages in business activities that compete with or are alternatives to the principal products produced, services provided or business activities engaged in by the Company or its affiliates) of the Company, within the three years preceding the submission of the Nomination Notice;

(I)          a representation and warranty that the Nominating Shareholder will not engage in a “solicitation” within the meaning of Rule 14a‑1(l) under the Exchange Act (without reference to the exception in Section 14a‑1(l)(2)(iv)) (or any successor rules) with respect to the annual meeting, other than with respect to a Nominee or any nominee of the Board of Directors;

(J)          a representation and warranty that the Nominating Shareholder will not use any proxy card other than the Company’s proxy card in soliciting shareholders in connection with the election of a Nominee at the annual meeting;

(K)	if desired, a Supporting Statement; and

(L)          in the case of a Nominating Shareholder comprised of a group of Eligible Holders, the designation by all Eligible Holders in such group of one Eligible Holder in such group that is authorized to act on behalf of all Eligible Holders in such group with respect to matters relating to such Nominating Shareholders’ nomination, including withdrawal of the nomination;

(iii)          An executed agreement, in a form deemed satisfactory by the Board of Directors, pursuant to which the Nominating Shareholder (and, in the case of a Nominating Shareholder comprised of a group of Eligible Holders, each Eligible Holder in such group) agrees:

(A)          to comply with all applicable laws, rules and regulations in connection with the nomination, solicitation and election;

(B)          to file any written solicitation with the Company’s shareholders relating to one or more of the Company’s directors or director nominees or any Nominee with the Securities and Exchange Commission, regardless of whether any such filing is required under rule or regulation or whether any exemption from filing is available for such materials under any rule or regulation;

(C)          to assume all liability stemming from an action, suit or proceeding concerning any actual or alleged legal or regulatory violation arising out of any communication by the Nominating Shareholder or any of its Nominees with the Company, its shareholders or any other person in connection with the nomination or election of directors, including, without limitation, the Nomination Notice;

(D)          to indemnify and hold harmless (jointly with all other Eligible Holders in a group, in the case of an Eligible Holder in such group) the Company and each of its directors, officers and employees individually against any liability, loss, damages, expenses or other costs (including attorneys’ fees) incurred in connection with any threatened or pending action, suit or proceeding, whether legal, administrative or investigative, against the Company or any of its directors, officers or employees arising out of or relating to a failure or alleged failure of the Nominating Shareholder or any of its Nominees to comply with, or any breach or alleged breach of, its or their obligations, agreements or representations under this Section 11;

(E)          in the event that any information included in the Nomination Notice, or any other communication by the Nominating Shareholder (including, in the case of a Nominating Shareholder comprised of a group of Eligible Holders, with respect to any Eligible Holder in such group), with the Company, its shareholders or any other person in connection with the nomination or election ceases to be true and accurate in all material respects (or omits a material fact necessary to make the statements made not misleading), or that the Nominating Shareholder (including, in the case of a Nominating Shareholder comprised of a group of Eligible Holders, any Eligible Holder in such group) has failed to continue to satisfy the eligibility requirements described in Section 11(c) hereof, to promptly (and in any event within 48 hours of discovering such misstatement, omission or failure) notify the Company and any other recipient of such communication of (1) the misstatement or omission in such previously provided information and of the information that is required to correct the misstatement or omission or (2) such failure; and

(iv)          An executed agreement, in a form deemed satisfactory by the Board of Directors, from each Nominee pursuant to which such Nominee agrees:

(A)          to provide to the Company such other information and certifications, including completion of the Company’s directors questionnaire, as it may reasonably request;

(B)          at the reasonable request of the Governance and Corporate Responsibility Committee (or any applicable successor committee), to meet with such Committee to discuss matters relating to the nomination of such Nominee to the Board of Directors, including the information provided by such Nominee to the Company in connection with his or her nomination and such Nominee’s eligibility to serve as a member of the Board of Directors;

(C)          that such Nominee has read and agrees, if elected, to serve as a member of the Board of Directors, to adhere to the Company’s Corporate Governance Guidelines, Code of Conduct, Policies and Procedures with Respect to Related Person Transactions and any other Company policies and guidelines applicable to directors; and

(D)          that such Nominee is not and will not become a party to (i) any compensatory, payment or other financial agreement, arrangement or understanding with any person or entity in connection with his or her nomination, service or action as a director of the Company that has not been disclosed to the Company, (ii) any agreement, arrangement or understanding with any person or entity as to how such Nominee would vote or act on any issue or question as a director (a “Voting Commitment”) that has not been disclosed to the Company or (iii) any Voting Commitment that could limit or interfere with such Nominee’s ability to comply, if elected as a director of the Company, with his or her fiduciary duties under applicable law.

The information and documents required by this Section 11(d) to be provided by the Nominating Shareholder shall be:  (i) provided with respect to and executed by each group member, in the case of information applicable to group members; and (ii) provided with respect to the persons specified in Instruction 1 to Items 6(c) and (d) of Schedule 14N (or any successor item) in the case of a Nominating Shareholder or group member that is an entity.  The Nomination Notice shall be deemed submitted on the date on which all the information and documents referred to in this Section 11(d) (other than such information and documents contemplated to be provided after the date the Nomination Notice is provided) have been delivered to or, if sent by mail, received by the Secretary of the Company.

(e)	Exceptions.

(i)          Notwithstanding anything to the contrary contained in this Section 11, the Company may omit from its proxy statement any Nominee and any information concerning such Nominee (including a Nominating Shareholder’s Supporting Statement) and no vote on such Nominee will occur (notwithstanding that proxies in respect of such vote may have been received by the Company), and the Nominating Shareholder may not, after the last day on which a Nomination Notice would be timely, cure in any way any defect preventing the nomination of such Nominee, if:

(A)          the Company receives a notice pursuant to Section 8 of this Article II that a shareholder intends to nominate a candidate for director at the annual meeting, whether or not such notice is subsequently withdrawn or made the subject of a settlement with the Company;

(B)          the Nominating Shareholder or the designated lead group member, as applicable, or any qualified representative thereof, does not appear at the meeting of shareholders to present the nomination submitted pursuant to this Section 11, the Nominating Shareholder withdraws its nomination or the chairman of the annual meeting declares that such nomination was not made in accordance with the procedures prescribed by this Section 11 and shall therefore be disregarded;

(C)          the Board of Directors determines that such Nominee’s nomination or election to the Board of Directors would result in the Company violating or failing to be in compliance with the Company’s By-Laws or certificate of incorporation or any applicable law, rule or regulation to which the Company is subject, including any rules or regulations of the primary stock exchange on which the Company’s shares of common stock are traded;

(D)          such Nominee was nominated for election to the Board of Directors pursuant to this Section 11 at one of the Company’s two preceding annual meetings of shareholders and either withdrew or became ineligible or received a vote of less than 25% of the shares of common stock cast for or against such Nominee;

(E)          such Nominee has been, within the past three years, an officer or director of a competitor, as defined for purposes of Section 8 of the Clayton Antitrust Act of 1914, as amended; or

(F)          the Company is notified, or the Board of Directors determines, that the Nominating Shareholder or the Nominee has failed to continue to satisfy the eligibility requirements described in Section 11(c) hereof, any of the representations and warranties made in the Nomination Notice ceases to be true and accurate in all material respects (or omits a material fact necessary to make the statements made not misleading), such Nominee becomes unwilling or unable to serve on the Board of Directors or any material violation or breach occurs of the obligations, agreements, representations or warranties of the Nominating Shareholder or such Nominee under this Section 11;

(ii)          Notwithstanding anything to the contrary contained in this Section 11, the Company may omit from its proxy statement, or may supplement or correct, any information, including all or any portion of the Supporting Statement or any other statement in support of a Nominee included in the Nomination Notice, if the Board of Directors determines that:

(A)          such information is not true in all material respects or omits a material statement necessary to make the statements made not misleading;

(B)          such information directly or indirectly impugns the character, integrity or personal reputation of, or directly or indirectly makes charges concerning improper, illegal or immoral conduct or associations, without factual foundation, with respect to, any person; or

(C)          the inclusion of such information in the proxy statement would otherwise violate the Proxy Rules or any other applicable law, rule or regulation.

The Company may solicit against, and include in the proxy statement its own statement relating to, any Nominee.

ARTICLE III.
Board of Directors.

Section 1.           Number.  Subject to the Restated Certificate of Incorporation, the Board of Directors shall consist of not less than eight nor more than thirteen members as may be determined by the Board of Directors.  After any such determination, the number so determined shall continue as the authorized number of members of the Board until the same shall be changed as aforesaid.  Directors need not be shareholders.

Section 2.          Manner of Election.  Subject to the Restated Certificate of Incorporation, except as may be otherwise required by the Restated Certificate of Incorporation, each director shall be elected by the vote of the majority of the votes cast (meaning the number of shares voted “for” a nominee must exceed the number of shares voted “against” such nominee) at any meeting for the election of directors at which a quorum is present, provided that the directors shall be elected by a plurality of the votes cast (instead of by votes cast for or against a nominee) at any meeting at which a quorum is present for which (i) the Secretary of the Company receives a notice in compliance with the applicable requirements for shareholder nominations for director set forth in these By-Laws and (ii) such proposed nomination has not been withdrawn by such shareholder on or prior to the tenth day preceding the date the Company first mails its notice of meeting for such meeting to the shareholders.

Section 3.           Tenure; Vacancies.  Subject to the Restated Certificate of Incorporation, each director shall hold office for the term set forth in Article ELEVENTH of the Restated Certificate of Incorporation and until his or her successor shall be elected and qualified; subject, however, to prior resignation, death or removal as provided by law.  Any director may resign at any time by oral statement to that effect made at a meeting of the Board of Directors, to be effective upon its acceptance by the Board, or in writing to that effect delivered to the Secretary, to be effective upon its acceptance or at the time specified in such writing.  Subject to the Restated Certificate of Incorporation, any vacancy on the Board of Directors that results from an increase in the number of directors shall be filled by a majority of the Board of Directors then in office, and any other vacancy occurring in the Board of Directors shall be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director.  Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his predecessor.

Section 4.            Organization Meeting.  Immediately after each annual meeting of the shareholders or special meeting held in lieu thereof, the newly elected Board of Directors, if a quorum is present, shall hold an organization meeting for the purpose of electing officers and transacting any other business. Notice of such meeting need not be given. If, for any reason, said organization meeting is not held at such time, a special meeting for such purpose shall be held as soon thereafter as practicable.

Section 5.           Regular Meetings.  Regular meetings of the Board of Directors for the transaction of any business may be held at such times and places as may be determined by the Board of Directors.  The Secretary shall give to each director at least five (5) days written notice of each such meeting.

Section 6.          Special Meetings.  Special meetings of the Board of Directors may be held at any time and place upon call by the Chairman of the Board, the Chief Executive Officer, or a majority of the Directors.  Notice of each such meeting shall be given to each director by letter, telegram or telephone or in person not less than two (2) days prior to such meeting; provided, however, that such notice shall be deemed to have been waived by the directors attending or voting at any such meeting, without protesting the lack of proper notice, and may be waived in writing or by telegram by any director either before or after such meeting.  Unless otherwise indicated in the notice thereof, any business may be transacted at such meeting.

Section 7.          Quorum.  At all meetings of the Board of Directors a majority of the directors in office at the time shall constitute a quorum for the transaction of business, but in no case shall such quorum be less than one-third of the total authorized number of directors.

Section 8.          Compensation.  If so determined by the Board of Directors, all or any members of the Board of Directors or of any committee of the Board who are not Company employees shall be compensated for their services in such capacities either a fixed sum for attendance at each meeting of the Board or of such committee or such other amount as may be determined from time to time by the Board of Directors.  Compensation may be paid in cash and in the Company’s stock and stock equivalents. Directors may be reimbursed for expenses reasonably incurred by them in attending such meetings.

ARTICLE IV.
Committees.

Subject to the Restated Certificate of Incorporation, the Board of Directors may, by resolution or resolutions passed by a majority of the whole Board, designate or eliminate one or more committees, each committee to consist of one or more of the directors of the Company.  Subject to the Restated Certificate of Incorporation, the Board of Directors may designate one or more members as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee.  Subject to the Restated Certificate of Incorporation, any such committee, to the extent provided in said resolution or resolutions of the Board of Directors and to the extent permitted by Delaware law shall have and may exercise the powers of the Board of Directors in the management of the business and affairs of the Company, and may have power to authorize the seal of the Company to be affixed to all papers which may require it.  Subject to the Restated Certificate of Incorporation, such committee or committees shall have such name or names as may be determined from time to time by resolution adopted by the Board of Directors.  Unless otherwise provided in the resolution of the Board of Directors designating the committees, a committee may create one or more subcommittees, each subcommittee to consist of one or more members of the committee, and delegate to a subcommittee any or all of the powers and authority of the committee.

ARTICLE V.
Officers.

Section 1.            Officers Designated.  Subject to the Restated Certificate of Incorporation, the officers of the Company shall be elected by the Board of Directors at their organization meeting or any other meeting.  Subject to the Restated Certificate of Incorporation, the Board of Directors shall elect the executive officers of the Company which may include a Chairman of the Board of Directors, President, and one or more Vice Presidents (any one or more of whom may be designated as Executive Vice Presidents, or as Senior Vice Presidents or by any other designations). In addition thereto, the officers shall include a Controller or Principal Accounting Officer, a General Counsel, a Secretary and a Treasurer.  In their discretion the Board of Directors may elect one or more Assistant Secretaries and Assistant Treasurers and any other additional officers.  Subject to the Restated Certificate of Incorporation, the Chairman of the Board shall be elected from among the directors.  The other officers may but need not be elected from among the directors.  Any two offices may be held by the same person, but in any case where the action of more than one officer is required no one person shall act in more than one capacity.

Section 2.             Tenure of Office.  Subject to the Restated Certificate of Incorporation, the officers of the Company shall hold office until the next organization meeting of the Board of Directors and until their respective successors are chosen and qualified, except in case of resignation, death or removal.  Subject to the Restated Certificate of Incorporation, the Board of Directors may remove any officer at any time with or without cause by the vote of the majority of the directors in office at the time.  Subject to the Restated Certificate of Incorporation, a vacancy in any office may be filled by election by the Board of Directors.

Section 3.           Powers and Duties of Officers in General.  Subject to the Restated Certificate of Incorporation, the powers and duties of the officers shall be exercised in all cases subject to such directions as the Board of Directors may see fit to give.  Subject to the Restated Certificate of Incorporation, the respective powers and duties hereinafter set forth are subject to alteration by the Board of Directors.  Subject to the Restated Certificate of Incorporation, the Board of Directors is also authorized to delegate the duties of any officer to any other officer, employee or committee and to require the performance of duties in addition to those provided for herein.  Subject to the Restated Certificate of Incorporation and such directions, if any, as the Board of Directors may give from time to time, the chief executive officers of the Company are authorized to establish and to modify from time to time an organization plan defining the respective duties and functions of the officers of the Company.

Section 4.          Chairman of the Board; Vice Chairman of the Board.  The Chairman of the Board or, in his or her absence, the Vice Chairman of the Board shall preside at meetings of the shareholders and of the Board of Directors.

Section 5.           Chief Executive Officer.  Subject to the Restated Certificate of Incorporation, the Chief Executive Officer shall be either the Chairman of the Board and/or the President, as the Board of Directors so designates, and he or she shall have general responsibility for the major functions of the business of the Company and shall initiate and develop broad Company policies.

Section 6.          President; Vice Presidents.  In the absence or disability of the Chief Executive Officer, the President shall perform the Chief Executive Officer’s duties.  In the absence or disability of the Chief Executive Officer and the President, the Vice Presidents, in the order designated by the Board of Directors, shall perform the Chief Executive Officer’s duties.  If so determined by the Board of Directors, one Vice President may be designated as manager of specific sectors, divisions, districts or such other unit or as being in charge of specific functions, another as Vice President in Charge of Sales, and other Vice Presidents as managers of specified divisions or sales districts of the Company or as being in charge of specified functions.

Section 7.          Controller or Principal Accounting Officer, General Counsel, Secretary, and Treasurer.  The Controller or Principal Accounting Officer, General Counsel, the Secretary, and the Treasurer shall perform such duties as are indicated by their respective titles, subject to the provisions of Section 3 of this Article V.  The Secretary shall have the custody of the corporate seal.

Section 8.            Other Officers.  Subject to the Restated Certificate of Incorporation, all other officers shall have such powers and duties as may be prescribed by the Board of Directors, or, in the absence of their action, by the chief executive officers of the Company or by the respective officers having supervision over them.

Section 9.            Compensation.  Subject to the Restated Certificate of Incorporation, the Board of Directors is authorized to determine, or to provide the method of determining, or to empower a committee of its members to determine, the compensation of all officers.

Section 10.          Bond.  If so requested and authorized by the Board of Directors, the Company shall furnish a fidelity bond in such sum and with such security as the Board of Directors may require.

Section 11.         Signing Checks and Other Instruments.  The Board of Directors is authorized to determine or provide the method of determining the manner in which deeds, contracts and other obligations and instruments of the Company shall be signed. However, persons doing business with the Company shall be entitled to rely upon the action of the Chairman of the Board, the President, any Vice President, the Secretary, the Treasurer, the Controller or Principal Accounting Officer or General Counsel in executing contracts and other obligations and instruments, of the Company as having been duly authorized.  The Board of Directors of the Company is authorized to designate or provide the method of designating depositaries of the funds of the Company and to determine or provide the method of determining the manner in which checks, notes, bills of exchange and similar instruments shall be signed, countersigned or endorsed.

Section 12.        Specified Post-Merger Period.  Article Fourteenth of the Restated Certificate of Incorporation prescribes certain terms regarding the appointment of the Chief

Executive Officer of the Company and the President and Chief Operating Officer of the Company, and such terms are incorporated herein by reference.

ARTICLE VI.
Indemnification of Directors and Officers.

The Company shall indemnify to the full extent permitted by law any person made or threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Company, is or was a director, officer, trustee, member, shareholder, partner, incorporator or liquidator of a Subsidiary of the Company, or serves or served at the request of the Company as a director, officer, trustee, member, shareholder, partner, incorporator or liquidator of or in any other capacity for any other enterprise.  Expenses, including attorneys’ fees, incurred by any such person in defending any such action, suit or proceeding shall be paid or reimbursed by the Company promptly upon demand by such person and, if any such demand is made in advance of the final disposition of any such action, suit or proceeding, promptly upon receipt by the Company of an undertaking of such person to repay such expenses if it shall ultimately be determined that such person is not entitled to be indemnified by the Company.  The rights provided to any person by this by-law shall be enforceable against the Company by such person, who shall be presumed to have relied upon it in serving or continuing to serve as a director or officer or in such other capacity as provided above.  In addition, the rights provided to any person by this by-law shall survive the termination of such person as any such director, officer, trustee, member, shareholder, partner, incorporator or liquidator and, insofar as such person served at the request of the Company as a director, officer, trustee, member, shareholder, partner, incorporator or liquidator of or in any other capacity for any other enterprise, shall survive the termination of such request as to service prior to termination of such request.  No amendment of this by-law shall impair the rights of any person arising at any time with respect to events occurring prior to such amendment.

Notwithstanding anything contained in this Article VI, except for proceedings to enforce rights provided in this Article VI, the Company shall not be obligated under this Article VI to provide any indemnification or any payment or reimbursement of expenses to any director, officer or other person in connection with a proceeding (or part thereof) initiated by such person (which shall not include counterclaims or crossclaims initiated by others) unless the Board of Directors has authorized or consented to such proceeding (or part thereof) in a resolution adopted by the Board.

For purposes of this by-law, the term “Subsidiary” shall mean any corporation, partnership, limited liability company or other entity in which the Company owns, directly or indirectly, a majority of the economic or voting ownership interest; the term “other enterprise” shall include any corporation, partnership, limited liability company, joint venture, trust, association or other unincorporated organization or other entity and any employee benefit plan; the term “officer,” when used with respect to the Company, shall refer to any officer elected by or appointed pursuant to authority granted by the Board of Directors of the Company pursuant to Article V of these By-Laws, when used with respect to a Subsidiary or other enterprise that is a corporation, shall refer to any person elected or appointed pursuant to the by-laws of such Subsidiary or other enterprise or chosen in such manner as is prescribed by the by-laws of such Subsidiary or other enterprise or determined by the Board of Directors of such Subsidiary or other enterprise, and when used with respect to a Subsidiary or other enterprise that is not a corporation or is organized in a foreign jurisdiction, the term “officer” shall include in addition to any officer of such entity, any person serving in a similar capacity or as the manager of such entity; service “at the request of the Company” shall include service as a director or officer of the Company which imposes duties on, or involves services by, such director or officer with respect to an employee benefit plan, its participants or beneficiaries; any excise taxes assessed on a person with respect to an employee benefit plan, its participants or beneficiaries shall be deemed to be indemnifiable expenses; and action by a person with respect to an employee benefit plan which such person reasonably believes to be in the interest of the participants and beneficiaries of such plan shall be deemed to be action not opposed to the best interests of the Company.

To the extent authorized from time to time by the Board of Directors, the Company may provide to (i) any one or more employees and other agents of the Company, (ii) any one or more officers, employees and other agents of any Subsidiary and (iii) any one or more directors, officers, employees and other agents of any other enterprise, rights of indemnification and to receive payment or reimbursement of expenses, including attorneys’ fees, that are similar to the rights conferred in this Article VI on directors and officers of the Company or any Subsidiary or other enterprise. Any such rights shall have the same force and effect as they would have if they were conferred in this Article VI.

Nothing in this Article VI shall limit the power of the Company or the Board of Directors to provide rights of indemnification and to make payment and reimbursement of expenses, including attorneys’ fees, to directors, officers, employees, agents and other persons otherwise than pursuant to this Article VI.

ARTICLE VII.
Corporate Seal.

The corporate seal, circular in form, shall have inscribed thereon the name of the Company and the words “Corporate Seal--Delaware.”

ARTICLE VIII.
Record Dates.

The Board of Directors may close the stock transfer books of the Company for a period not exceeding sixty (60) days preceding the date of any meeting of the shareholders, or the date for the payment of any dividend, or the date for the allotment of rights, or the date when any change or conversion or exchange of shares shall go into effect; provided, however, that in lieu of closing the stock transfer books as aforesaid, the Board of Directors may fix in advance a date, not exceeding sixty (60) days preceding the date of any meeting of shareholders, or the date for the payment of any dividend, or the date for the allotment of rights, or the date when any change or conversion or exchange of shares shall go into effect, as a record date for the determination of the shareholders entitled to notice of, and to vote at, any such meeting and any adjournment thereof, or entitled to receive payment of any such dividend, or to any such allotment of rights, or to exercise the rights in respect of any such change, conversion or exchange of shares, and in such case such shareholders, and only such shareholders as shall be shareholders of record on the date so fixed, shall be entitled to such notice of, and to vote at, such meeting and any adjournment thereof, or to receive payment of such dividend or to receive such allotment of rights or to exercise such rights as the case may be, notwithstanding any transfer of any shares on the books of the Company after any such record date fixed as aforesaid.

ARTICLE IX.
Stock.

Section 1.            Certificates; Uncertificated Shares.  The shares of stock of the Company shall be represented by certificates in such form as the appropriate officers of the Company may from time to time prescribe; provided that the Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of stock of the Company shall be uncertificated shares.  Notwithstanding the foregoing or the adoption of such a resolution or resolutions by the Board of Directors, each holder of uncertificated shares shall be entitled, upon request, to a certificate representing such shares. Any such resolution shall not apply to any share represented by a certificate theretofore issued until such certificate is surrendered to the Company. Share certificates shall be numbered and registered in a share register as they are issued. Share certificates shall exhibit the name of the registered holder and the number and class of shares and the series, if any, represented thereby and the par value of each such share or a statement that each such share is without par value, as the case may be.  Except as otherwise provided by law, the rights and obligations of the holders of uncertificated shares and the rights and obligations of the holders of shares represented by certificates of the same class and series shall be identical.

Section 2.           Signatures on Certificates.  Every share certificate shall be signed, in the name of the Company, by the Chairman of the Board, the Chief Executive Officer, the President or a Vice President and countersigned, in the name of the Company, by the Corporate Secretary, an Assistant Secretary, the Treasurer or an Assistant Treasurer and shall be sealed with the Company’s corporate seal.  Such signatures and seal may be facsimile, engraved or printed.  The Board of Directors may appoint one or more transfer agents or transfer clerks and one or more registrars and may require any or all certificates representing shares of stock to bear the signature or signatures of any of them.  Where a certificate is signed (a) by a transfer agent or an assistant or co-transfer agent, (b) by a transfer clerk or (c) by a registrar or co-registrar, the signature thereon of any authorized signatory may be facsimile.  Where a certificate is signed by a registrar or co-registrar, the signature of any transfer agent or assistant or co-transfer agent thereon may be by facsimile signature of the authorized signatory of such transfer agent or assistant or co-transfer agent. In case any officer or officers of the Company who have signed, or whose facsimile, engraved or printed signature or signatures have been used on, any such certificate or certificates shall cease to be such officer or officers, whether because of death, resignation or otherwise, before such certificate or certificates have been delivered by the Company, such certificate or certificates may, nevertheless, be issued and delivered as though the person or persons who signed such certificate or certificates or whose facsimile, engraved or printed signature or signatures have been used thereon had not ceased to be such officer or officers of the Company.

Section 3.            Lost, Stolen or Destroyed Certificates; Issuance of New Certificates.  In case of loss, theft or destruction of any certificate representing shares of stock or other securities of the Company, another may be issued, or uncertificated shares may be issued, in its place upon satisfactory proof of such loss, theft or destruction and upon the giving of a satisfactory bond of indemnity to the Company and to the transfer agents, transfer clerks and registrars, if any, of such stock or other securities, as the case may be.

Section 4.           Transfer of Shares.  Subject to valid transfer restrictions and stop-transfer orders, upon surrender to the Company, or a transfer agent, transfer clerk or registrar of the Company, of a certificate representing shares duly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer, the Company may issue a new certificate or new equivalent uncertificated shares, as the case may be, or in the case of uncertificated shares, upon request, a certificate representing, or other evidence of, such new equivalent uncertificated shares, to the person entitled thereto, cancel the old certificate and record the transaction upon its books. Upon receipt of proper transfer instructions from the holder of uncertificated shares, the Company shall cancel such uncertificated shares and issue new equivalent uncertificated shares, or, upon such holder’s request, a certificate representing, or other evidence of, such new equivalent uncertificated shares, to the person entitled thereto, and record the transaction upon its books. In no event shall a transfer of shares affect the right of the Company to pay any dividend upon the stock to the holder of record thereof for all purposes, and no transfer shall be valid, except between the parties thereto, until such transfer shall have been made upon the books of the Company.

Section 5.           Registered Shareholders.  The Company and its transfer agents, transfer clerks and registrars, if any, shall be entitled to treat the holder of record of any share or shares as the holder in fact thereof and shall not be bound to recognize any equitable or other claims to, or interest in, such shares on the part of any other person and shall not be liable for any registration or transfer of shares which are registered, or to be registered, in the name of a fiduciary or the nominee of a fiduciary unless made with actual knowledge that a fiduciary, or nominee of a fiduciary, is committing a breach of trust in requesting such registration or transfer, or with knowledge of such facts that its participation therein amounts to bad faith.

ARTICLE X.
Fiscal Year.

From and after January 1, 2020, the fiscal year of the Company shall end on December 31 unless and until the Board of Directors shall otherwise determine.  Prior to such date, the fiscal year of the Company shall end on the Friday nearest June 30 unless and until the Board of Directors shall otherwise determine.

ARTICLE XI.
Amendments.

Subject to the Restated Certificate of Incorporation, these By-Laws may be made or altered in any respect in whole or in part by the affirmative vote of the holders of a majority of the shares entitled to vote thereon at any annual or special meeting of the shareholders, if notice of the proposed alteration or change to be made is properly brought before the meeting under these By-Laws.  Subject to the Restated Certificate of Incorporation, these By-Laws may also be made or altered in any respect in whole or in part, by the affirmative vote of the majority of the directors then comprising the Board of Directors.

ARTICLE XII.
Exclusive Forum for Certain Actions.

Unless the Company consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of fiduciary duty owed by any director or officer or other employee of the Company to the Company or the Company’s shareholders, (iii) any action asserting a claim against the Company or any director or officer or other employee of the Company arising pursuant to any provision of the Delaware General Corporation Law or the Restated Certificate of Incorporation or these By-Laws (in each case, as they may be amended from time to time), or (iv) any action asserting a claim against the Company or any director or officer or other employee of the Company governed by the internal affairs doctrine shall be a state court located within the State of Delaware (or, if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware).

Exhibit C
Requisite Regulatory Approvals

1.
The Parties agree that the Requisite Regulatory Approvals comprise all authorizations, consents, orders, approvals, filings and declarations and the lapse of all such waiting periods, as applicable, required or advisable under any Antitrust Law of the United States, the European Union, Australia, Canada, and Turkey; provided, however, that, in the event that the European Commission confirms that it does not assert jurisdiction over the Merger (such confirmation, a “No EC Jurisdiction Event”), Germany and, subject to paragraph 3 of this Exhibit C, the United Kingdom, shall be substituted for the European Union in the list of Requisite Regulatory Approvals.

2.
Notwithstanding the foregoing, in the event that the European Commission asserts jurisdiction over the Merger and, prior to Closing, Article 21 of Council Regulation (EC) No. 139/2004 ceases to prevent the competent authorities in the United Kingdom from applying the Antitrust Law of the United Kingdom to the Merger (such cessation, a “UK Withdrawal Event”), the Requisite Regulatory Approvals shall comprise (i) subject to paragraph 3 of this Exhibit C, the approval of the Merger under any Antitrust Law by the competent authorities in the United Kingdom, (ii) the authorizations, consents, orders, approvals, filings and declarations and the lapse of all such waiting periods, as applicable, required or advisable under any Antitrust Law of the United States, Australia, Canada and Turkey and (iii) as required, the approval of the Merger under any Antitrust Law in the European Union or Germany.

3.
In the event that a No EC Jurisdiction Event or a UK Withdrawal Event occurs, the Parties and their respective Antitrust Law counsel shall cooperate to determine as promptly as practicable (and in no event later than ten (10) Business Days after the occurrence of such event) whether it would be advisable to request the approval of the Merger under the Antitrust Law of the United Kingdom, and such co-operation shall include seeking guidance from the competent authorities in the United Kingdom if the Parties mutually agree it is advisable to seek such guidance. If at the conclusion of that period, either Party, acting reasonably, determines that it would be advisable to request the approval of the Merger under the Antitrust Law of the United Kingdom, such approval shall be included in the definition of the Requisite Regulatory Approvals under paragraph 1 or paragraph 2 (as applicable) of this Exhibit C.